As filed with the U.S. Securities and Exchange Commission on August 27, 2024.

Registration No. 333-269366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Next Bridge Hydrocarbons, Inc.

(Exact name of registrant as specified in its Charter)

Nevada	1311	87-2538731
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) 6300 Ridglea Place, Suite 950 Fort Worth, TX 76116 (432) 684-0018	(I.R.S. Employer Identification No.)

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Gregory McCabe

Chairman and Chief Executive Officer

6300 Ridglea Place, Suite 950

Fort Worth, TX 76116
(432) 684-0018

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jack E. Jacobsen Jason A. Schumacher O’Melveny & Myers LLP 2801 N. Harwood Street, Suite 1600 Dallas, TX 75201 214-647-9270	Mike Hedge Jason Dreibelbis K&L Gates LLP 1 Park Plaza Twelfth Floor Irvine, California 92614 949-253-0900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated Filer	☒	Smaller reporting company	☒

		Emerging Growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 27, 2024

Prospectus

Next Bridge Hydrocarbons, Inc.

40,000,000 Shares of Common Stock

We are offering directly to selected accredited investors up to 40,000,000 shares of common stock, $0.0001 par value per share. We have engaged Roth Capital Partners to act as our placement agent in connection with this offering (the “placement agent”). The placement agent may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The placement agent will have no obligation to buy any of the shares of common stock from us or to arrange for the purchase or sale of any specific number of shares or dollar amount of the shares of common stock. There are no arrangements to place the funds raised in this offering in an escrow, trust or similar account. We have agreed to pay the placement agent a cash fee equal to 5% of the gross proceeds from the sale of the shares of common stock sold in this offering. We have also agreed to reimburse the placement agent for its reasonable out-of-pocket expenses up to $150,000. The proceeds to us before expenses are expected to be up to $                . We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $                . All costs associated with the registration will be borne by us. Because there is no minimum offering amount required as a condition to closing of this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total offering amount set forth above. See “Plan of Distribution” beginning on page 72 of this prospectus for more information on this offering and the placement agent arrangements.

Our common stock is not publicly traded and is not eligible for electronic transfer through the Depository Trust Company book-entry system or any other established clearing corporation.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 9 of this prospectus and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Offering price	$	$
Placement agent fees(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	In addition, we may be required to reimburse the placement agent for certain offering-related expenses. See the section of this prospectus entitled “Plan of Distribution” on page 72 for a description of the compensation payable to the placement agent.

We anticipate that delivery of the shares of common stock will be made on or about            , 2024, subject to the satisfaction of certain conditions.

Roth Capital Partners

The date of this Prospectus is                  , 2024

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any related free writing prospectus that we may authorize to be provided to you and the other information to which we refer you. We have not authorized anyone to provide you with different or additional information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to carefully read this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information.”

i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and information relating to our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. These forward-looking statements may be identified by their use of terms such as “anticipate,” “assume,” “believe,” “budget,” “can,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “pending,” “plan,” “potential,” “projected,” “will,” and similar expressions are intended to identify forward-looking statements. All statements other than statements of historical facts included in this report are forward-looking statements. Forward-looking statements appear throughout this report, and include statements about such matters as:

●	amount and timing of future production of oil and natural gas;

●	amount, nature and timing of capital expenditures;

●	the number of anticipated wells to be drilled after the date hereof;

●	the availability of exploration and development opportunities;

●	our financial or operating results;

●	our cash flow and anticipated liquidity;

●	operating costs including lease operating expenses, administrative costs and other expenses;

●	finding and development costs;

●	our business strategy;

●	other plans and objectives for future operations; and

●	the other risks and uncertainties detailed in the section titled “Risk Factors.”

Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason. They can be affected by a number of factors, including, among others:

●	the volatility of prices and supply of, and demand for, oil and natural gas;

●	the timing and success of our drilling activities;

●	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;

●	our ability to successfully identify, execute or effectively integrate future acquisitions;

●	the usual hazards associated with the oil and natural gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;

●	our ability to effectively market our oil and natural gas;

●	the availability of rigs, equipment, supplies and personnel;

●	our ability to discover or acquire additional reserves;

●	our ability to satisfy future capital requirements;

●	changes in regulatory requirements;

●	general economic conditions, status of the financial markets and competitive conditions;

●	our ability to retain key members of our senior management and key employees; and

●	our ability to renew oil and gas leases before they expire.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus except to the extent required by law.

DEFINITIONS

The following are abbreviations and definitions of terms commonly used in the oil and gas industry and in this prospectus. Natural gas equivalents and crude oil equivalents are determined using the ratio of six Mcf to one barrel. All references to “us,” “our,” “we,” “NBH,” the “Company,” or “Next Bridge” mean Next Bridge Hydrocarbons, Inc. and where applicable, its consolidated subsidiaries.

“Bbl” means a barrel of U.S. 42 gallons of oil.

“BOE” means one barrel of oil equivalent.

“Completion” means the installation of permanent equipment for the production of oil or gas.

“Condensate” means natural gas in liquid form produced in connection with natural gas wells.

“Exploratory well” means a well drilled to find a new field or to find a new productive reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

“Gross” when used with respect to acres or wells, production or reserves refers to the total acres or wells in which we or another specified person has a working interest.

“MBbls” means one thousand barrels of oil.

“Mcf” means one thousand cubic feet of natural gas.

“Net” when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by us.

“NGL” refers to natural gas liquids, which is composed exclusively of carbon and hydrogen.

“Oil” means crude oil or condensate.

“Operator” means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

“Proved developed non-producing” means reserves (i) expected to be recovered from zones capable of producing but which are shut-in because no market outlet exists at the present time or whose date of connection to a pipeline is uncertain or (ii) currently behind the pipe in existing wells, which are considered proved by virtue of successful testing or production of offsetting wells.

“Proved developed producing” means reserves expected to be recovered from currently producing zones under continuation of present operating methods. This category includes recently completed shut-in gas wells scheduled for connection to a pipeline in the near future.

“Proved developed reserves” means reserves that can be expected to be recovered through existing wells with existing equipment or operating methods.

“Proved reserves” means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided by contractual arrangements.

“Proved undeveloped reserves” means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling locations offsetting productive wells that are reasonably certain of production when drilled or where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

“Recompletion” means the completion for production of an existing well bore in another formation from which the well has been previously completed.

“Royalty” means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

“SEC” means the United States Securities and Exchange Commission.

“Working interest” means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner’s royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus and may not contain all of the information that is important to you. To understand fully and for a more complete description of the terms and conditions of the offering, you should read this prospectus in its entirety, including the information presented under the section titled “Risk Factors” and the consolidated financial statements and related notes, and the documents to which you are referred. See “Where You Can Find More Information.” Except where the context otherwise requires, or where otherwise indicated, references to the “Company,” “Next Bridge,”“NBH,” “we,” “us” or “our” refer to Next Bridge Hydrocarbons, Inc. and where applicable, its consolidated subsidiaries, including Torchlight Hazel, LLC, a Texas limited liability company, Hudspeth Oil Corporation, a Texas corporation, Hudspeth Operating, LLC, a Texas limited liability company, Torchlight Energy, Inc., a Nevada corporation, Wolfbone Investments, LLC, a Texas limited liability company and Wildcat Panther LLC, Wildcat Valentine LLC, Wildcat Cowboy LLC, and Wildcat Packer LLC, all Texas limited liability companies.

The Company

We were incorporated in Nevada on August 31, 2021, as OilCo Holdings, Inc. and changed our name to Next Bridge Hydrocarbons, Inc. pursuant to our Amended and Restated Articles of Incorporation filed on June 30, 2022.

We are an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. Our primary focus has been the development of interests in an oil and gas project we hold in the Orogrande Basin in West Texas in Hudspeth County, Texas (the “Orogrande Project”). In addition, we have minor interests in the Eastern edge of the Midland Basin in Texas (the “Hazel Project”), two minor well interests in Oklahoma, and undeveloped oil and gas leases in Louisiana (the “Wildcat Projects”).

We spun-off from Meta Materials, Inc. (“Meta”) on December 14, 2022 pursuant to which we became an independent company. Prior to the spin-off, we were a wholly-owned subsidiary of Meta.

We operate our business through nine wholly owned subsidiaries, Torchlight Energy, Inc., a Nevada corporation, Hudspeth Oil Corporation, a Texas corporation (“Hudspeth”), Torchlight Hazel, LLC, a Texas limited liability company, Hudspeth Operating, LLC, a Texas limited liability company, Wolfbone Investments, LLC, a Texas limited liability company (“Wolfbone”), and Wildcat Panther LLC, Wildcat Valentine LLC, Wildcat Cowboy LLC, and Wildcat Packer LLC, all Texas limited liability companies. In addition, we may consider strategic options, including partnering with, or the possible sale of any or all of our assets to, third parties. We currently have two part-time employees, and we employ consultants for various roles as needed.

As of June 30, 2024, we had interests in four oil and gas projects: the Orogrande Project in Hudspeth County, Texas, the Hazel Project in Sterling, Tom Green, and Irion Counties, Texas, the Hunton wells in partnership with Kodiak in Central Oklahoma. (the “Oklahoma Properties”) and the Wildcat Projects in Louisiana. See the description under “Current Projects” below under Note 4, “Oil & Natural Gas Properties,” of the financial statements included with this prospectus for information and disclosure regarding these projects, which description is incorporated herein by reference.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public reporting companies that are not emerging growth companies. These provisions include:

●	Being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	An exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended (“SOX”);

●	Reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

●	Exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We would cease to be an emerging growth company on the earliest of (i) the first fiscal year after our annual gross revenues are $1.235 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates is $700 million or more as of the end of the second quarter of that fiscal year.

The JOBS Act additionally permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public reporting companies. We have elected to avail ourselves of the extended transition period. During the extended transition period, it may be difficult to compare our financial results with the financial results of a public reporting company that complies with accounting.

Smaller Reporting Company

We are a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”). As a “smaller reporting company,” the disclosure we will be required to provide in our SEC filings are less than it would be if we were not considered a “smaller reporting company.” Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; if annual revenue is less than $100 million, may be exempt from the provisions of Section 404(b) of SOX requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being permitted to provide two years of audited financial statements in annual reports rather than three years. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Market Opportunity

The market for oil and natural gas that we may produce depends on factors beyond our control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels, and the effects of state and federal regulation. The oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial, and individual consumers.

Our oil production, if any, is expected to be sold at prices tied to the spot oil markets. Our natural gas production, if any, is expected to be sold under short-term contracts and priced based on first of the month index prices or on daily spot market prices. We will rely on our operating partners to market and sell our production, if any.

Regulatory Framework

Our oil and natural gas development operations are subject to stringent and complex federal, state, tribal, regional and local environmental, health and safety laws and regulations governing, among other factors, worker safety and health, the discharge and disposal of substances into the environment, and the protection of the environment and natural resources. Numerous governmental entities, including the Environmental Protection Agency (“EPA”) and analogous state and local agencies, (and, under certain laws, private individuals) have the power to enforce compliance with these laws and regulations and any permits issued under them. These laws and regulations may, among other things: (i) require permits to conduct exploration, drilling, water withdrawal, wastewater disposal and other production related activities; (ii) govern the types, quantities and concentrations of substances, including emissions of CO2, methane and certain other greenhouse gases (“GHG”), that may be disposed or released into the environment or injected into formations in connection with drilling or production activities, and the manner of any such disposal, release, or injection; (iii) limit or prohibit construction or drilling activities or require formal mitigation measures in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; (iv) require investigatory and remedial actions to mitigate pollution conditions arising from the Company’s operations or attributable to former operations; (v) impose safety and health restrictions designed to protect employees and others from exposure to hazardous or dangerous substances; and (vi) impose obligations to reclaim and abandon well sites and pits.

Certain existing environmental and occupational safety and health laws and regulations to which our business operations are subject include the Clean Air Act, as amended (the “CAA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the federal Resource Conservation and Recovery Act (“RCRA”), Federal Water Pollution Control Act of 1972 as amended by the Oil Pollution Act of 1990, EPA rules to reduce methane emissions from new, modified or reconstructed sources in the oil and natural gas sector, including implementation of a leak detection and repair (“LDAR”) program under the CAA’s New Source Performance Standards in 40 C.F.R. Part 60, Subpart OOOOa (“Quad Oa”), the federal Occupational Safety and Health Act (“OSHA”) and other state equivalent laws and regulations. For further discussion of the risks to our results of operations arising out of our environmental regulatory compliance, see “Risks Relating to Our Business,” including the following risk factors: “—Our operations are heavily dependent on current environmental regulation, changes in which we cannot predict,” “—Government regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays,” and “—Climate change laws and regulations restricting emissions of GHGs could result in increased operating costs and reduced demand for the oil and natural gas that we produce.”

 Corporate Information

Our executive office is located at 6300 Ridglea Place, Suite 950, Fort Worth, TX 76116, and our telephone number is (432) 684-0018. We have filed or will file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The public can obtain any documents that we file with the SEC at www.sec.gov. We also make such information and documents available free of charge on our website (nextbridgehydrocarbons.com) as soon as reasonably practicable after we file such material with, or furnish it to, the SEC. Information contained on or accessible through our website shall not be deemed a part of this prospectus and shall not be incorporated by reference herein.

The Offering

The following is a brief summary of some of the terms of this offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus.

Number of shares outstanding before the offering	251,930,516 shares of common stock.

Number of shares outstanding after the offering if all the shares are sold	291,930,516 shares of common stock.

Purchase price	The purchase price of each share of common stock is $ .

Proceeds to Us	$ , based on the maximum 40,000,000 shares being sold. There is no assurance that we will be successful in selling this entire amount. Furthermore, there is no minimum amount of shares that may be sold under this offering, and we have no intention to return funds raised to investors should we sell lesser amounts than the maximum, even if the amounts raised are not sufficient to fully undertake our plan as identified in this prospectus.

Use of proceeds	We expect to use the proceeds from the offering to fund our drilling and exploration activities in order to meet our drilling obligations as well as for general corporate purposes, which include funding working capital and operating expenses. See “Use of Proceeds.”

Market for our common stock	Our common stock is not listed for trading on any stock exchange or market. The shares of common stock will not be eligible for electronic transfer through the Depository Trust Company or any other established clearing corporation. Accordingly, there currently is no public trading market for the common stock and there is no current expectation for a public market to develop.

Risk factors	See the “Risk Factors” section contained in this prospectus and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our common stock.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 251,930,516 shares outstanding as of June 30, 2024.

RISK FACTORS

You should carefully consider all of the information in this prospectus and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business, others to the offering and the ownership of our common stock. The risks and uncertainties described below are not the only ones faced by us. Additional risks and uncertainties not presently known or that are currently deemed immaterial also may impair our business operations. If any of the following risks occur, our business, financial condition, operating results and cash flows and the value of our common stock could be materially adversely affected.

Risks Related to this Offering

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an offering price of $       per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $       per share with respect to the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you invest in this offering.

You may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the price per share in this offering. You will incur dilution upon exercise of any outstanding stock options or upon the issuance of shares of common stock under our stock incentive programs. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares for sale will have on the market price of our common stock.

There is no public market for our common stock being offered in this offering.

There is no established public trading market for the shares of common stock being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list our common stock on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of your shares will be limited.

Risks Relating to Our Business

We have a limited operating history relative to larger companies in our industry and may not be successful in developing profitable business operations.

We have a limited operating history relative to larger companies in our industry. Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the oil and natural gas industry. As of the date of this prospectus, we have generated limited revenues and have limited assets. We have an insufficient history at this time on which to base an assumption that our business operations will prove to be successful in the long-term. Our future operating results will depend on many factors, including:

●	our ability to raise adequate working capital;

●	the success of our development and exploration;

●	the demand for oil and natural gas;

●	the level of our competition;

●	our ability to attract and maintain key management and employees; and

●	our ability to efficiently explore, develop, produce or acquire sufficient quantities of marketable oil or natural gas in a highly competitive and speculative environment while maintaining quality and controlling costs.

To achieve profitable operations in the future, we must, alone or with others, successfully manage the factors stated above, as well as continue to develop ways to enhance our production efforts. Despite our best efforts, we may not be successful in our exploration or development efforts or obtain required regulatory approvals. There is a possibility that some, or all, of the wells in which we obtain interests may never produce oil or natural gas.

We have limited capital and will need to raise additional capital in the immediate future.

We continue to require additional capital to maintain operations and to expand our exploration and development programs. We may be unable to obtain additional capital when required or on favorable terms. Future acquisitions, exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing, or other means. We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned operations.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the oil and natural gas industry in particular), our limited operating history, the location of our oil and natural gas properties and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us, if any) and the departure of key employees. Further, if oil or natural gas prices on the commodities markets decline, our future revenues, if any, will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), third parties may be reluctant to provide the services we need in order to operate and we may be required to cease our operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely impact our financial condition.

We may not achieve or maintain profitable operations, and therefore, may not be able to continue as a going concern.

The Company has a history of net losses from operations and negative cash flow from operating activities. We will need to raise additional working capital to continue our normal and planned operations. We will also need to generate and sustain significant revenue levels in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability. During the six months ended June 30, 2024, we incurred a net loss of $1,821,763 and used cash of $4,333,317 for operating activities for the six months ended June 30, 2024. At June 30, 2024, we had an accumulated deficit of $121,041,141 and had a working capital deficit of $48,578,905 compared with a working capital deficit of $47,094,367 as of December 31, 2023. These factors raise doubt regarding our ability to continue as a going concern. Because we have incurred significant net losses, our auditors have issued a “going concern” audit qualification. A “going concern” qualification indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders, in the event of liquidation.

There can be no assurance that our financing strategy or strategic alternatives will result in a transaction satisfactory to holders of our common stock.

We may consider various strategic alternatives, including partnering with third parties, a potential sale of some or all of our assets, a merger transaction, and potential financing alternatives. Even if a partnering transaction, sale, merger or financing transaction were to be consummated, it may not return any value to holders of our common stock. Regardless of whether we execute a partnership, sale, merger or financing transaction, the adverse pressures negatively impacting our business that we have been or are currently experiencing may continue or intensify, including the risk that we may not be able to continue as a going concern.

We are mainly concentrated in one geographic area, which increases our exposure to many of the risks enumerated herein.

Operating in a concentrated area increases the potential impact that many of the risks stated herein may have upon our ability to perform. For example, we have greater exposure to regulatory actions impacting Texas, natural disasters in the geographic area, competition for equipment, services and materials available in the area and access to infrastructure and markets. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and natural gas producing areas such as the Permian Basin, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

Because of the speculative nature of oil and natural gas exploration, there is risk that we will not find commercially exploitable oil and natural gas and that our business will fail.

The search for commercial quantities of oil and natural gas as a business is extremely risky. We cannot provide investors with any assurance that any properties in which we obtain a mineral interest will contain commercially exploitable quantities of oil and/or natural gas. The exploration expenditures to be made by us may not result in the discovery of commercial quantities of oil and/or natural gas. Problems such as unusual or unexpected formations or pressures, premature declines of reservoirs, invasion of water into producing formations and other conditions involved in oil and natural gas exploration often result in unsuccessful exploration efforts. If we are unable to find commercially exploitable quantities of oil and natural gas, and/or we are unable to commercially extract such quantities, we may be forced to abandon or curtail our business plan, and as a result, any investment in us may become worthless.

Litigation may adversely affect our business, financial condition, and results of operations.

Certain of our subsidiaries are subject and from time to time in the normal course of our business operations, may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations. For additional discussion of pending litigation matters, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Legal Proceedings.”

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire oil and natural gas interests, to build our reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and our inability to maintain close working relationships with industry participants or continue to acquire suitable property may impair our ability to execute our business plan.

To continue to develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and natural gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Our acreage must be drilled before lease expiration in order to hold the acreage by production. In the highly competitive market for acreage, failure to drill sufficient wells in order to hold acreage will result in a substantial lease renewal cost, or if renewal is not feasible, loss of our lease and prospective drilling opportunities.

Our leases on oil and natural gas properties typically have a primary term of four to five years, after which they expire unless, prior to expiration, drilling obligations are fulfilled or production is established within the spacing units covering the undeveloped acres. As of June 30, 2024, we had leases representing approximately 134,000 net acres in the Orogrande Basin in West Texas as part of the Orogrande Project. These oil and gas leases will expire on December 31, 2024 if we fail to drill five additional wells under our contractual obligations with University Lands. If we fail to drill the required five wells and are otherwise unable to negotiate an extension to drill the required wells, these leases are subject to expiration. We will require additional capital to drill these wells, and we may not be able to obtain additional capital when required in order to drill these wells, or on favorable terms. As of June 30, 2024, we also had leases representing 645 net acres in the Eastern edge of the Midland Basin in West Texas, which are currently held by production by active wells. In the event that we fail to meet our drilling obligations in the Orogrande Basin, whether because we are unable to obtain additional capital when required or otherwise, or if production ceases in the Midland Basin, our leases will expire. If we have to renew such leases on new terms, we could incur significant cost increases, and we may not be able to renew such leases on commercially reasonable terms or at all. In addition, on certain portions of our acreage, third-party leases may become immediately effective if our leases expire. As such, our actual drilling activities may materially differ from our current expectations, which could adversely affect our business.

The price of oil and natural gas has historically been volatile. If it were to decrease substantially, our projections, budgets, and revenues would be adversely affected, potentially forcing us to make changes in our operations.

Our future financial condition, results of operations and the carrying value of any oil and natural gas interests we acquire will depend primarily upon the prices paid for oil and natural gas production. Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future, especially given current world geopolitical conditions. Cash flows from operations are highly dependent on the prices that we receive for oil and natural gas. This price volatility could affect the amount of our cash flows available for capital expenditures and our ability to borrow money or raise additional capital. The prices for oil and natural gas are subject to a variety of additional factors that are beyond our control. These factors include:

●	the level of consumer demand for oil and natural gas;

●	the domestic and foreign supply of oil and natural gas;

●	the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”) to agree to and maintain oil price and production controls;

●	the price of foreign oil and natural gas;

●	domestic governmental regulations and taxes;

●	the price and availability of alternative fuel sources;

●	weather conditions;

●	market uncertainty due to political conditions in oil and natural gas producing regions, including the Middle East; and

●	worldwide economic conditions.

These factors as well as the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices affect our revenues and could reduce the amount of oil and natural gas that we can produce economically. Accordingly, such declines could have a material adverse effect on our financial condition, results of operations, oil and natural gas reserves and the carrying values of our oil and natural gas properties. If the oil and natural gas industry experiences significant price declines, we may be unable to make planned expenditures, among other things. If this were to happen, we may be forced to abandon or curtail our business operations, which would cause the value of an investment in us to decline or become worthless.

If oil or natural gas prices reverse again and go on a downward trend or drilling efforts are unsuccessful, we could be required to record additional write-downs of our oil and natural gas properties. Write-downs may occur when oil and natural gas prices are low, or if we have downward adjustments to our estimated proved reserves, increases in our estimates of operating or development costs, deterioration in drilling results or mechanical problems with wells where the cost to redrill or repair is not supported by the expected economics.

Under the full cost method of accounting, capitalized oil and natural gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and natural gas reserves plus the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are subject to amortization. Should capitalized costs exceed this ceiling, an impairment would be recognized.

Because of the inherent dangers involved in oil and natural gas operations, there is a risk that we may incur liability or damages as we conduct our business operations, which could force us to expend a substantial amount of money in connection with litigation and/or a settlement.

The oil and natural gas business involves a variety of operating hazards and risks such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to us from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, we may be liable for environmental damages caused by previous owners of property purchased and leased by us. In recent years, there has also been increased scrutiny on the environmental risk associated with hydraulic fracturing, such as underground migration and surface spillage or mishandling of fracturing fluids including chemical additives. This hydraulic fracturing technology has evolved and continues to evolve and become more aggressive. We believe that recent designs have seen improvement in, among other things, proppant per foot, barrels of water per stage, fracturing stages, and clusters per fracturing stage. In addition, we will need to quickly adapt to the evolving technology, which could take time and divert our attention to other business matters. Even with improved hydraulic fracturing technology, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of our properties and/or force us to expend substantial monies in connection with cleanup, litigation or settlements. While we have insurance to cover some of such losses and liabilities, it may not be adequate to cover any losses or liabilities. We cannot predict the availability of insurance or the availability of insurance at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations. We may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

The market for oil and natural gas is intensely competitive, and competition pressures could force us to abandon or curtail our business plan.

The market for oil and natural gas exploration services is highly competitive, and we only expect competition to intensify in the future. Numerous well-established companies are focusing significant resources on exploration and are currently competing with us for oil and natural gas opportunities. Other oil and natural gas companies may seek to acquire oil and natural gas leases and properties that we have targeted. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. Actual or potential competitors may be strengthened through the acquisition of additional assets and interests. Additionally, there are numerous companies focusing their resources on creating fuels and/or materials which serve the same purpose as oil and natural gas but are manufactured from renewable resources.

As a result, we may not be able to compete successfully and competitive pressures may adversely affect our business, results of operations, and financial condition. If we are not able to successfully compete in the marketplace, we could be forced to curtail or even abandon our current business plan, which could cause any investment in us to become worthless.

Inflation may adversely affect us by increasing costs beyond what we can recover through price increases and limit our ability to enter into future traditional debt financing.

Inflation can adversely affect us by increasing costs of critical materials, equipment, labor, and other services. In addition, inflation is often accompanied by higher interest rates. Continued inflationary pressures could impact our profitability. Inflation may also affect our ability to enter into future traditional debt financing, as high inflation may result in an increase in cost.

We may not be able to successfully manage growth, which could lead to our inability to implement our business plan.

Any growth of the Company may place a significant strain on our managerial, operational and financial resources, especially considering that we currently only have a small number of executive officers, employees and advisors. Further, as we enter into additional contracts, we will be required to manage multiple relationships with various consultants, businesses and other third parties. These requirements will be exacerbated in the event of our further growth or in the event that the number of our drilling and/or extraction operations increases. Our systems, procedures and/or controls may not be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully implement our business plan. If we are unable to manage our growth effectively, our business, results of operations and financial condition will be adversely affected, which could lead to us being forced to abandon or curtail our business plan and operations.

Developing oil and natural gas wells and producing oil and natural gas are costly and high-risk activities with many uncertainties that could adversely affect future production from our oil and natural gas properties. Any delays, reductions or cancellations in development and producing activities could materially, adversely impact the value of your shares of common stock.

Recovery of undeveloped reserves and the development of developed non-producing reserves requires substantial capital expenditures and successful drilling operations of our oil and natural gas properties. All of the recent development costs related to our Hazel Project were paid by Masterson Hazel Partners LP (“MHP”). Under the Option Agreement (as defined below), we granted MHP the option to acquire the Hazel Project in exchange for it conducting, and paying for, development activity sufficient to maintain the Hazel mineral leases in good standing (the “Option Agreement”). The Option Agreement provided that if MHP declined to exercise the option to acquire the property, we would be obligated to reimburse them for their cost of the development activity to the extent that the wells produced revenues beyond the date of the option’s lapse until the total amount of development expenses are reimbursed. MHP declined to exercise the option effective September 30, 2021. The 2021 reserve data included in the reserve report of our independent petroleum engineer assumes a certain amount of capital expenditures will be made to develop such reserves, and the present value of such reserves was adjusted based on our obligation to assign revenue from the Hazel Project to MHP.

The development of such reserves may in the future take a long period of time and may require higher levels of capital expenditures than anticipated, which, for the Orogrande Project, are borne in part by the non-operating working interest owners of such properties. Delays in the development of the reserves, increases in drilling and development costs (including expenses related to secondary and tertiary recovery techniques) of such reserves or decreases or continued volatility in commodity prices will reduce the future net revenues of the estimated possible reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could force us to reclassify certain of the proved reserves as unproved reserves.

In addition, the process of developing oil and natural gas wells and producing oil and natural gas from our properties is subject to numerous risks beyond our control. The ability to carry out operations or to finance planned development expenses could be materially and adversely affected by any factor that may curtail, delay, reduce or cancel development and production, including:

●	delays imposed by or resulting from compliance with environmental and other governmental or regulatory requirements, including permitting requirements, limitations on or resulting from wastewater discharge and disposal of exploration and production wastes, including, subsurface injections, as well as additional regulation with respect to GHG emissions;

●	pressure or irregularities in geological formations;

●	restricted access to land for drilling or to existing pipeline infrastructure;

●	lack of available gathering, transportation and processing facilities, including availability on commercially reasonable terms, or delays in construction of gathering facilities;

●	lack of available capacity on interconnecting transmission pipelines;

●	equipment failures or accidents;

●	failure of secondary recovery operations to perform as expected;

●	unexpected operational events and drilling conditions;

●	declines in oil or natural gas prices;

●	limitations in the market for oil or natural gas;

●	pipe or cement failures;

●	casing collapses;

●	shortages, unavailability or high cost of drilling rigs, tubular materials, equipment, supplies, personnel and services;

●	lost or damaged drilling and service tools;

●	loss of drilling fluid circulation;

●	uncontrollable flows of oil and natural gas, water or drilling fluids;

●	blowouts, explosions fires and natural disasters;

●	environmental hazards, such as oil and natural gas leaks, pipeline and tank ruptures, encountering naturally occurring radioactive materials, and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the surface and subsurface environment;

●	adverse weather conditions, such as drought, floods, blizzards, tornados and ice storms; and

●	title problems or legal disputes regarding leasehold rights.

Our operations are heavily dependent on current environmental regulation, changes in which we cannot predict.

Oil and natural gas activities that we will engage in, including production, processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials (if any), are subject to stringent regulation. We could incur significant costs, including cleanup costs resulting from a release of hazardous material, third-party claims for property damage and personal injuries fines and sanctions, as a result of any violations or liabilities under environmental or other laws. Changes in or more stringent enforcement of environmental laws could force us to expend additional operating costs and capital expenditures to stay in compliance.

Various federal, state and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, directly impact oil and natural gas exploration, development and production operations, and consequently may impact our operations and costs. These regulations include, among others, (i) regulations by the EPA and various state agencies regarding approved methods of disposal for certain hazardous and non-hazardous wastes; (ii) CERCLA and analogous state laws which regulate the removal or remediation of previously disposed wastes (including wastes disposed of or released by prior owners or operators), property contamination (including groundwater contamination), and remedial plugging operations to prevent future contamination; (iii) the CAA and comparable state and local requirements which regulate air emissions; (iv) the Oil Pollution Act of 1990 which contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States; (v) the RCRA which is the principal federal statute governing the treatment, storage and disposal of hazardous wastes; (vi) the Federal Water Pollution Control Act and comparable state and local requirements which regulate discharges to federal and state waters; and (vii) state regulations and statutes governing the handling, treatment, storage and disposal of naturally occurring radioactive material.

We believe that we will be in substantial compliance with applicable environmental laws and regulations. We cover all costs associated with the related insurance coverage for such environmental regulatory compliance. To date, other than the cost of insurance, we have not expended any amounts to comply with such regulations, and we do not currently anticipate that future compliance will have a materially adverse effect on our consolidated financial position, results of operations or cash flows. However, if we are deemed to not be in compliance with applicable environmental laws, we could be forced to expend significant funds to be in compliance, which would have a materially adverse effect on our financial condition.

Government regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Several states, including Texas, and local jurisdictions, have adopted, or are considering adopting, regulations that could restrict or prohibit hydraulic fracturing in certain circumstances, impose more stringent operating standards and/or require the disclosure of the composition of hydraulic fracturing fluids. The Texas Legislature adopted legislation, effective September 1, 2011, requiring oil and natural gas operators to publicly disclose the chemicals used in the hydraulic fracturing process. The Texas Railroad Commission adopted rules and regulations implementing this legislation that apply to all wells for which the Texas Railroad Commission issues an initial drilling permit after February 1, 2012. The law requires that the well operator disclose the list of chemical ingredients subject to the requirements of OSHA for disclosure on an internet website and also file the list of chemicals with the Texas Railroad Commission with the well completion report. The total volume of water used to hydraulically fracture a well must also be disclosed to the public and filed with the Texas Railroad Commission. Also, in May 2013, the Texas Railroad Commission adopted rules governing well casing, cementing and other standards for ensuring that hydraulic fracturing operations do not contaminate nearby water resources. The rules took effect in January 2014. Additionally, on October 28, 2014, the Texas Railroad Commission adopted disposal well rule amendments designed, among other things, to require applicants for new disposal wells that will receive non-hazardous produced water and hydraulic fracturing flowback fluid to conduct seismic activity searches utilizing the U.S. Geological Survey. The searches are intended to determine the potential for earthquakes within a circular area of 100 square miles around a proposed new disposal well. The disposal well rule amendments, which became effective on November 17, 2014, also clarify the Texas Railroad Commission’s authority to modify, suspend or terminate a disposal well permit if scientific data indicates a disposal well is likely to contribute to seismic activity. The Texas Railroad Commission has used this authority to deny permits and temporarily suspend operations for waste disposal wells and, in September 2021, the Texas Railroad Commission curtailed the amount of water companies were permitted to inject into some wells in the Permian Basin, and has since indefinitely suspended some permits there and expanded the restrictions to other areas. These restrictions on use of produced water and a moratorium on new produced water disposal wells could result in increased operating costs, requiring us or our service providers to truck produced water, recycle it or pump it through the pipeline network or other means, all of which could be costly. We or our service providers may also need to limit disposal well volumes, disposal rates and pressures or locations, or require us or our service providers to shut down or curtail the injection of produced water into disposal wells. These factors may make drilling and completion activity in the affected parts of the Permian Basin less economical and adversely impact our business, results of operations and financial condition.

Climate change laws and regulations restricting emissions of GHGs could result in increased operating costs and reduced demand for the oil and natural gas that we produce.

The EPA previously published its findings that emissions of GHGs present a danger to public health and the environment because such gases are, according to the EPA, contributing to warming of the Earth’s atmosphere and other climatic changes. Based on these findings, the EPA has adopted various rules to address GHG emissions under existing provisions of the CAA. In June 2016, the EPA published final rules establishing new air emission controls for methane emissions from certain new, modified or reconstructed equipment and processes in the oil and natural gas source category, including production, processing, transmission and storage activities. The EPA’s final rules include New Source Performance Standards under Quad Oa to limit methane emissions from equipment and processes across the oil and natural gas source category. The EPA announced a final rule on December 2, 2023, which, among other things, requires the phase out of routine flaring of natural gas from new oil wells and routine leak monitoring at all well sites and compressor stations. Notably, the EPA updated the applicability date for Quad Ob and Quad Oc to December 6, 2022, meaning that sources constructed prior to that date will be considered existing sources with later compliance dates under state plans. The final rule gives states, along with federal tribes that wish to regulate existing sources, two years to develop and submit their plans for reducing methane from existing sources. The final emissions guidelines under Quad Oc provide three years from the plan submission deadline for existing sources to comply. The regulations are subject to legal challenge and will also need to be incorporated into the states’ implementation plans, which will need to be approved by the EPA in individual rulemakings that could also be subject to legal challenge. As a result, future implementation of the standards is uncertain at this time. On March 8, 2024, the EPA published the final rule that includes additional standards for sources constructed, modified or reconstructed after December 6, 2022.

Additionally, in July 2023, the EPA issued a proposed rule to expand the scope of its Greenhouse Gas Reporting Program for certain petroleum and natural gas facilities. The proposed rule would make the reach of the program both broader and more granular, creating reporting obligations for a wider set of methane and other gas emissions events and requiring increased technical detail for certain other preexisting reporting obligations. The proposed rule indicated an intended effective date of January 1, 2025, but the final rule remains pending at this time and any final effective date thus remains uncertain. Should this rule go into effect without major changes, it could raise our costs of regulatory compliance.

In addition, in November 2016, the U.S. Department of the Interior Bureau of Land Management (“BLM”) issued final rules to reduce methane emissions from venting, flaring, and leaks during oil and natural gas operations on public lands that are substantially similar to the EPA Quad Oa requirements. After several legal challenges and delays to the BLM methane rule, in November 2022, the BLM issued a proposed rule to reduce the waste of natural gas from venting, flaring, and leaks during oil and gas production activities on federal and American Indian leases. The comment period for this rule has closed and the rule is in the process of being finalized. We cannot predict the scope of any resulting legislation or new regulations, which may, in turn, affect our business.

We may incur increasing attention to environmental, social and governance (“ESG”) matters that may impact our business.

Businesses across all industries are facing increasing scrutiny from stakeholders related to their ESG practices. If we do not adapt to or comply with investor or stakeholder expectations and standards, which are evolving, or if we are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, we may suffer from reputational damage and the business, financial condition and/or the value of our common stock could be materially and adversely affected. Increasing attention to climate change, increasing societal expectations on businesses to address climate change, and potential consumer use of substitutes to energy commodities may result in increased costs, reduced demand for our hydrocarbon products, reduced profits, increased investigations and litigation, and negative impacts on our ability to access capital markets. For example, on March 6, 2024, the SEC issued a final rule that requires registrants to provide climate disclosures in their annual reports and registration statements, beginning with annual reports for the year ending December 31, 2025; however, on March 15, 2024, a U.S. appeals court issued an administrative stay on the application of the new rules requiring public companies to report climate-related risks. Although it is not possible at this time to predict how new laws or regulations that may be adopted or issued to address climate change would impact our business, any such future laws, regulations or legal requirements imposing additional reporting obligations on our business could require us to incur additional costs.

In addition, organizations that provided information to investors on corporate governance and related matters have developed rating processes for evaluating business entities on their approach to ESG matters. Currently, there are no universal standards for such scores or ratings, but the importance of sustainability evaluations is becoming more broadly accepted by investors and shareholders. Such ratings are used by some investors to inform their investment and voting decisions. Additionally, certain investors use these scores to benchmark businesses against their peers. If we are perceived as lagging, our investors may engage with such third party organizations to require improved ESG disclosure or performance.

Our estimates of the volume of reserves could have flaws, or such reserves could turn out not to be commercially extractable. As a result, our future revenues and projections could be incorrect.

Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. Our actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and natural gas reserves may vary substantially from the estimates. Oil and natural gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of our future net revenues and the present value thereof are based on assumptions derived in part from historical price and cost information, which may not reflect current and future values, and/or other assumptions made by us that only represent our best estimates. If these estimates of quantities, prices and costs prove inaccurate, we may be unsuccessful in expanding our oil and natural gas reserves base with our acquisitions. Additionally, if declines in and instability of oil and natural gas prices occur, then write downs in the capitalized costs associated with any oil and natural gas assets we obtain may be required. Because of the nature of the estimates of our reserves and estimates in general, reductions to our estimated proved oil and natural gas reserves and estimated future net revenues may not be required in the future, and/or that our estimated reserves may not be present and/or commercially extractable. If our reserve estimates are incorrect, we may be forced to write down the capitalized costs of our oil and natural gas properties.

Decommissioning costs are unknown and may be substantial. Unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and natural gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We accrue a liability for decommissioning costs associated with our wells but have not established any cash reserve account for these potential costs in respect of any of our properties. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

We may have difficulty distributing production, which could harm our financial condition.

In order to sell the oil and natural gas that we are able to produce, if any, the operators of the wells we obtain interests in may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our and potential partners’ ability to explore and develop properties and to store and transport oil and natural gas production, increasing our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

The marketability of any future production will be dependent upon transportation and other facilities, certain of which we do not control. When these facilities are unavailable, our operations can be interrupted and any revenues reduced.

The marketability of any future production depends in part upon the availability, proximity and capacity of transportation facilities owned by third parties. The oil produced will be transported from the wellhead to our tank batteries by our gathering system. Our purchasers would then transport the oil by truck to a pipeline for transportation. Our natural gas production will generally be transported by our gathering lines from the wellhead to an interconnection point with the purchaser. We do not control these trucks and other third-party transportation facilities and our access to them may be limited or denied. Insufficient production from our wells to support the construction of pipeline facilities by our purchasers or a significant disruption in the availability of our or third-party transportation facilities or other production facilities could adversely impact our ability to deliver to market or produce our production and thereby cause a significant interruption in our operations.

We may be required to flare a portion of our natural gas production for a number of reasons, including the fact that (i) our wells are not yet tied into a third-party gathering system, (ii) the pressures on third-party gathering systems may be too high to allow additional production from our wells to be transported, or (iii) our production may be prorated due to high demand on third-party gathering systems. We may flare additional natural gas from time to time.

Also, the transfer of our oil and natural gas through third-party pipelines may be curtailed or delayed if it does not meet the quality specifications of the pipeline owners. Our access to transportation options, including trucks owned by third parties, can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand. If, in the future, we are unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production-related difficulties, we may be required to shut in or curtail production. Any such shut in or curtailment, or an inability to obtain favorable terms for delivery of our production, would adversely affect our financial condition and results of operations.

Our business will suffer if we cannot obtain or maintain necessary licenses.

Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or our loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operations.

Challenges to our properties may impact our financial condition.

Title to oil and natural gas interests is often not capable of conclusive determination without incurring substantial expense. While we have made and intend to make appropriate inquiries into the title of properties and other development rights we have acquired and intend to acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired. To mitigate title problems, common industry practice is to obtain a title opinion from a qualified oil and natural gas attorney prior to the drilling operations of a well.

We rely on technology to conduct our business, and our technology could become ineffective or obsolete.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop any reserve estimates and to guide our exploration, development and production activities. We and our operator partners will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

The loss of key personnel would directly affect our efficiency and profitability.

Our future success is dependent, in a large part, on retaining the services of our planned management team. Our executive officers possess a unique and comprehensive knowledge of our industry and related matters that are vital to our success within the industry. The knowledge, leadership and technical expertise of these individuals would be difficult to replace. The loss of one or more of our officers could have a material adverse effect on our operating and financial performance, including our ability to develop and execute our long-term business strategy. We do not maintain key-man life insurance with respect to any employees.

We have limited management and staff and are dependent upon partnering arrangements and third-party service providers.

We have two part-time employees, including our Chief Executive Officer and Chief Financial Officer. The loss of these individuals would have an adverse effect on our business, as we have very limited personnel. We leverage the services of other independent consultants and contractors to perform various professional services, including engineering, oil and natural gas well planning and supervision, and land, legal, environmental and tax services. We also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Our dependence on third-party consultants and service providers create a number of risks, including but not limited to:

●	the possibility that such third parties may not be available to us as and when needed; and

●	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or they perform poorly, our results of operations and stock price could be materially adversely affected.

Certain of our directors and officers have significant duties with, and spend significant time serving, entities that may compete with us in seeking acquisitions and business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

Certain of our directors and officers, who are responsible for managing the direction of our operations and acquisition activities, hold positions of responsibility with other entities that are in the business of identifying and acquiring oil and natural gas properties. The existing positions held by these directors and officers may give rise to fiduciary or other duties that are in conflict with the duties they owe to us. These directors and officers may become aware of business opportunities that may be appropriate for presentation to us as well as to the other entities with which they are or may become affiliated. Due to these existing and potential future affiliations, they may present potential business opportunities to other entities prior to presenting them to us, which could cause additional conflicts of interest. They may also decide that certain opportunities are more appropriate for other entities with which they are affiliated, and as a result, they may elect not to present those opportunities to us. These conflicts may not be resolved in our favor.

Terrorist attacks or cyber-incidents could result in information theft, data corruption, operational disruption and/or financial loss.

Like most companies, we have become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications and services, to operate our businesses, to process and record financial and operating data, communicate with our business partners, analyze mine and mining information, estimate quantities of coal reserves, as well as other activities related to our businesses. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist or cyber-attacks than other targets in the United States. Deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties, or cloud-based applications could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in production or delivery, difficulty in completing and settling transactions, challenges in maintaining our books and records, environmental damage, communication interruptions, other operational disruptions and third-party liability. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. We plan to adopt plans and policies to address precautions with respect to data security and appropriate responses in case of a reported breach.

The 2021 Note with Mr. McCabe as successor-in-interest to Meta contains restrictive covenants that limit our operations.

In 2021, we borrowed $15 million, which we subsequently increased to $20 million, pursuant to the terms of the 2021 Note (defined below). As a result of the Loan Purchase (defined below) on August 7, 2023, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note. The Company’s obligations and responsibilities under the 2021 Note remain unchanged. The 2021 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts our ability to merge or consolidate with another person or entity, or sell or transfer all or substantially all of our assets, unless we are the surviving entity or the successor entity assumes all of obligations under the 2021 Note. This restriction may restrict our current and future operations, particularly our ability to respond to certain changes in our business or industry or take future actions. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information.

The 2021 Note is secured by a security interest in a 25% working interest in the Orogrande Project held by Wolfbone. As part of the Loan Purchase, Meta assigned its lien on 25% of the Orogrande Prospect to Mr. McCabe. Any default that is not waived could permit Mr. McCabe, as lender, to exercise rights and remedies with respect to all of the collateral that is securing the 2021 Note, and/or other rights and remedies under applicable law.

Our ability to meet these restrictive covenants or to avoid defaults can be impacted by events beyond our control. The 2021 Note provides that our breach or failure to satisfy certain covenants constitutes an event of default. Upon the occurrence of an event of default, the lender could elect to declare all amounts outstanding under the 2021 Note to be immediately due and payable. If the outstanding debt under the 2021 Note was to be accelerated, we may not have sufficient cash on hand to repay it, which would have an immediate adverse effect on our business and operating results. This could potentially cause us to cease operations and result in a complete loss of your investment in our common stock.

The 2022 Note with Mr. McCabe contains restrictive covenants that limit our operations.

On December 22, 2022, we borrowed $2 million pursuant to the terms of the 2022 Note (defined below), which has a maximum principal amount available for borrowing of $20 million. If we are not in compliance with the covenants of the 2022 Note, or if we are in default under the 2022 Note, it is possible that Mr. McCabe will not offer to extend any additional loans under the 2022 Note, which may affect our business as a going concern. The 2022 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts our ability to merge or consolidate with another person, or sell or transfer all or substantially all of our assets, unless we are the surviving entity or the successor entity assumes all obligations under the 2022 Note. This restriction may restrict our current and future operations, particularly our ability to respond to certain changes in our business or industry or take future actions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information.

Our ability to meet these restrictive covenants or to avoid defaults can be impacted by events beyond our control. The 2022 Note provides that our breach or failure to satisfy certain covenants constitutes an event of default. Upon the occurrence of an event of default, Mr. McCabe as our lender could elect to declare all amounts outstanding under the 2022 Note to be immediately due and payable. If the outstanding debt under the 2022 Note was to be accelerated, we may not have sufficient cash on hand to repay it, which would have an immediate material adverse effect on our business and operating results. This could potentially cause us to cease operations and result in a complete loss of your investment in our common stock.

Our Loan Agreement with Mr. McCabe as successor-in-interest to Meta contains restrictive covenants that limit our operations.

In 2022, we borrowed an aggregate principal amount of $5.0 million pursuant to the terms of the Loan Agreement (defined below), which is the maximum principal balance available under the Loan Agreement. The Loan Agreement contains various restrictive covenants and other restrictions, which include, among other things, restrictions on:

●	our ability to transfer all or part of our business or property, except for inventory in the ordinary course of business, surplus or obsolete equipment, permitted liens, and transfers of cash permitted by the agreement;

●	our ability to liquidate or dissolve or merge or consolidate with another entity, or acquire another entity;

●	our ability to incur additional debt beyond certain limits or encumber our assets; and

●	our ability to pay dividends or make investments, other than permitted investments.

These restrictions may restrict our current and future operations, particularly our ability to respond to certain changes in our business or industry or take future actions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information.

Our ability to meet these restrictive covenants can be impacted by events beyond our control. The Loan Agreement provides that our breach or failure to satisfy certain covenants constitutes an event of default. Upon the occurrence and during the continuance of an event of default, the lender could elect to (i) declare all outstanding principal and accrued and unpaid interest under the Loan Agreement immediately due and payable, (ii) terminate any remaining commitment to make loans under the Loan Agreement, and/or (iii) exercise certain other rights and remedies anticipated under the Loan Agreement. The events of default under the Loan Agreement include, among other things (subject to grace periods in certain instances), payment defaults, breaches of covenants or representations and warranties, a change in control or certain material adverse effects as defined in the Loan Agreement, material judgments and attachments, cross defaults with certain of our other material indebtedness, and bankruptcy and insolvency events with respect to us and our subsidiaries. If the outstanding debt under the Loan Agreement was to be accelerated, we may not have sufficient cash on hand to repay it, which would have an immediate adverse effect on our business and operating results. This could potentially cause us to cease operations and result in a complete loss of your investment in our common stock.

We may have been able to receive better terms from unaffiliated third parties than the terms we received in our agreements with Meta.

We negotiated agreements with Meta including the 2021 Note, Loan Agreement and Distribution Agreement (defined below), while we were still a subsidiary of Meta. Accordingly, these agreements may not reflect terms that would have resulted from arms-length negotiations between unaffiliated parties. The terms of the agreements relate to, among other things, loans for working capital, allocations of assets, liabilities, rights, indemnifications and other obligations between Meta and us. We may have received better terms from third parties because third parties may have competed with each other to win our business. See “Certain Relationships and Related Party Transactions” for more information.

Risks Relating to our Common Stock

Our common stock is not eligible with the Depository Trust Company (“DTC”), which may result in brokerage firms being unwilling to hold or trade the stock.

Our shares of common stock are not eligible with DTC to permit our shares of common stock to trade electronically. If an issuer is not “DTC-eligible,” then its capital stock cannot be electronically transferred between brokerage accounts, which means that brokerage firms may be unwilling to hold or trade our common stock, restricting all trades by holders of our common stock.

No trading market for our common stock is expected to develop.

There is presently no public market for our shares of common stock and our shares are not expected to become DTC eligible for electronic trading to third parties. There is no expectation that a trading market will develop or be sustained. Accordingly, you may have to hold the shares of common stock indefinitely.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value of the common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, for reinvestment in our business. Also, any credit agreements, which we may enter into, may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors (the “Board”) and will be dependent upon our financial condition, results of operations, cash requirements, future prospects and any other factors our Board deems relevant. Therefore, any return on your investment in our common stock must come from increases in the fair market value of the common stock.

We may issue preferred stock with terms that could adversely affect the voting power or value of our common stock.

Our Board has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or upon the occurrence of specified events or the right to vote on specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

Risks Relating to Our Status as a Public Reporting Company

We are an emerging growth company and a smaller reporting company, subject to less stringent reporting and regulatory requirements of other publicly reporting companies and this status may have an adverse effect on our ability to attract interest in our common stock.

We are an emerging growth company as defined in the JOBS Act. As long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting and regulatory requirements that are applicable to other public reporting companies that are not emerging growth companies. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions.

Additionally, we are a “smaller reporting company” as defined under the Exchange Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company provided: (1) the market value of our common stock held by non-affiliates is less than $250 million, calculated annually, as of the last business day of our second fiscal quarter, or (2) our annual revenues are less than $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million, calculated annually, as of the last business day of our second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public reporting companies difficult or impossible.

U.S. FEDERAL INCOME TAX CONSIDERATIONS OF NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of our common stock purchased in this offering by a non-U.S. holder (as defined below). This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, published administrative rulings of the U.S. Internal Revenue Service (the “IRS”), judicial authority, and all other applicable authority all as in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

This summary is general in nature and does not address all aspects of U.S. federal income taxation relevant to holders of common stock and does not address the so-called Medicare tax imposed on certain investment income, state, local, gift or non-U.S. taxes. This summary assumes that a prospective non-U.S. holder will hold shares of our common stock as a capital asset within the meaning of the Code (generally, property held for investment). In addition, this summary does not deal with all tax consequences that may be relevant to such holders in light of their personal circumstances or particular situations, such as:

●	insurance companies and financial institutions;

●	tax-exempt organizations;

●	pension plans;

●	controlled foreign corporations;

●	passive foreign investment companies;

●	brokers and dealers in securities;

●	persons that hold our common stock as part of a straddle, hedge, conversion transaction, or other integrated investment transactions;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code; and

●	former citizens or residents of the United States subject to tax as expatriates.

This discussion does not address the tax treatment of partnerships or other entities treated as partnerships for U.S. federal income tax purposes or of persons that hold their common stock through such a partnership. If an entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership and the partner. If you are a partnership or partner in a partnership holding the shares of our common stock, you should consult your tax advisor.

We have not sought, nor will we seek, a ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the shares of common stock or that any such position would not be sustained.

As used herein, the term “U.S. holder” means a beneficial owner of shares of common stock for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of shares of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local, non-U.S. and other tax consequences that may be relevant to them in light of their particular circumstances.

THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. NON-U.S. HOLDERS CONSIDERING THE PURCHASE OF SHARES OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, DISPOSITION AND CONVERSION OF SHARES OF OUR COMMON STOCK ARISING UNDER U.S. FEDERAL NON-INCOME, ESTATE, GIFT OR MEDICARE CONTRIBUTION TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL INCOME TAX LAWS WERE RECENTLY ENACTED. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

Distributions on Our Common Stock

Distributions, if any, on our common stock paid to non-U.S. holders will generally constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will generally constitute a return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, and will be applied against and reduce the non-U.S. holder’s adjusted tax basis. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on Sale, Exchange or Other Disposition of Our Common Stock.”

Subject to the discussions below regarding backup withholding and FATCA, dividends paid to a non-U.S. holder that are not treated as effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% on the gross amount paid, unless the non-U.S. holder is entitled to an exemption from or reduced rate of withholding under an applicable income tax treaty. In order to claim the benefit of an income tax treaty, a non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form to either), certifying under penalties of perjury that such non-U.S. holder is entitled to benefits under the applicable income tax treaty and has complied with any special certification requirements prior to the payment of dividends. A non-U.S. holder eligible for a reduced rate of withholding pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. holders should consult their tax advisors regarding possible entitlements to benefits under any income tax treaty.

Dividends paid to a non-U.S. holder that are treated as effectively connected with a trade or business conducted by the non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, are also attributable to a permanent establishment or a fixed base maintained within the United States by the non-U.S. holder) are generally exempt from the 30% withholding tax but instead are subject to U.S. federal income tax on a net income basis at the applicable graduated individual or corporate tax rate. To establish the exemption, a non-U.S. holder must provide a properly executed IRS Form W-8ECI (or successor form) prior to the payment of the dividend. A non-U.S. holder that is a corporation may, under certain circumstances, be subject to an additional “branch profits tax” imposed at a rate of 30%, or such lower rate as specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence.

Gain On Sale, Exchange or Other Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to any U.S. federal income tax or withholding on any gain realized from the non-U.S. holder’s sale, exchange or other disposition of shares of our common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained within the United States by the non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

●	we are, or have been at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter), a “United States real property holding corporation” (“USRPHC”) under Section 897 of the Code.

If you are a non-U.S. holder and you realize gain described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, or other taxable disposition of common stock, generally in the same manner as if you were a U.S. holder, and, if you are a foreign corporation, you additionally may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. If you are described in the second bullet point above, you will be subject to a flat 30% tax (or lower applicable income tax treaty rate) on the gain recognized on the sale, exchange, redemption, or other taxable disposition of common stock (which gain may be offset by certain U.S.-source capital losses).

Generally, we will be a USRPHC if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we currently are, and expect to be for the foreseeable future, a USRPHC. However, since our common stock will not be regularly traded on an established securities market, any non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of its common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of shares of our common stock.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of distributions on our common stock paid to non-U.S. holders (including constructive dividends deemed paid) and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such distributions (including constructive dividends deemed paid) and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding, currently at a rate of 24%, with respect to payments of distributions that we make on our common stock, provided the non-U.S. holder certifies its non-U.S. status on a validly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (and the applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is furnished timely to the IRS.

Backup withholding is not an additional tax. Rather, amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner.

U.S. Federal Estate Tax

An individual non-U.S. holder who is treated as the owner, or who has made certain lifetime transfers, of an interest in our common stock will be required to include the value of the common stock in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate or other tax treaty provides otherwise.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, and the regulations and administrative guidance thereunder (commonly referred to as “FATCA”) impose federal withholding at a tax 30% rate on payments of dividends (including constructive dividends deemed paid), if any, on our common stock, and, subject to the regulatory relief described below, the gross proceeds from the sale or other disposition of our common stock, in each case paid to a “foreign financial institution” or to a “non-financial foreign entity” (all as defined in the Code), whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the nonfinancial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it generally must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities (as defined in applicable U.S. Treasury Regulations), annually report certain information about such accounts and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

Foreign governments may enter into, and many foreign governments have entered into, intergovernmental agreements with the United States to implement FATCA in a different manner. If a dividend payment is both subject to withholding under FATCA and subject to any other withholding tax, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may rely generally on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Prospective investors should consult their own tax advisors regarding the application of FATCA to the purchase, ownership, and disposition of the shares of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the securities we are offering will be approximately $         , assuming that we sell all of the securities we are offering, after deducting estimated offering expenses payable by us.

We expect to use the proceeds from the offering to fund our drilling and exploration activities in order to meet our drilling obligations as well as for general corporate purposes, which include funding working capital and operating expenses. We have not determined the amounts we plan to spend on various categories of our operating and capital needs or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

DETERMINATION OF OFFERING PRICE

The offering price for shares sold pursuant to this offering is set at $         per common share.

The $         price of the shares that are being offered, that being the direct issue shares, was determined after considering certain factors, including but not limited to the general condition of the securities market at the time of this offering, the history of, and the prospects for the industry in which we compete, our past and present operations and our prospects for future revenues.

The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

●	our cash requirements; the proceeds to be raised in the offering;

●	our lack of operating history; and

●	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders.

The offering price stated in this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

BUSINESS

General

We are an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. Our primary focus has been the development of interests in an oil and natural gas project we hold in the Orogrande Basin in West Texas. In addition, we may consider various strategic options, including partnering with, or the possible sale of any or all of our assets to, third parties. We operate our business through our wholly owned subsidiaries, Torchlight Energy, Inc., Hudspeth Oil Corporation, Torchlight Hazel, LLC, Hudspeth Operating, LLC, Wolfbone Investments, LLC, Wildcat Panther LLC, Wildcat Valentine LLC, Wildcat Cowboy LLC, and Wildcat Packer LLC.

Presently, our primary interests include the oil and natural gas leases for properties of the Orogrande Basin in Hudspeth County, Texas (the “Orogrande Project”). In addition, we have minor interests in the Eastern edge of the Midland Basin in West Texas (the “Hazel Project”), two minor well interests in Oklahoma (the “Oklahoma Properties”), and the undeveloped oil and natural gas leases held in the Wildcat Projects in Louisiana.

Rich Masterson, our consulting geologist, originated our Orogrande Project, as discussed below, based on his tenure as a geologist since 1974. He is credited with originating the Wolfbone shale play in the Southern Delaware Basin of West Texas and has prepared prospects totaling over 150,000 acres that have been leased, drilled and are currently being developed by Devon Energy Corp., Occidental Petroleum Corporation and Noble Energy, among others.

The Company has drilled 18 test wells in the Orogrande Project in the basin in order to stay in compliance with the continuous drilling clause under the University Lands Development Unit Agreement (as amended, the “DDU Agreement”), as well as, to test for potential shallow pay zones and deeper pay zones that may be present on structural plays. Development of the wells continued through June 30, 2024 to further capture and document the scientific base in support of demonstrating the production potential of the Orogrande Project properties.

We satisfied the 2022 and 2023 drilling obligations in the Orogrande Project and, in satisfying our drilling obligations, we identified new potential pay zones not previously discovered in the Orogrande Project.

In addition to the Orogrande Project, we also have an interest in our Hazel Project in Tom Green County and Sterling County, Texas. In August 2020, our subsidiaries entered into the Option Agreement with MHP (the “Option Agreement”), under which, in exchange for satisfying certain drilling obligations, MHP had the option to purchase the entire Hazel Project. The option to purchase the entire acreage block was extended to September 30, 2021 and at such time MHP determined not to exercise the purchase option; however, MHP is entitled to receive, as its sole recourse for the recoupment of drilling costs, the revenue from production of the well attributable to our interest until such time as it has recovered its reasonable costs and expenses for drilling, completing and operating the well. Operations continue under the Option Agreement until such time as the revenue from the project equates to the dollars spent by, and shall be reimbursed to, MHP. At such time, any acreage held by production and all wells will revert back to our subsidiary, Torchlight Hazel, LLC.

Our principal executive offices are located at 6300 Ridglea Place, Suite 950, Fort Worth, TX 76116. The telephone number of our principal executive offices is (432) 684-0018.

Key Business Attributes

Experienced People. We have two part-time employees and we expect to engage consultants for various roles as needed including high quality exploration and technical partners. We plan to build on the expertise and experiences of our management team and seek guidance from outside advisors as well as our Board.

Project Focus. We are focusing primarily on exploitation projects. We may pursue high risk exploration prospects which may appear less favored than low risk exploration. We will, however, consider these high risk- high reward exploration prospects in connection with exploitation opportunities in a project that would reduce the overall project economic risk. We will consider such high risk-high reward prospects on their individual merits.

Lower Cost Structure. We will attempt to maintain the lowest possible cost structure, enabling the greatest margins and providing opportunities for investment that would not be feasible for higher cost competitors.

Limit Capital Risks. Limited capital exposure is planned initially to add value to a project and determine its economic viability. Management has experience in successfully managing risks of projects, finance, and value.

Business Processes

We believe there are three principal business processes that we must follow to enable our operations to be profitable. Each major business process offers the opportunity for a distinct partner or alliance as we grow. These processes are:

●	Investment Evaluation and Review;

●	Operations and Field Activities; and

●	Administrative and Finance Management.

Investment Evaluation and Review. This process is the key ingredient to our success. Recognition of quality investment opportunities is the fuel that drives our engine. Broadly, this process includes the following activities: prospect acquisition, regional and local geological and geophysical evaluations, data processing, economic analysis, lease acquisition and negotiations, permitting, and field supervision. We expect these evaluation processes to be managed by our management team. Expert or specific technical support will be outsourced as needed.

Operations and Field Activities. This process begins following management approval of an investment. Well site supervision, construction, drilling, logging, product marketing, and transportation are examples of some of these activities. We prefer to be the operator where possible.

Administrative and Finance Management. This process coordinates our initial structuring and capitalization, general operations and accounting, reporting, audit, banking and cash management, regulatory agencies reporting and interaction, timely and accurate payment of royalties, taxes, leases rentals, vendor accounts and performance management that includes budgeting and maintenance of financial controls, and interface with legal counsel and tax and other financial and business advisors.

Current Projects

As of June 30, 2024, we had interests in four oil and natural gas projects: the Orogrande Project in Hudspeth County, Texas, the Hazel Project in Sterling, Tom Green, and Irion Counties, Texas, the Oklahoma Properties, and the Wildcat Projects. See the description under “Current Projects” below under Note 4, “Oil & Natural Gas Properties,” of the financial statements included with this prospectus for information and disclosure regarding these projects, which description is incorporated herein by reference.

Our Properties

Our principal executive office is located at 6300 Ridglea Place, Suite 950, Fort Worth, TX 76116. We have no formal lease for the use of these premises, which we believe are adequate for our current needs.

The oil and natural gas projects consisting of unevaluated and undeveloped properties in progress of development for future production as of June 30, 2024 are summarized as follows:

	Total Acres		Developed Acres		Undeveloped Acres
	Gross	Net	Gross	Net	Gross	Net
Texas—
Orogrande Project	134,000	134,000	—	—	134,000	134,000
Hazel Project	12,203	9,762	320	256	11,883	9,506
Oklahoma—
Viking	640	192	640	192	—	—
Louisiana—
Wildcat projects	1,392	1,392	—	—	1,392	1,392
Total	148,235	145,346	960	448	147,275	144,898

Investments to support our oil and natural gas properties during the six months ended June 30, 2024 and 2023 were $31,769 and $7,853,902, respectively.

	June 30, 2024	December 31, 2023
Evaluated costs subject to amortization	$—	$—
Unevaluated costs	109,586,181	107,910,429
Total capitalized costs	109,586,181	107,910,429
Less accumulated depreciation, depletion and amortization	—	—
Less accumulated impairment	(109,368,390)	(107,910,429)
Total oil and gas properties	$217,791	$—

Our cumulative investment in oil and natural gas properties from inception to June 30, 2024 totals $109 million. For financial statement purposes, impairment adjustments have been made in prior periods, and at June 30, 2024, to reduce the balance sheet value of the Orogrande Projects to $-0-.

	Six Months Ended
	June 30,
	2024	2023
Property acquisition costs	$—	$—
Development costs	31,769	7,853,902
Exploratory costs	—	—
Totals	$31,769	$7,853,902

Property development costs presented above exclude interest capitalized into the full cost pool. For the year ended December 31, 2023, we capitalized $2,498,184 of interest on unevaluated properties. Capitalized interest for the six months ended June 30, 2024 was $1,438,571.

 The development costs include work in the Orogrande Project in West Texas and for 2023 and for the six months ended June 30, 2024. We made progress during 2023 to develop proved producing reserves in the Orogrande Project in the Permian Basin in West Texas, which has not yet resulted in hydrocarbon production. We incurred costs of $9.7 million in 2023 related to certain drilling activity carried out to remain in compliance with all aspects of our lease obligations and to satisfy the continuous drilling clause under the agreement with University Lands, whereby we are obligated to satisfy certain minimum yearly requirements that may be exceeded if desired. No development costs were incurred in 2023 or 2024 to date for the Oklahoma Properties. During the fiscal years ended December 31, 2023 and 2022, development and exploratory net wells were drilled as set forth in the table below.

Drilling Activity Summary

	December 31,
	2023	2022
Hazel Project (Texas)
Dry	0	0
Productive	0	0
Orogrande Project (Texas)
Dry	0	0
Productive	10	0

During 2022, we completed pre-drilling and development activity for our 2022 drilling program, including surveying, permitting, road and pad site work and initial drilling at an aggregate cost of $3,583,235 and satisfied our 2022 drilling obligations as of March 31, 2023, pursuant to an extension granted by University Lands for the 2022 drilling requirement.

Effective as of October 6, 2023, the Company and certain investor participants (each a “Participant” and collectively the “Participants”) entered into twenty-five separate Participation Agreements (the “Participation Agreements”) to conduct drilling of wells in the Company’s approximately 17,000-acre Johnson Prospect in Hudspeth County, Texas, which is a portion of our Orogrande Project. The Participation Agreements and related Operating Agreement required, among other things, that Hudspeth and the Company drill and complete at least five (5) vertical wells by December 31, 2023, unless the term of the Participation Agreement is extended. The wells were completed by December 31, 2023 in full satisfaction of the 2023 drilling requirement.

	June 30, 2024		December 31, 2023		December 31, 2022
	Gross	Net	Gross	Net	Gross	Net
Productive Wells
Oil	7.00	2.67	7.00	2.67	5.00	2.67
Gas	7.00	2.66	7.00	2.66	4.00	2.66
Test Wells
Salt Water Disposal	3.00	2.13	3.00	2.13	3.00	2.13
Fresh Water Supply	3.00	2.00	3.00	2.00	3.00	2.00
Plug & Abandon	5.00	3.87	5.00	3.87	5.00	3.87

Well status as of December 31, 2023 includes the five wells drilled under the Participation Agreements and which satisfied the 2023 drilling requirement. Since the Participants hold the working interest in those wells until payout, the Net Interest is unchanged from 2022.

With the principal goal of gathering scientific data from a strategy of drilling test wells, all wells were drilled with the intent of being completed and productive for hydrocarbons. Two horizontal wells were successfully completed for hydrocarbons through the 2020 drilling program, however as of June 30, 2024 both wells remain shut-in waiting for hook-up to a gas pipeline. The various wells drilled on the Orogrande Project through 2023 confirmed that there are at least five potential distinct reservoirs under our acreage. While these wells may have potential to produce hydrocarbons to sell commercially in the future, due to capital constraints we have no immediate plans to deploy the capital necessary to sell production from these wells to third parties. Instead, we plan to use the results from these wells to determine our drilling plans for future wells, including well locations, target depths and designated acreage, in the Orogrande Project. The remaining wells can be used for future development for various applications such as re-entering the wellbores for horizontal unconventional development, fresh water supply, or salt water disposal and/or plugged and abandoned.

Production, Price, and Production Cost History

Oklahoma Properties

During the six months ended June 30, 2024, we produced and sold 42 Bbls net to our interest at an average sale price of $70.17 per Bbl. We produced and sold 1,448 Mcf of natural gas net to our interest at an average sales price of $1.56 per Mcf. Our average production cost including lease operating expenses and direct production taxes was $14.91 per BOE. Our depreciation, depletion, and amortization expense was $-0- per BOE.

During the year ended December 31, 2023, we produced and sold 244 Bbls net to our interest at an average sale price of $76.50 per Bbl. We produced and sold 3,558 Mcf of gas net to our interest at an average sales price of $2.07 per Mcf. Our average production cost including lease operating expenses and direct production taxes was $18.90 per BOE. Our depreciation, depletion, and amortization expense was $-0- per BOE.

Hazel Project

During the six months ended June 30, 2024, 3,698 Bbls net to our interest were sold at an average sale price of approximately $79.85 per Bbl, although we received none of this revenue because all of it, after deducting expenses to produce the oil, was either received by MHP directly during the time that the Option Agreement was in effect or credited towards the recoupment of drilling costs incurred by MHP. We produced and sold -0- Mcf of natural gas net to our interest.

During the year ended December 31, 2023, 10,860 Bbls net to our interest were sold at an average sale price of approximately $70.99 per Bbl, although we received none of this revenue because all of sit, after deducting expenses to produce the oil, was either received by MHP directly during the time that the Option Agreement was in effect or credited towards the recoupment of drilling costs incurred by MHP. We produced and sold -0- Mcf of natural gas net to our interest.

	December 31, 2023			December 31, 2023
	Reserves			Future Net Revenue (M$)
					Present Value
Category	Oil (Bbls)	Gas (Mcf)	Total (BOE)	Total	Discounted at 10%
Net Proved Producing	0	0	0	$0	$0
Net Proved Nonproducing	0	0	0	$—	$—
Total Net Proved	0	0	0	$—	$—
Standardized Measure of Future Net Cash Flows Related to Proved Oil and Gas Properties					$—
Probable Undeveloped	0	0	0	$—	$—

During the year ended December 31, 2022, 22,511 Bbls net to our interest (21,647 for the predecessor period plus 864 for the successor period) were sold at an average sale price of approximately $55.98 per Bbl, although we received none of this revenue because all of it, after deducting expenses to produce the oil, was either received by MHP directly during the time that the Option Agreement was in effect or credited towards the recoupment of drilling costs incurred by MHP. We produced and sold -0- Mcf of natural gas net to our interest.

	December 31, 2022			December 31, 2022
	Reserves			Future Net Revenue (M$)
					Present Value
Category	Oil (Bbls)	Gas (Mcf)	Total (BOE)	Total	Discounted at 10%
Net Proved Producing	0	0	0	$0	$0
Net Proved Nonproducing	0	0	0	$—	$—
Total Net Proved	0	0	0	$—	$—
Standardized Measure of Future Net Cash Flows Related to Proved Oil and Gas Properties					$—
Probable Undeveloped	0	0	0	$—	$—

Net producing reserves from 2022 and 2023 were -0- BOE related to the Producing Hazel Wells due to the obligation to pass revenue through to MHP under the terms of the Option Agreement effective during both periods. Since we have no reserve value as of June 30, 2024 and December 31, 2023, Standardized Measure is not presented.

Due to the inherent uncertainties and the limited nature of reservoir data, both proved and probable reserves are subject to change as additional information becomes available. The estimates of reserves, future cash flows, and present value are based on various assumptions, including those prescribed by the SEC, and are inherently imprecise.

For the six months ended June 30, 2024, we had production revenue of $5,206 compared to $15,765 of production revenue for the prior year period. The change in revenue was primarily due to revenue from production sold from the Oklahoma wells. Our cost of revenue, consisting of lease operating expenses and production taxes, was $112,547 and $27,645 for the six months ended June 30, 2024 and June 30, 2023, respectively. Refer to the table of production and revenue included below for changes in revenue:

		Oil	Gas
		Production	Production	Oil	Gas	Total
Property	Quarter	(Bbls)	(Mcf)	Revenue	Revenue	Revenue
Oklahoma	Q1 - 2022	0	0	$—	$—	$—
Hazel (TX)	Q1 - 2022	0	0	—	—	—
Total Q1-2022		0	0	$—	$—	$—

Oklahoma	Q2 - 2022	97	1,267	$9,688	$7,716	$17,404
Hazel (TX)	Q2 - 2022	0	0	—	—	—
Total Q2-2022		97	1,267	$9,688	$7,716	$17,404

Oklahoma	Q3 - 2022	43	887	$4,635	$8,329	$12,964
Hazel (TX)	Q3 - 2022	0	0	—	—	—
Total Q3-2022		43	887	$4,635	$8,329	$12,964

Oklahoma	Q4 - 2022
Predecessor		28	635	$2,473	$5,432	$7,905
Successor		15	242	1,276	1,285	2,561
Hazel (TX)	Q4 - 2022	0	0	—	—	—
Total Q4-2022		43	877	$3,749	$6,717	$10,466
Total 2022		183	3,031	$18,072	$22,762	$40,834
Average Commodity Price				$98.75	$7.51

Oklahoma	Q1 - 2023	107	748	$8,141	$2,783	$10,924
Hazel (TX)	Q1 - 2023	0	0	—	—	—
Total Q1-2023		107	748	$8,141	$2,783	$10,924

Oklahoma	Q2 - 2023	43	867	$3,195	$1,646	$4,841
Hazel (TX)	Q2 - 2023	0	0	—	—	—
Total Q2-2023		43	867	$3,195	$1,646	$4,841

Oklahoma	Q3 - 2023	79	1,183	$6,184	$1,547	$7,731
Hazel (TX)	Q3 - 2023	0	0	—	—	—
Total Q3-2023		79	1,183	$6,184	$1,547	$7,731

Oklahoma	Q4 - 2023	15	760	$1,146	$1,389	$2,535
Hazel (TX)	Q4 - 2023	0	0	—	—	—
Total Q4-2023		15	760	$1,146	$1,389	$2,535

Total 2023		244	3,558	$18,666	$7,365	$26,031

Average Commodity Price				$76.50	$2.07

Oklahoma	Q1 - 2024	28	809	$2,002	$1,565	$3,567
Hazel (TX)	Q1 - 2024	0	0	—	—	—
Wildcat (LA)	Q1 - 2024	0	0	—	—	—
Total Q1-2024		28	809	$2,002	$1,565	$3,567

Oklahoma	Q2 - 2024	14	639	945	694	$1,639
Hazel (TX)	Q2 - 2024	0	0	—	—	—
Total Q2-2024		14	639	$945	$694	$1639

Total 2024 to date		42	1448	$2947	$2259	$5206

Average Commodity Price				$70.17	$1.56

Recent Developments

Louisiana Projects

In March 2024, we entered into a Contribution Agreement with Wildcat Partners SPV, LLC, a Delaware limited liability company (“Wildcat Partners”), under which Wildcat Partners transferred to us 100% of the issued and outstanding membership interests in each of (a) Wildcat Cowboy, LLC, a Texas limited liability company (“Cowboy”), (b) Wildcat Packer, LLC, a Texas limited liability company (“Packer”), (c) Wildcat Panther, LLC, a Texas limited liability company (“Panther”) and (d) Wildcat Valentine, LLC, a Texas limited liability company (“Valentine”). As consideration, we issued to Wildcat Partners 2,500,000 shares of our common stock, under the terms and conditions of the Contribution Agreement.

Concurrent with the closing of the above transaction with Wildcat Partners, we entered into and closed a Participation Agreement with an unrelated party under which we sold working interest in properties from two of the Wildcat entities.

Industry and Business Environment

We are experiencing a time of fluctuating, but higher oil prices caused by higher demand, lower U.S. supply, turmoil on the world stage and OPEC’s policies on production. Unfortunately, this is the cyclical nature of the oil and natural gas industry. We experience highs and lows that seem to come in cycles. Fortunately, there exists plenty of demand for US onshore oil and natural gas. We believe advances in technology drive the US market and we feel this will drive the development costs down on our exploration and drilling programs while maintaining favorable economics.

Competition

The oil and natural gas industry is intensely competitive, and we will compete with numerous other companies engaged in the exploration and production of oil and natural gas. Some of these companies have substantially greater resources than we have. Not only do they explore for and produce oil and natural gas, but also many carry on midstream and refining operations and market petroleum and other products on a regional, national, or worldwide basis. The operations of other companies may be able to pay more for exploratory prospects and productive oil and natural gas properties. They may also have more resources to define, evaluate, bid for, and purchase a greater number of properties and prospects than our financial or human resources permit. Our larger or integrated competitors may have the resources to be better able to absorb the burden of current and future federal, state, and local laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to locate reserves and acquire interests in properties in the future will be dependent upon our ability and resources to evaluate and select suitable properties and consummate transactions in this highly competitive environment. In addition, we may be at a disadvantage in producing oil and natural gas properties and bidding for exploratory prospects because we have fewer financial and human resources than other companies in our industry. Should a larger and better financed company decide to directly compete with us, and be successful in its efforts, our business could be adversely affected.

Marketing and Customers

The market for oil and natural gas that we will produce depends on factors beyond our control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels, and the effects of state and federal regulation. The oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial, and individual consumers.

Our oil production is expected to be sold at prices tied to the spot oil markets. Our natural gas production is expected to be sold under short-term contracts and priced based on first of the month index prices or on daily spot market prices. We will rely on our operating partners to market and sell our production.

Governmental Regulation and Environmental Matters

Our operations are subject to various rules, regulations, and limitations impacting the oil and natural gas exploration and production industry as a whole.

Regulation of Oil and Natural Gas Production

Our oil and natural gas exploration, production, and related operations, when developed, will be subject to extensive rules and regulations promulgated by federal, state, tribal, and local authorities and agencies. Certain states may also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging, and abandonment of such wells. We cover all costs associated with the related insurance coverage for such environmental regulatory compliance. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry will most likely increase our cost of doing business and may affect our profitability. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

Environmental Matters

Our operations and properties are and will be subject to extensive and changing federal, state, and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation, and discharge of materials into the environment, and relating to safety and health. In the future, environmental legislation and regulation may trend toward stricter standards. These laws and regulations may, for example:

●	require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities;

●	limit or prohibit construction, drilling, and other activities on certain lands lying within wilderness and other protected areas;

●	impose substantial liabilities for pollution resulting from operations; or

●	restrict certain areas from fracking and other stimulation techniques.

The permits required for our operations may be subject to revocation, modification, and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of management, we are and will be in substantial compliance with current applicable environmental laws and regulations and have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on our company, as well as the oil and natural gas industry in general.

CERCLA and comparable state statutes impose strict, joint, and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. RCRA and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

The Endangered Species Act (“ESA”) seeks to ensure that activities do not jeopardize endangered or threatened animal, fish, and plant species, nor destroy or modify the critical habitat of such species. Under the ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize protected species or habitat. The ESA provides for criminal and civil penalties for violations. Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although we believe that our operations are and will be in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject us to significant expenses to modify our operations or could force us to discontinue certain operations altogether.

Hydraulic fracturing is regulated by state and federal environmental and oil and gas regulatory authorities, including specifically the requirement to disclose certain information related to hydraulic fracturing operations. Operators must follow applicable legal requirements for groundwater protection and are subject to supervision by state and federal regulators (including the BLM on federal acreage). Furthermore, well construction practices require the installation of multiple layers of protective steel casing surrounded by cement that are specifically designed and installed to protect freshwater aquifers by preventing the migration of fracturing fluids into aquifers. Regulatory proposals in some states and local communities have been initiated to require or make more stringent the permitting and compliance requirements for hydraulic fracturing operations. Federal and state agencies have continued to assess the impacts of hydraulic fracturing, which could spur further action toward federal and/or state legislation and regulation of hydraulic fracturing activities. In addition, in light of concerns about seismic activity being triggered by the injection of produced waters into underground wells and hydraulic fracturing, certain regulators are also considering additional requirements related to seismic safety for hydraulic fracturing activities. Further restrictions on hydraulic fracturing could make it prohibitive to conduct our operations, and also reduce the amount of oil and natural gas that we or our operators are ultimately able to produce from our properties.

Climate Change

Significant studies and research have been devoted to climate change and global warming, and climate change has developed into a major political issue in the United States and globally. Certain research suggests that greenhouse gas emissions contribute to climate change and pose a threat to the environment. Recent scientific research and political debate has focused in part on carbon dioxide and methane incidental to oil and natural gas exploration and production. Many states and the federal government have enacted legislation directed at controlling greenhouse gas emissions, and future legislation and regulation could impose additional restrictions or requirements in connection with our drilling and production activities and favor use of alternative energy sources, which could affect operating costs and demand for oil products. As such, our business could be materially adversely affected by domestic and international legislation targeted at controlling climate change.

Legal Proceedings

On April 30, 2020, the Company’s wholly owned subsidiary, Hudspeth, filed suit against Datalog LWT, Inc. d/b/a Cordax Evaluation Technologies (“Cordax”). The suit, Hudspeth and Wolfbone Investments, LLC v. Datalog LWT, Inc. d/b/a Cordax Evaluation Technologies, was filed in the 189th Judicial District Court of Harris County, Texas. The suit seeks the recovery of approximately $1.4 million in costs incurred as a result of a tool failure during drilling activities on the University Founders A25 #2 well that is located in the Orogrande Field. Wolfbone, a subsidiary of the Company, is a co-plaintiff in that action. After the suit was filed, Cordax filed a mineral lien in the amount of $104,500 against the Orogrande Field and has sued the operator and counterclaimed against Hudspeth for breach of contract, seeking the same amount as the lien. Meta, as the Company’s parent at the time, determined to add the manufacturer of one of the tool components that it contends was one of the causes of the tool failure. It was later disclosed that Cordax is the subsidiary of a Canadian parent company, who has also been added to the case. Cordax’s current Chairman of the Board filed a special appearance after being served with a citation, alleging that he was a Canadian citizen with no meaningful ties to Texas. After discovery was conducted on this issue, a nonsuit without prejudice for this defendant was filed, dismissing him from the case. The remaining parties attended mediation on June 15, 2022, that was unsuccessful in resolving the case. Cordax filed a motion for summary judgment, attempting to dismiss Hudspeth and Wolfbone’s claims. The Court denied Cordax’s motion. Discovery is substantially complete. The Company is required to indemnify Meta in connection with this matter pursuant to the terms of the Distribution Agreement with Meta entered into in connection with the consummation of the Spin-Off. Prior to trial, in 2024, the parties settled the case. As soon as Cordax fulfills its payment obligations to Hudspeth (the amount of which is confidential), the Harris County case will be dismissed with prejudice. Cordax’s releases of Hudspeth and Wolfbone were effective when the Settlement Agreement was signed, May 16, 2024.

On March 18, 2021, Cordax filed a lawsuit in Hudspeth County, Texas seeking to foreclose its mineral lien against the Orogrande Field in the amount of $104,500.01 and recover related attorney’s fees. The foreclosure action, Datalog LWT Inc. d/b/a Cordax Evaluation Technologies v. Torchlight Energy Resources, Inc., was filed in the 205th Judicial District Court of Hudspeth County, Texas. The Company is contesting the lien in good faith and filed a Plea in Abatement on May 10, 2021, seeking a stay in the Hudspeth County lien foreclosure case pending final disposition of the related case currently pending in Harris County, Texas. The Company is required to indemnify Meta in connection with this matter pursuant to the terms of the Distribution Agreement with Meta. As part of the settlement in the Harris County case, Cordax has released the mineral lien, and the case has been dismissed with prejudice.

During June 2024, $306,554 was received as the initial settlement payment arising from the Cordax matter. Additional settlement funds in an amount to be determined will be forthcoming.

On March 15, 2024, a securities class action captioned Targgart v. Next Bridge Hydrocarbons, Inc., et al., No. 24-cv-1927, was filed in the U.S. District Court for the Eastern District of New York. The action is brought on behalf of a putative class of persons or entities that acquired the Company’s shares in connection with the Company’s spin-off from Meta, in December 2022. The complaint names as defendants the Company and certain of its current and former officers and directors. The complaint asserts claims under Sections 11 and 15 of the Securities Act, alleging that the Form S-1 that the Company filed with the SEC on July 14, 2022, which became effective on November 18, 2022, contained untrue statements or omissions. The complaint seeks, among other things, unspecified statutory and compensatory damages.

On May 7, 2024, a stockholder derivative petition captioned Bartok v. Greg McCabe, et al., No. 017-352565-24, was filed in the District Court of Tarrant County, Texas. The petition names the Company as a nominal defendant and asserts breach of fiduciary duty and other assorted claims against current and former officers and directors of the Company and of Meta. The stockholder makes allegations about the defendants’ conduct in the Company’s 2022 spin-off from Meta and alleges continuing breaches by failing to correct allegedly misleading statements made in connection with the spin-off.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited and unaudited financial statements and related notes that are included elsewhere in this prospectus. Some of the information contained in this discussion and analysis constitutes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly under the section titled “Cautionary Statement Concerning Forward-Looking Statements.”

Overview

Our consolidated financial statements reflect our financial position, results of operations and cash flows as we were historically managed, in conformity with GAAP.

On December 22, 2022, the Company entered into the 2022 Note with Mr. McCabe for a total of $20,000,000. The Company was entitled to request advances under the 2022 Note in a minimum principal amount of $100,000 each. In December 2022 $2,000,000 was drawn and the balance of funding available under the Note was drawn in 2023.Mr. McCabe is the largest shareholder of our common stock. As such, 2022 Note constitutes a related party transactions which was duly approved by our Board and Audit Committee.

We met our drilling obligations under the DDU Agreement to drill five new wells in the Orogrande Project in advance of the March 31, 2023 deadline under University Lands lease requirement. The data collected from these five wells, in addition to the five wells drilled in 2021, confirmed that there are at least five potential distinct reservoirs under our acreage. Also, our operations team deployed a new mist drilling solution which increased hole stability, which we believe will result in meaningful cost savings for additional wells drilled in the Orogrande Project. While these wells may have potential to produce hydrocarbons to sell commercially in the future, we have no immediate plans to deploy the additional capital necessary to sell production from these wells to third parties. Instead, we plan to use the results from these wells to determine our drilling plans for future wells, including reservoir locations, target depths and designated acreage, in the Orogrande Project. Notwithstanding the foregoing, development of the wells continued through June 30, 2024, to further capture and document the scientific base in support of demonstrating the production potential of the property. We completed drilling activities under the 2023 drilling program, drilling five wells required for the program, and depending on the results of those drilling activities, we may consider deploying the additional capital necessary to sell oil production from the wells to third parties.

On March 31, 2024, we entered into an amendment to the 2021 Note and an amendment to the Loan Agreement in order to extend the maturity date of each of the 2021 Note and the Loan Agreement respectively from March 31, 2024 to September 30, 2024.

On May 11, 2023, the Company and its wholly owned subsidiary Hudspeth, entered into a contribution and exchange agreement with each of the prior working interest owners in the Orogrande Project named in the table below (each an “Orogrande Owner” and collectively, the “Orogrande Owners”), pursuant to which the Company issued to the Orogrande Owners the number of shares of the Company’s restricted common stock set forth opposite such Orogrande Owner’s name below in exchange for and in order to acquire such Orogrande Owner’s rights to working interest in the Orogrande Project.

	Shares of Common Stock	Working Interest Contribution
Dingus Investments, Inc.	7,050,382	2.8334%
Pandora Energy, LP	6,220,779	2.5000%
Kennedy Minerals, Ltd	6,220,779	2.5000%
The de Compiegne Property Company No. 20, Ltd	6,220,779	2.5000%
Loma Hombre Energy, LLC	622,078	0.2500%
Sero Capital, LLC	725,840	0.2917%
TOTAL	27,060,637	10.8751%

On August 7, 2023, Mr. McCabe and Meta entered into a Loan Sale Agreement whereby Mr. McCabe purchased from Meta (i) the 2021 Note and (ii) all outstanding loans made to the Company by Meta pursuant to the Loan Agreement (the “Loan Purchase”). As a result of the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note and the Loan Agreement. Additionally, as part of the Loan Purchase, Meta assigned to Mr. McCabe its lien on 25% of the Orogrande Prospect. The Company’s obligations and responsibilities under the 2021 Note and the Loan Agreement remain unchanged.

On March 31, 2024, the Company entered into an amendment to the 2022 Note in order to extend the maturity date of each of the 2022 Note to September 30, 2024.

 Income Taxes

Judgment is required in determining the provision for income taxes and related accruals, deferred tax assets and liabilities. In the ordinary course of business, tax issues may arise where the ultimate outcome is uncertain. Additionally, our tax returns are subject to audit by various tax authorities. Consequently, changes in our estimates for contingent tax liabilities may materially impact our results of operations or financial position.

RESULTS OF OPERATIONS

Historical Results for the Years Ended December 31, 2023 and 2022 (for the Predecessor Period January 1, 2022 through December 14, 2022, and for the Successor Period December 15, 2022 through December 31, 2022).

For the year ended December 31, 2023, we had a net loss of $37,556,787 compared to a net loss for the year ended December 31, 2022 of $89,600,926 ($81,662,591 for the successor period, and $7,938,335 for the predecessor period). The decrease in net loss is primarily due to the difference in impairment loss of $53,575,598. As of December 31, 2023, we had current liabilities of $49,180,177 and Stockholders’ deficit of $47,237,839.

Revenue and Gross Profit

	Year Ended December 31,
	2022			2023
	Successor	Predecessor	Combined
Product sales BOE	59	633	692	837

Total Revenue	$2,561	$38,273	$40,834	$26,031
Cost of revenue	(6,055)	(71,243)	(77,298)	(60,933)
Gross Profit (Loss)	$(3,494)	$(32,970)	$(36,464)	$(34,902)

Gross Profit (Loss) percentage	(136.43)%	(86.14)%	(89.30)%	(134.08)%

Production Revenues and Cost of Revenue

For the year ended December 31, 2023, we had production revenue of $26,031 compared to $40,834 ($38,273 for the predecessor period plus $2,561 for the successor period) for the year ended December 31, 2022. The change in revenue was primarily due to the production performance of the two marginal wells in Oklahoma. For each of the years ended December 31, 2023 and 2022, production and revenue are detailed as follows:

		Oil	Gas
		Production	Production	Oil	Gas	Total
Property	Quarter	(Bbls)	(Mcf)	Revenue	Revenue	Revenue
Oklahoma	Q1 – 2022	0	0	$—	$—	$—
Hazel (TX)	Q1 – 2022	0	0	—	—	—
Total Q1-2022		0	0	$—	$—	$—

Oklahoma	Q2 – 2022	97	1,267	$9,688	$7,716	$17,404
Hazel (TX)	Q2 – 2022	0	0	—	—	—
Total Q2-2022		97	1,267	$9,688	$7,716	$17,404

Oklahoma	Q3 – 2022	43	887	$4,635	$8,329	$12,964
Hazel (TX)	Q3 – 2022	0	0	—	—	—
Total Q3-2022		43	887	$4,635	$8,329	$12,964

Oklahoma	Q4 – 2022
Predecessor		28	635	$2,473	$5,432	$7,905
Successor		15	242	1,276	1,285	2,561
Hazel (TX)	Q4 – 2022	0	0	—	—	—
Total Q4-2022		43	877	$3,749	$6,717	$10,466
Total 2022		183	3,031	$18,072	$22,762	$40,834
Average Commodity Price				$98.75	$7.51

		Oil	Gas
		Production	Production	Oil	Gas	Total
Property	Quarter	(Bbls)	(Mcf)	Revenue	Revenue	Revenue
Oklahoma	Q1 – 2023	107	748	$8,141	$2.783	$10,924
Hazel (TX)	Q1 – 2023	0	0	-	-	-
Total Q1-2023		107	748	$8,141	$2,783	$10,924

Oklahoma	Q2 – 2023	43	867	$3,195	$1,646	$4,841
Hazel (TX)	Q2 – 2023	0	0	-	-	-
Total Q2-2023		43	867	$3,195	$1,646	$4,841

Oklahoma	Q3 – 2023	79	1183	$6,184	$1,547	$7,731
Hazel (TX)	Q3 – 2023	0	0	-	-	-
Total Q3-2023		79	1183	$6,184	$1,547	$7,731

Oklahoma	Q4 – 2023	15	760	1,146	1,389	2,535
Hazel (TX)	Q4 – 2023	0	0	-	-	-
Total Q4-2023		15	760	$1,146	$1,389	$2,535
Total 2023		244	3558	$18,666	$7,365	$26,031
Average Commodity Price				$76.50	$2.07

Expenses for the Years Ended December 31, 2023 and 2022

We recorded depreciation, depletion and amortization expense of $-0- for the year ended December 31, 2023 compared to $-0- for the year ended December 31, 2022.

Operating Expenses

	Year Ended December 31,
	2022			2023
	Successor	Predecessor	Combined
Operating Expenses
General & Administrative	$916,085	$7,905,860	$8,821,945	$12,095,611
Total operating expenses	$916,085	$7,905,860	$8,821,945	$12,095,611

General and Administrative Expenses

Our general and administrative expense for the year ended December 31, 2023 was $12,095,611 compared with $8,821,945 ($7,905,860 for the predecessor period plus $916,085 for the successor period) for the year ended December 31, 2022. Our general and administrative expenses consisted of consulting and compensation expense, substantially all of which were non-cash or deferred, accounting and administrative costs, professional consulting fees, and other general corporate expenses. The change in general and administrative expenses in 2023, compared to 2022, is primarily due to employee compensation and an increase in consulting fees, filing fees, legal fees, director and officer liability insurance, and investor relations expenses incurred in connection with the spin-off of the Company from Meta.

Results for the Six Months Ended June 30, 2024 and 2023

Revenue and Gross Profit

	Six Months Ended June 30,
	2024	2023
Product Sales BOE	42	499

Total Revenue	$5,206	$15,765
Cost of revenue	$(112,547)	$(27,645)
Gross Profit (Loss)	$(107,341)	$(11,880)

Gross profit percentage	(2061.87)%	(75.36)%

Production Revenues and Cost of Revenue

For the six months ended June 30, 2024, we had production revenue of $5,206 compared to $15,765 of production revenue for the prior year period. The change in revenue was primarily due to revenue from production sold from the Oklahoma wells. Our cost of revenue, consisting of lease operating expenses and production taxes, was $112,547 and $27,645 for the six months ended June 30, 2024, and 2023, respectively. Refer to the table of production and revenue included below for changes in revenue:

		Oil	Gas
		Production	Production	Oil	Gas	Total
Property	Quarter	(Bbls)	(Mcf)	Revenue	Revenue	Revenue
Oklahoma	Q1 – 2023	107	748	$8,141	$2,783	$10,924
Hazel (TX)	Q1 – 2023	0	0	—	—	—
Total Q1-2023		107	748	$8,141	$2,783	$10,924

Oklahoma	Q2 – 2023	43	867	$3,195	$1,646	$4,841
Hazel (TX)	Q2 – 2023	0	0	—	—	—
Total Q2-2023		43	867	$3,195	$1,646	$4,841

Oklahoma	Q3 – 2023	79	1,183	$6,184	$1,547	$7,731
Hazel (TX)	Q3 – 2023	0	0	—	—	—
Total Q3-2023		79	1,183	$6,184	$1,547	$7,731

Oklahoma	Q4 – 2023	15	760	1,146	1,389	2,535
Hazel (TX)	Q4 – 2023	0	0	—	—	—
Total Q4-2023		15	760	$1,146	$1,389	$2,535
Total 2023		244	3,558	$18,666	$7,365	$26,031
Average Commodity Price				$76.50	$2,07

Oklahoma	Q1 – 2024	28	809	$2,002	$1,565	$3,567
Hazel (TX)	Q1 – 2024	0	0	—	—	—
Wildcat (LA)	Q1 – 2024	0	0	—	—	—
Total Q1-2024		28	809	$2,002	$1,565	$3,567

Oklahoma	Q2 – 2024	14	639	$945	$694	$1,639
Hazel (TX)	Q2 – 2024	0	0	—	—	—
Wildcat (LA)	Q2 – 2024	0	0	—	—	—
Total Q2-2024		28	809	$2,002	$1,565	$3,567

Total 2024 to Date		42	1,448	$2,947	$2,259	$5,206

Average Commodity Price				$70.07	$1.56

Expenses for the Three and Six Months Ended June 30, 2024 and 2023

We did not record any depreciation, depletion and amortization expense for either of the three or six months ended June 30, 2024 or 2023.

Operating Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2023	2024
Operating Expenses
General & Administrative	$432,879	$3,046,419	$1,191,519	$5,519,158
Total operating expenses	$432,879	$3,046,419	$1,191,519	$5,519,158

General and Administrative Expenses

Our general and administrative expense for the six-month period ended June 30, 2024, was $1,191,519 compared with $5,519,158 for the same period from the prior year. Our general and administrative expenses consisted of employee compensation expense, accounting and administrative costs, legal and other professional consulting fees, and other general corporate expenses. The change in general and administrative expenses in 2024, compared to 2023, is primarily due to decreased employee compensation and a decrease in consulting fees, filing fees, legal fees, and expense recorded relative to the issuance of employee stock options.

Our general and administrative expense for the three-month period ended June 30, 2024, was $432,879 compared with $3,046,419 for the same period from the prior year. Our general and administrative expenses consisted of employee compensation expense, accounting and administrative costs, legal and other professional consulting fees, and other general corporate expenses. The change in general and administrative expenses in 2024, compared to 2023, is primarily due to decreased employee compensation and a decrease in consulting fees, filing fees, legal fees, and expense recorded relative to the issuance of employee stock options.

CASH FLOWS, LIQUIDITY AND CAPITAL RESOURCES

Cash Flows for the years ended December 31, 2023 and 2022 (as restated)

The following table summarizes sources and uses of cash and cash equivalents:

	Year Ended December 31
	2023	2022
		Successor Period	Predecessor Period
		December 15, 2022 through December 31, 2022	January 1, 2022 through December 14, 2022	Combined
Cash Flows From Operating Activities
Net loss	$(37,556,787)	$(81,662,591)	$(7,938,335)	$(89,600,926)
Adjustments to reconcile net loss to net cash from operations:
Accretion expense	1,785	1,092	—	1,092
Prospect fee offset to note payable	(368,334)	—	—	—
Bad debt expense	—	—	(26,612)	(26,612)
Expense related to stock based compensation	4,781,279	—	—	—
Impairment loss	27,167,415	80,743,013	—	80,743,013
Change in:
Accounts receivable	(208,882)	—	74,310	74,310
Accounts receivable, related party	—	—	(14,153)	(14,153)
Prepayments – development costs	18,660	—	(150,000)	(150,000)
Other assets	(25,000)	39,185	(94,364)	(55,179)
Prepaid expenses	(14,441)	(58,225)	(1,408)	(59,633)
Accounts payable and accrued expenses	(1,353,787)	2,209,867	2,524,381	4,734,248
Net cash provided by (used in) operating activities	(7,558,092)	1,272,341	(5,626,181)	(4,353,840)

Cash Flows From Investing Activities
Investment in oil and natural gas properties	(8,653,640)	(3,023,030)	(3,859,851)	(6,882,881)

Net cash used in investing activities	(8,653,640)	(3,023,030)	(3,859,851)	(6,882,881)

Cash Flows From Financing Activities
Contributions from parent	—	—	316,600	316,600
Proceeds from notes payable, related party	18,000,000	2,000,000	7,500,000	9,500,000
Payments on promissory notes	(1,000,000)	—	—	—
Prepayments, working interest owners	311,281	—	—	—
Net cash provided by financing activities	17,311,281	2,000,000	7,816,600	9,816,600

Net increase (decrease) in cash	1,099,549	249,311	(1,669,432)	(1,420,121)

Cash—beginning of period	569,298	319,987	1,989,419	1,989,419
Cash—end of period	$1,668,847	$569,298	$319,987	$569,298

Supplemental disclosure of cash flow information:
Cash paid for interest	$199,345	$—	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Common stock issued in working interest acquisition	$15,838,073	$—	$—	$—
Common stock issued in spin out transaction	$—	$—	$16,547	$16,547
Account receivable cancelled in working interest acquisition	$177,519	$—	$—	$—
Account payable reduced by expense offset	$—	$15,638	$—	$15,638
Capitalized Interest included in interest payable	$2,498,184	$74,210	$1,289,328	$1,363,538

At December 31, 2023, we had cash and cash equivalents of $1,668,847 compared to $569,298 as of December 31, 2022.

Cash Flows from Operating Activities

Cash used in operating activities for the year ended December 31, 2023, was $7,558,092 compared to $4,353,840 for the year ended December 31, 2022.

Cash used in operating activities for the year ended December 31, 2023 can be attributed principally to net loss from operations of $37,556,787 adjusted for $27,167,415 in impairment loss, $4,781,279 in expense related to stock based compensation and a decrease in accounts payable and accrued expenses.

Cash Flows from Investing Activities

Cash used in investing activities for the year ended December 31, 2023 was $8,653,640 compared to $6,882,881 for year ended December 31, 2022. Cash used in investing activities consisted primarily of investments in oil and natural gas properties in 2023.

Cash Flows from Financing Activities

Cash provided by financing activities for the year ended December 31, 2023 was $17,311,281 compared to $9,816,600 for the year ended December 31, 2022. Cash flows provided by financing activities consists primarily of proceeds from notes payable to related parties.

We expect to continue to have cash flows provided by financing activities as we seek new rounds of financing and continue to develop our oil and natural gas investments. We do not expect to pay cash dividends on our common stock in the foreseeable future.

Reference the consolidated statements of cash flows included in the financial statements for additional detail of the components that comprise the net use of cash in operations. We expect to continue to use cash flows in operating activities until such time as we achieve sufficient commercial oil and natural gas production to cover our operating costs.

Cash Flows for the Six Months Ended June 30, 2024 and 2023

		Restated
	Six	Six
	Months Ended	Months Ended
	June 30, 2024	June 30, 2023
Cash Flows Used in Operating Activities
Net loss	$(1,821,763)	$(30,539,714)
Adjustments to reconcile net loss to net cash from operations:
Gain on sale of property interests	(618,504)	-
Accretion expense	11,188	11,936
Expense related to stock-based compensation	108,000	1,225,800
Imputed interest on note payable	12,500	-
Impairment loss	1,457,961	25,008,677
Change in:
Accounts receivable	32,203	-
Prepayments - development costs	(81,279)	150,000
Prepaid expenses	(24,665)	25,652
ARO applied to plug and abandon expense	(26,670)	-
Accounts payable and accrued expenses	(3,382,288)	(3,660,998)
Net cash used in operating activities	(4,333,317)	(7,778,647)

Cash Flows Used in Investing Activities
Investment in oil and natural gas properties	(31,769)	(7,853,902)
Net cash used in investing activities	(31,769)	(7,853,902)

Cash Flows From Financing Activities
Proceeds from notes payable, related party	1,000,000	17,000,000
Proceeds from promissory note	2,000,000	(1,000,000)
Payments on promissory notes	-	(199,345)
Proceeds from sale of assets	1,141,142	-
Prepayments, working interest owners	(311,281)	-
Net cash from financing activities	3,829,861	15,800,655

Net increase(decrease) in cash	(535,225)	168,106

Cash - beginning of period	1,668,847	569,298

Cash - end of period	$1,133,622	$737,404

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$199,345
Cash paid for income tax	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Addition to note payable to reimburse lease payments	$278,054	$-
Common stock issued in property acquisition	$450,000	$-
Common stock issued for working interest	$-	$15,838,072
Capitalized Interest	$1,438,571	$1,139,183

Cash Flow Used in Operating Activities

Cash flow used in operating activities for the six months ended June 30, 2024 was $4,333,317 compared to $7,778,647 for the six months ended June 30, 2023. Cash flows used in operating activities for the six months ended June 30, 2024, can be primarily attributed to the net loss from operations, impairment loss, and a decrease in accounts payable. Cash flows used in operating activities for the six months ended June 30, 2023, can be primarily attributed to the net loss from operations, the adjustment for impairment loss and a decrease in accounts payable. We expect to continue to use cash flow in operating activities until such time as we achieve sufficient commercial oil and gas production to cover all of our cash costs.

Cash Flow Used in Investing Activities

Cash flow used in investing activities for the six months ended June 30, 2024 was $31,769 compared to $7,853,902 for the six months ended June 30, 2023. Cash flow used in investing activities principally consists of investment in oil and natural gas properties in Texas.

Cash Flows from Financing Activities

Cash flows from financing activities for the six months ended June 30, 2024 was $3,829,861 compared to $15,800,655 for the six months ended June 30, 2023. Cash flows from financing activities consists of proceeds from additional borrowings from a related party, which had a principal balance of $42,499,082 outstanding as of June 30, 2024. For the six months ended June 30, 2024, we incurred aggregate interest on the 2022 Note, the 2021 Note and under the Loan Agreement of $1,357,953.

Capital Expenditures for the years ended December 31, 2023 and 2022 (as restated)

Our capital expenditures are summarized in the following table:

	Year
	Ended	Year Ended December 31, 2022
	2023	Successor	Predecessor	Combined
Acquisitions:
Proved property	$—	$—	$—	$—
Unproved property working interest	16,015,592	—	—	—
Exploration and development:
Developmental leasehold costs	—	—	—	—
Exploratory drilling and completion costs	—	—	—	—
Development drilling and completion costs	8,653,640	3,023,030	3,859,851	6,882,881
Other development costs	—	—	—	—
Capitalized interest	2,498,184	74,210	1,289,328	1,363,538
Asset retirement obligations	1,785	246,866	—	246,866
Total exploration and development	27,169,201	3,344,106	5,149,179	8,493,285
Other property	—	—	—	—
Total capital expenditures	$27,169,201	$3,344,106	$5,149,179	$8,493,285
Change in accrued capital expenditures and other	(1,353,787)	(2,209,867)	(2,524,380)	(4,734,247)
Common stock issued for development costs	(15,838,073)	—	—	—
Account receivable cancelled in working interest acquisition	(177,519)	—	—	—
Prepaid drilling costs	—	—	150,000	150,000
Capitalized interest	(2,498,184)	(74,210)	(1,289,328)	(1,363,538)
Asset retirement obligations	(1,785)	(246,866)	—	(246,866)
Total cash capital expenditures	$7,299,853	$813,163	$1,485,471	$2,298,634

Capital Expenditures for the six months ended June 30, 2024 and 2023

Our capital expenditures are summarized in the following table:

	Six Months Ended June 30,
	2024	Restated 2023
Acquisitions:
Proved property	$—	$—
Unproved property working interest	450,000	—
Exploration and development:
Developmental leasehold costs	—	—
Exploratory drilling and completion costs	—	—
Development drilling and completion costs	31,769	7,853,902
Other development costs	—	—
Capitalized interest	1,438,571	1,139,183
Asset retirement obligations	—	—
Total exploration and development	1,920,340	8,993,085

Other property	—	—
Total capital expenditures	$1,920,340	$8,993,085
Change in accrued capital expenditures and other	3,382,288	3,660,998
Prepaid drilling costs	—	(150,000)
Capitalized interest	(1,438,571)	(1,139,183)
Common stock issued in mineral lease acquisition	(450,000)	—
Asset retirement obligations	—	—
Total cash capital expenditures	$3,414,057	$11,364,900

Liquidity and Capital Resources

Liquidity risk is the risk that we will not meet our financial obligations as they become due after use of currently available cash. We have a planning and budgeting process to monitor operating cash requirements, including amounts projected for capital expenditures, which are adjusted as input variables change. These variables include, but are not limited to, our ability to generate revenue from operations, general and administrative requirements and the availability of equity or debt capital. As these variables change, we may be required to issue equity or obtain debt financing.

The 2021 Note and the Loan Agreement

On October 1, 2021, we issued a secured, revolving promissory note in an original principal amount of up to $15 million, which was subsequently increased to $20 million, in favor of Meta (as amended to date, the “2021 Note”).

The 2021 Note is secured by a security interest in (a) pursuant to a Stock Pledge Agreement dated as of September 30, 2021 between Mr. McCabe (the “Pledgor”) and Meta (the “Stock Pledge Agreement”), 1,515,000 shares of Meta’s common stock that are owned directly and beneficially by the Pledgor, and (b) pursuant to a Deed of Trust, Mortgage, Security Agreement, Fixture Filing, Financing Statement and Assignment of Production dated as of September 30, 2021 made by Wolfbone (an affiliate of the Pledgor) for the benefit of Mr. McCabe (the “Security Agreement”), a 25% working interest beneficially owned by the Pledgor in the Orogrande Project as defined in the Security Agreement. Following the Merger, Wolfbone became a subsidiary of the Company and the Security Agreement remains in place.

The 2021 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts our ability to merge or consolidate with another person or entity, or sell or transfer all or substantially all of our assets, unless we are the surviving entity or the successor entity assumes all of obligations under the 2021 Note.

Upon the occurrence and during the continuance of an event of default under the 2021 Note, the lender may declare all outstanding principal and accrued and unpaid interest under the 2021 Note immediately due and payable, may terminate any remaining commitment to make advances under the 2021 Note, and may exercise the other rights and remedies provided for under the 2021 Note and related security documents. The events of default under the 2021 Note include among other things, subject to grace periods in certain instances, payment defaults, breaches of covenants, an event of default under the Stock Pledge Agreement or the Security Agreement, bankruptcy and insolvency events with respect us or our subsidiaries, cross defaults with certain of our other material indebtedness, and material judgments against us.

We have the right to prepay the loans under the Loan Agreement in whole or in part at any time without penalty. Amounts repaid or prepaid may not be reborrowed. We will be required to prepay the loans upon an asset disposition (other than permitted asset sales), certain equity issuances (other than permitted equity), debt issuances (other than permitted debt), and certain extraordinary receipts. We are required to prepay the loans from our annual excess cash flow, if any.

The Loan Agreement includes customary representations and covenants that, subject to certain exceptions and qualifications, restrict our ability to do certain things, such as: incur additional indebtedness; incur liens; engage in mergers, acquisitions, and asset sales; make loans and investments; declare dividends or redeem or repurchase equity interests; transact with affiliates on a non-arm’s length basis; and enter into certain restrictive agreements. In addition, the Loan Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, maintenance of our existence and material properties, customary visitation rights, reporting requirements, compliance with applicable laws and regulations, and formation or acquisition of new subsidiaries.

Upon the occurrence and during the continuance of an event of default, the lender has the right to declare all outstanding principal and accrued and unpaid interest under the Loan Agreement immediately due and payable and exercise certain other rights and remedies. The events of default under the Loan Agreement include among other things, subject to grace periods in certain instances, payment defaults, breaches of covenants or representations and warranties, a change in control or a material adverse change defined in the Loan Agreement, material judgments and attachments, cross defaults with certain other material indebtedness, and bankruptcy and insolvency events with respect to the Company and our subsidiaries.

On August 7, 2023, Mr. McCabe and Meta entered into a Loan Sale Agreement whereby Mr. McCabe purchased from Meta (i) the 2021 Note and (ii) all outstanding loans made to the Company by Meta pursuant to the Loan Agreement (the “Loan Purchase”). As a result of the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note and the Loan Agreement. Additionally, as part of the Loan Purchase, Meta assigned to Mr. McCabe its lien on 25% of the Orogrande Prospect. The Company’s obligations and responsibilities under the 2021 Note and the Loan Agreement remain unchanged.

On October 1, 2023, we entered into an amendment to the 2021 Note and an amendment to the Loan Agreement with Mr. McCabe as successor in interest to Meta extending the 2021 Note Maturity Date. An additional Amendment effective June 30, 2024 extended the maturity date to September 30, 2024.

The 2021 Note is fully drawn with a principal balance outstanding of $15 million, bears interest at 8% per annum, computed on the basis of a 360-day year, and matures on January 3, 2024. If an event of default occurred and is continuing, interest on the 2021 Note may accrue at the default rate of 12% per annum. Additionally, we have an aggregate principal balance of $6.59 million outstanding under the Loan Agreement which bears interest at a fixed rate of 8% per annum if no event of default exists, and at a fixed rate of 12% per annum if an event of default exists.

The combined balance on the 2021 Note and the Loan Agreement as of June 30, 2024, was $21.22 million. As of June 30, 2024, the combined total accrued and unpaid interest under the 2021 Note and the Loan Agreement was $3.91 million.

December 2022 Note

On December 22, 2022 we issued an unsecured promissory note in the principal amount of up to $20 million in favor of Mr. McCabe (the “2022 Note”), which bears interest at 5% per annum, computed on the basis of a 365-day year. As of June 30, 2024, the Company had a balance of $21.28 million and accrued and unpaid interest of $1,068,096 due under the 2022 Note. An Amendment effective June 30, 2024, extended the maturity date to September 30, 2024.

As of June 30, 2024, the Company had $21.28 million in principal amount outstanding under the 2022 Note. As of June 30, 2024, the Company had $1.3 million in accrued but unpaid interest on the 2022 Note.

As of June 30, 2024, Notes Payable – related party includes balances of the 2021 Note and Loan Agreement and the December 2022 Note, as detailed above, totaling $42.50 million, and additional borrowing and adjustment to the December 2022 note during the six months ended June 30, 2024, as detailed below:

On January 23, 2024, Mr. McCabe loaned $1,000,000 to us, which was evidenced under a 0% Senior Unsecured Promissory Note effective as of that date (the “McCabe Note”), which provided, among other things, that the loan will be due on February 28, 2025, with the Company having the option to extend the loan by one additional year. The loan will bear interest at the rate of 0% per annum and will be payable in one balloon payment of principal and interest on the maturity date. If we elect to extend the loan for one year, the loan will continue to bear interest at the rate of 0% per annum and will be payable in one balloon payment of principal and interest on the extended maturity date.

Imputed interest has been recorded on the -0-% note in the amount of $12,500 for the six months ended June 30, 2024.

CAPCO Note February 2024

On February 29, 2024, CAPCO Holding, Inc., a Texas corporation (“Capco”), loaned us $2,000,000 under a 12% Secured Promissory Note (the “Capco Note”), which provides, among other things, that the loan will be due in one year, with us having the option to extend the loan by one additional year. The loan will bear interest at the rate of 12% per annum and will be payable in one balloon payment of principal and interest on the maturity date. If we elect to extend the loan for one year, we must pay all accrued interest for that first year, and thereafter, the loan will bear interest at a rate that is mutually agreeable to us and Capco, which rate will not exceed 18% per annum, and will be payable in one balloon payment of principal and interest on the extended maturity date. As part of the transaction, Gregory McCabe, our Chairman and Chief Executive Officer, entered into a Stock Pledge and Security Agreement with Capco under which he pledged 250,000 of his shares of common stock of the Company to secure our obligations under the Capco Note. Further, Mr. McCabe entered into a Subordination Agreement (the “Subordination Agreement”) with Capco and us under which Mr. McCabe agreed to subordinate all of the Company’s indebtedness and obligations owed to Mr. McCabe to the Capco Note, under the terms and conditions of the Subordination Agreement. Accrued and unpaid interest as of June 30, 2024 was $80,502.

Contractual Obligations

Our most significant contractual obligations relate to the Loan Agreement, the 2021 Note, the 2022 Note, the January and February 2024 Notes and drilling and development commitments and other lease operating expenses under certain leases for the Orogrande Project. See the discussion under the caption “Liquidity and Capital Resources.”

In addition to our debt commitments, the Orogrande Project leases representing approximately 134,000 gross acres in the Orogrande Basin in West Texas are subject to expiration in 2024 in the event we fail to drill five wells during the 2024 calendar year in compliance with our drilling obligations under the DDU Agreement. We do not yet know what our capital expenditure needs will be to satisfy our drilling commitments for the calendar year 2024. For a discussion of the risks relating to our drilling obligations, see “Risk Factors—Risks Relating to Our Business,” including the risk factor “—Our acreage must be drilled before lease expiration in order to hold the acreage by production. In the highly competitive market for acreage, failure to drill sufficient wells in order to hold acreage will result in a substantial lease renewal cost, or if renewal is not feasible, loss of our lease and prospective drilling opportunities.”

Management believes that currently available resources may not provide sufficient funds to enable us to meet our financing and drilling obligations for the 2024 fiscal year. We anticipate that we will continue to incur operating losses and generate negative cash flows from operations for the foreseeable future. As a result, we will need additional capital resources to fund our operations both in the short term and in the long term, prior to achieving break even or positive operating cash flow. While we do not have any committed sources of capital, we expect to continue to opportunistically seek access to additional funds through public or private equity offerings or debt financings, through partnering or other strategic arrangements, including credit application arrangements with our third-party servicers, or a combination of the foregoing. Despite our efforts, we may face obstacles in continuing to attract new financing due to industry conditions and our history and current record of net losses. We can provide no assurance that we will be able to obtain the financing required to meet our stated objectives or even to continue as a going concern.

Critical Accounting Estimates

Oil and natural gas properties—The Company uses the full cost method of accounting for exploration and development activities as defined by the SEC. Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and natural gas properties is not recognized unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological, and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. The Company allocates a portion of its acquisition costs to unevaluated properties based on relative value. Costs are transferred to the full cost pool as the properties are evaluated over the life of the reservoir. Unevaluated properties are reviewed for impairment at least annually and are determined through an evaluation considering, among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plan, and political, economic, and market conditions.

Gains and losses on the sale of oil and natural gas properties are not generally reflected in income unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves. Sales of less than 100% of the Company’s interest in the oil and natural gas property are treated as a reduction of the capital cost of the field, with no gain or loss recognized, as long as doing so does not significantly affect the unit-of-production depletion rate. Costs of retired equipment, net of salvage value, are usually charged to accumulated depreciation.

Depreciation, depletion, and amortization—The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion, and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization. The depreciable base of oil and natural gas properties is amortized on a unit-of-production method.

Ceiling test—Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capitalized costs. Under the full cost method of accounting, the Company is required to periodically perform a “ceiling test” that determines a limit on the book value of oil and gas properties. If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties, exceeds the present value of estimated future net cash flows discounted at 10%, net of related tax affects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A. The ceiling test calculation uses a commodity price assumption which is based on the unweighted arithmetic average of the price on the first day of each month for each month within the prior 12-month period and excludes future cash outflows related to estimated abandonment costs.

The determination of oil and gas reserves is a subjective process, and the accuracy of any reserve estimate depends on the quality of available data and the application of engineering and geological interpretation and judgment. Estimates of economically recoverable reserves and future net cash flows depend on a number of variable factors and assumptions that are difficult to predict and may vary considerably from actual results. In particular, reserve estimates for wells with limited or no production history are less reliable than those based on actual production. Subsequent re-evaluation of reserves and cost estimates related to future development of proved oil and gas reserves could result in significant revisions to proved reserves. Other issues, such as changes in regulatory requirements, technological advances, and other factors which are difficult to predict could also affect estimates of proved reserves in the future.

Asset retirement obligations—The fair value of a liability for an asset’s retirement obligation (“ARO”) is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, with the corresponding charge capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then-present value each subsequent period, and the capitalized cost is depleted over the useful life of the related asset. Abandonment costs incurred are recorded as a reduction of the ARO liability.

Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

Recent Accounting Pronouncements

Our audited financial statements and the accompanying notes thereto found elsewhere in this prospectus contain a description of recent accounting pronouncements.

The foregoing discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited financial statements and related notes that are included elsewhere in this prospectus and the audited consolidated financial statements and related notes. Some of the information contained in this discussion and analysis constitutes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this report, particularly under the section titled “Cautionary Statement Concerning Forward-Looking Statements.”

References to “Predecessor” relate to the results of operations of the Company as a subsidiary of our former parent Meta prior to the separation of the Company in December 2022 as reported in the consolidated financial statements for the year ended December 31, 2022, and references to “Successor” relate to the results of operations of the Company as an independent public reporting company as reported after our consolidated financial statements for the period December 15, 2022 through December 31, 2022, in each case, in accordance with GAAP.

MANAGEMENT

Executive Officers and Non-Employee Directors

The following table and biographical descriptions provide information regarding our directors and executive officers.

Name	Age	Position
Executive Officers
Gregory McCabe	63	Chairman and Chief Executive Officer
Roger Wurtele	77	Chief Financial Officer
Non-Employee Directors
Edward Pocock III	56	Director
Robert Lance Cook	67	Director

Executive Officers

Gregory McCabe has served as Chair of the Board of NBH since June 2023 and has served as Chief Executive Officer of the Company since January 2024. Since March 1988, Mr. McCabe has owned and served as the President of McCabe Petroleum Corporation, a private corporation that offers petroleum refining, and since April 2013, he has owned and served as president of McCabe Ventures, LLC, a multifaceted private investment company with a focus on oil and gas, real estate, and other investments. From July 2016 until June 2021, Mr. McCabe served as the chief executive officer of Torchlight Energy Resources, Inc., the Company’s predecessor. Mr. McCabe has active ownership in several other oil and gas entities including Manix Royalty, Texas Rock Oil, TRO-X, and McCabe Minerals and Royalties. Working with geologist, Rich Masterson, Mr. McCabe was extremely active in the early development of the Wolfbone play in the Delaware Basin portion of the Permian Basin. The experience and knowledge learned in the Wolfbone play helped formulate Mr. McCabe and Mr. Masterson’s theories and concepts regarding the Orogrande Basin. In addition to his work in the Orogrande and Delaware Basins of Texas and New Mexico, Mr. McCabe has explored for oil and gas throughout the U.S., including Louisiana, Utah, Arizona, Montana, and Nebraska. Mr. McCabe has been involved in numerous oil and gas ventures throughout his career and has a vast experience in technical evaluation, operations and acquisitions and divestitures. Mr. McCabe received his Bachelor of Science degree in Geology in 1984 from Sul Ross State University.

Roger Wurtele has served as Chief Financial Officer of the Company since January 2024 and prior to that served as an independent financial consultant to the Company since its formation in August 2022. From September 2013 until its merger with Meta in June 2021, Mr. Wurtele served as the Chief Financial Officer of Torchlight Energy Resources, the Company’s predecessor. Following the merger until the Spin Off of the Company in December 2022, Mr. Wurtele served as an accountant for Meta. He is a versatile, experienced finance executive that has previously served as Chief Financial Officer for several public and private companies. He has a broad range of experience in public accounting, corporate finance and executive management. Mr. Wurtele previously served as CFO of Xtreme Oil & Gas, Inc. from February 2010 to September 2013. From May 2013 to September 2013 he worked as a financial consultant for the Company’s predecessor. From November 2007 to January 2010, Mr. Wurtele served as CFO of Lang and Company LLC, a developer of commercial real estate projects. He graduated from the University of Nebraska and has been a certified public accountant for over 40 years.

Non-Employee Directors

Edward Pocock III has served as a member of the Board since January 2024. Mr. Pocock is a veteran and public servant with expertise in governmental relations. Since August 2013, Mr. Pocock has served as a trustee and chairman of the board of directors of J. Allen Lamb & Edward S. Pocock III Foundation, a 501(c)(3) private foundation that provides educational grants, scholarships, police grants and other donations deemed appropriate for public charity. From December 2018 until May 2020, Mr. Pocock served as the chief executive officer of Vortexed, Inc., a private company, since October 2021, he has served as a director of DATAPULT, Inc., a private predictive analysis software company and since February 2023, has served as a director of Cerabond, LLC, a private specialized intermetallic bonding company. In addition to his role as a director of the Company, Mr. Pocock serves as managing member of E3 Properties, LLC, a private property investment company, E3 Titles, LLC a private intellectual property holding company, Westfield SASCO, LLC, a private single asset real estate holding company, Albany, CASCO, LLC a private single asset real estate holding company and Cardinal Rule, LLC, a private consulting firm. Mr. Pocock became a police officer in 1989, finishing his career as a Captain of Police in Southington, Connecticut, commanding both Patrol and Detective Divisions. During Mr. Pocock’s tenure in law enforcement, he gained extensive investigative experience in a multitude of disciplines, including the investigation of embezzlement, fraud, theft, and the misapplication of funds. Administratively, Mr. Pocock upheld high ethical standards as the police evidence room manager, developing auditing procedures to meet or exceed state compliance standards. Additionally, Mr. Pocock provided counsel on multiple database development projects for the state and National Incident-Based Reporting System (NIBRS). Recognized by his community for strong leadership and integrity, Mr. Pocock’s ability to match ‘street’ application with ethical and honest public policy is evident in his actions, where he was responsible for finances, policies, and lobbying efforts at both state and federal levels. Mr. Pocock received a B.S. degree from the Florida Institute of Technology, an M.S. from the University of Louisville, and holds a Six Sigma Black Belt from Villanova University.

Robert Lance Cook has served as a director of the Company since December 2022. Mr. Cook has spent 36 years at Shell Oil with final positions of Vice President of Wells Technology and Chief Scientist. Mr. Cook has extensive experience in Deepwater, Arctic, and Unconventional Research & Development and Operations. Mr. Cook is the founder and CEO of Enventure Global Technology, a joint venture between Shell and Halliburton. Mr. Cook has served as the COO of Sirius Well Manufacturing, a joint venture between Shell and CNPC and is a technologist with an extensive patent portfolio. Since retiring from Shell in 2016, Mr. Cook has served as Vice President of Production Operations for WellsX Inc. from 2017 to 2020 and in 2020, he founded and continues to serves as president and chief technology officer of Sage Geosystems Inc.

Conflicts of Interest

Nevada law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its directors, officers or stockholders. Our Amended and Restated Articles of Incorporation, to the maximum extent permitted from time to time by Nevada law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors, officers or stockholders or their respective affiliates. Our Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by law neither any director or officer nor his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any director or officer acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for such director or officer or such person’s affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. We do not believe, however, that any fiduciary duties or contractual obligations of our directors or officers arising in the future would materially undermine our ability to operate our business. Our Amended and Restated Articles of Incorporation do not renounce our interest in any business opportunity that is expressly offered to a director or officer solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our Amended and Restated Articles of Incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Director Independence

A majority of the members of our Board meet the criteria for independence as defined by the corporate governance guidelines to be adopted by our Board.

Corporate Governance Guidelines

The Board has not adopted a formal corporate governance policy.

Code of Ethics and Code of Conduct

Our Board of Directors has adopted a Code of Ethics and Code of Conduct that governs our directors, officers, and employees. A copy of our Code of Conduct can be found on our website at nextbridgehydrocarbons.com/investors. We will post to our website any amendments and waivers to the Code of Ethics and Code of Conduct that are required to be disclosed by the rules of the SEC.

Committees of Our Board

We have established an audit committee, a compensation committee, a nominating and governance committee and an ESG committee, each of which operates under a written charter that is available on our website.

In addition, our Board may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our Board.

Audit Committee

The members of the Audit Committee consist of Edward Pocock III, as the chairperson, and Robert L. Cook, each of whom meet the independence requirements set forth in Rule 10A-3 under the Exchange Act and our Audit Committee Charter. Each member of the Audit Committee is financially literate, and has accounting and related financial management expertise and satisfies the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC, as those qualifications are interpreted by our Board in its business judgment.

The functions of the Audit Committee include:

●	oversee the quality and integrity of our financial statements, accounting practices and financial information we provide to the SEC or the public;

●	review our annual and interim financial statements, the report of our independent registered public accounting firm on our annual financial statements, Management’s Report on Internal Control over Financial Reporting and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	select and appoint an independent registered public accounting firm;

●	pre-approve all services to be provided to us by our independent registered public accounting firm;

●	review related party transactions;

●	review with our independent registered public accounting firm and our management the accounting firm’s significant findings and recommendations upon the completion of the annual financial audit and quarterly reviews;

●	review and evaluate the qualification, performance, fees and independence of our registered public accounting firm;

●	meet with our independent registered public accounting firm and our management regarding our internal controls, critical accounting policies and practices and other matters;

●	discuss with our independent registered public accounting firm and our management earnings releases prior to their issuance;

●	oversee our internal audit function; and

●	oversee our compliance program, response to regulatory actions involving financial, accounting and internal control matters, internal controls and risk management policies.

Compensation Committee

The members of the Compensation Committee consist of Robert Lance Cook, as the chairperson and Edward Pocock III, each of whom are independent, “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act).

The functions of our Compensation Committee include:

●	setting and reviewing our general policy regarding executive compensation;

●	determining the compensation of our Chief Executive Officer and other executive officers;

●	approving employment agreements for our Chief Executive Officer and other executive officers;

●	reviewing the benefits provided to our Chief Executive Officer and other executive officers;

●	overseeing our overall compensation structure, practices and benefits plans;

●	administering our executive bonus and equity-based incentive plans; and

●	assessing the independence of compensation consultants, legal counsel and other advisors to the Compensation Committee and hiring, approving the fees and overseeing the work of, and terminating the services of such advisors.

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee consist of Robert L. Cook, as the chairperson, and Edward Pocock III, each of whom are independent, “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act).

The functions of our Corporate Governance and Nominating Committee include:

●	overseeing our corporate governance practices;

●	reviewing and recommending to our Board amendments to our committee charters and other corporate governance guidelines;

●	reviewing and making recommendations to our Board regarding the structure of our various board committees;

●	identifying, reviewing and recommending to our Board individuals for election to the Board;

●	adopting and reviewing policies regarding the consideration of board candidates proposed by stockholders and other criteria for Board membership; and

●	overseeing our Board’s annual self-evaluation.

ESG Committee

The members of the ESG Committee consist of Edward Pocock III and Robert L. Cook.

The functions of our ESG Committee include:

●	provide oversight with respect to ESG matters;

●	advise and assist the Board with its responsibilities for the oversight of ESG matters; and

●	provide oversight with respect to our annual sustainability report, which we plan to make available through our website.

Board Leadership Structure and Role in Risk Oversight

Governance Structure

The position of Board chairman is filled by our Chief Executive Officer (the “CEO”). We believe this combined leadership structure is appropriate for us because our Chairman and CEO (i) conveys a singular, cohesive message to our stockholders, employees, industry partners and the investment community, (ii) eliminates any ambiguity as to who is accountable for our performance and (iii) is able to draw on his knowledge of our operations to provide the Board with leadership and properly focus discussions on the issues of greatest importance to the Company and our stockholders. Our directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity and timeliness of the information flow and communication.

Since our Board chairman is also a member of management, our Board has designated Robert L. Cook, a non- management director, as “Lead Director.” The responsibilities of the Lead Director include:

●	Coordinating the scheduling of board meetings and preparation of agenda material for board meetings and executive sessions;

●	Defining the scope, quality, quantity and timeliness of the flow of information between management and the Board;

●	Chairing all meetings of non-management directors and of the executive committee;

●	Overseeing the process of hiring, firing, evaluating and compensating the CEO;

●	Approving the retention of consultants who report directly to the Board;

●	Facilitating communication between the directors and the CEO, and communicating the directors’ perspectives and consensus view to the CEO; provided, that the Lead Director may not, in his sole discretion, override the CEO on any matters without majority approval of the Board;

●	Assisting the Board and officers in assuring compliance with and implementation of our governance principles;

●	Leading the annual evaluation of the chairman;

●	Serving as an independent point of contact for stockholders wishing to communicate with the Board;

●	Acting as principal liaison between the independent directors and the CEO on sensitive issues; and

●	Leading the Board in anticipating and responding to crises.

The Board’s Role in Risk Oversight

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board’s oversight of the various risks facing our company. In this regard, our Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

Director Compensation

We did not pay any cash compensation to any of directors who are not employed by us or any of our subsidiaries (“non-employee directors”) during the fiscal year ended December 31, 2023. The compensation for Mr. DuBose, who was employed by us during fiscal 2023, is reported in the Summary Compensation Table under “Executive Compensation” below, and he did not receive any compensation for his service on the Board. Mr. DeWoody resigned from his position as an officer and director of the Company effective as of June 30, 2023 and forfeited his then-outstanding equity awards. Pursuant to SEC rules, his compensation for 2023 is not reported in the compensation tables in this Registration Statement as he was not a named executive officer for 2023, and he did not receive any compensation for his service on the Board during the year.

In March 2023, the Board approved the grant of options to purchase 412,500 shares of our common stock to each of Ms. Whitley, Ms. Pitts and Mr. Cook. On July 18, 2023, the Board approved an additional grant of options to purchase an additional 209,577 shares of our common stock to each of Ms. Whitley, Ms. Pitts and Mr. Cook to maintain the percentage interest represented by their March 2023 option grant. The exercise price of each of these options is $1.2056 per share, and the vesting and other terms of these options are substantially the same as the options granted to our named executive officers in March 2023 and July 2023, respectively, described below under “Performance-Based Options.”

Director Compensation Table - 2023

The following table sets forth the total compensation paid to our non-employee directors for their service on the Board during fiscal 2023.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Robert Lance Cook	—	—	44,382	—	44,382
Gregory McCabe	—	—	—	—	—
Mia Pitts	—	—	44,382	—	44,382
Kristin Whitley	—	—	44,382	—	44,382

(1)	Jospeh DeWoody resigned from his position as an officer and director of the Company effective as of June 30, 2023 and forfeited his then-outstanding equity awards. Pursuant to SEC rules, his compensation for 2023 is not reported in the compensation tables in this Registration Statement as he was not a named executive officer for 2023, and he did not receive any compensation for his service on the Board during the year. For his service as an employee during 2023, Mr. DeWoody received $208,125 in base salary and a stock option grant in March 2023 with a grant date fair value of $118,109. See note (2) below for the valuation of this award.

(2)	These amounts represent the aggregate grant date fair value of stock options awarded to the non-employee director in 2023. These values have been determined under FASB ASC Topic 718, the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to calculate these amounts, please see the discussion of equity awards contained in Note 7, Stockholders’ Equity, to our financial statements included on page F-31 of this Registration Statement. The amounts reported in this column reflect the accounting grant date fair value of the awards and do not necessarily reflect the actual economic value that may be received by the non-employee director upon exercise or payment of the awards.

(3)	The aggregate number of outstanding stock options held by each non-employee director as of December 31, 2023 are set forth below. No non-employee director held any other equity awards as of that date that were granted by NBH.

Director	Number of Outstanding Stock Options as of 12/31/23
Robert Lance Cook	622,077
Gregory McCabe	—
Mia Pitts	622,077
Kristin Whitley	622,077

EXECUTIVE COMPENSATION

We have designed our compensation plans and programs to be offered to our senior management team in order to attract, retain and motivate highly talented individuals to be a part of our management team, align the interests of management with the interests of our stockholders and incentivize behaviors that we believe are necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. All decisions with respect to management compensation are made by the Compensation Committee.

Incentive Compensation Awards

Our executive officers have not historically been paid bonuses or received annual equity awards, and our Board and Compensation Committee has not yet established a formal compensation policy for the determination of such awards. If our revenue grows and bonuses become affordable and justifiable, we expect to use the following parameters in justifying and quantifying bonuses for our executive officers: (1) the growth in our revenue, (2) the growth in our earnings before interest, taxes, depreciation and amortization, as adjusted (“EBITDA”), and (3) the value of our common stock. The Board and Compensation Committee have not adopted specific performance goals and target bonus amounts for any of its fiscal years, but may do so in the future.

Employment Agreements

Prior to their respective resignations, our former NEOs, Clifton DuBose, Delvina Oelkers and Joseph DeWoody were party to employment agreements during the year ended December 31, 2023. None of the agreements had a specified term and provided for the executive to receive an annual base salary as follows: Ms. Oelkers – $385,000. Our former executives were also eligible for an annual discretionary bonus as determined by the Compensation Committee, with a target bonus equal to 50% of the executive’s base salary, and to participate in our benefit plans made available to employees generally.

On January 15, 2024, Messrs. DuBose and Hawkins resigned and we appointed Gregory McCabe as Chairman of the Board and Chief Executive Officer and appointed Roger Wurtele as Chief Financial Officer. Ms. Oelkers resigned on March 20, 2024. Messrs. McCabe and Wurtele are currently our sole executive officers, and neither has an employment agreement with us.

Performance-Based Options

In March 2023, the Compensation Committee granted each of our NEOs a performance-based stock option under our 2022 Equity Incentive Plan (the “2022 Plan”) with respect to the following number of shares: for each of Mr. DuBose and Ms. Oelkers, 4,964,167 shares (which represented three percent of NBH’s then-outstanding shares) and for Mr. Hawkins, 1,654,722 shares (which represented one percent of NBH’s then-outstanding shares). The exercise price of each of these options is $1.2056 per share (which was based on an implied fair market value of $199,500,000 for NBH’s working interest in the Orogrande Project). In setting the exercise price of the options at this level, NBH intended to create an additional incentive for the executives to increase the value of NBH’s working interest above that threshold value of $199,500,000. As of May 11, 2023, NBH increased its working interest in the Orogrande Project to 100%, and as of July 18, 2023, each NEO was granted an additional option to purchase shares to restore their total grant to the percentage of our outstanding shares for that executive noted above, with such grant covering 2,500,762 shares for Mr. DuBose and Ms. Oelkers and 833,587 shares for Mr. Hawkins. Each of these options has a maximum term of 10 years, and the vesting of the option is generally contingent on the optionee’s continued employment or service through the first anniversary of the effective date of the optionee’s employment agreement (or, if there is no such agreement, the first anniversary of the grant date) or such longer period as provided in the option agreement.

Equity Incentive Plan

We maintain the 2022 Plan to attract, motivate, retain and reward selected employees and other service-providers of the Company and its subsidiaries. Meta, as the sole stockholder of the Company at the time the 2022 Plan was adopted, approved the 2022 Plan. The 2022 Plan is administered by the Compensation Committee, which has authority to interpret the plan provisions and make all required determinations under the 2022 Plan. This authority includes, subject to the provisions of the 2022 Plan, selecting participants and determining the types of awards they are to receive, determining the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, accelerating or extending the vesting or exercisability or extending the term of any or all outstanding awards, making certain adjustments to an outstanding award and authorizing the conversion, succession or substitution of an award, determining the manner in which the purchase price of an award or the Company’s common shares may be paid, making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan may be stock options, stock appreciation rights, restricted stock or stock units, or other awards denominated in or with reference to the Company’s common stock, and are generally only transferable to a beneficiary of a participant upon death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2022 Plan, a change in control of the Company does not automatically trigger vesting of the awards then outstanding under the plan. If there is a change in control, each participant’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that become vested in connection with a change in control will generally terminate to the extent they are not exercised prior to the change in control. As described above under “Employment Agreements,” certain equity awards granted to the NEOs are subject to accelerated vesting under their employment agreements in the event of a termination of employment under certain circumstances.

 Equity Compensation Plan Information

The 2022 Plan is our only equity compensation plan. The following table provides aggregate information as of the end of the 2023 fiscal year and at June 30, 2024 with respect to the 2022 Plan:

			Number of Securities
			Remaining Available for
			Future Issuance Under Equity
	Number of Securities to be	Weighted-Average	Compensation Plans
	Issued Upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options	Outstanding Options	Reflected in Column(a))
Equity compensation plans approved by security holders	19,284,398	1.2056	30,715,602
Total	19,284,398	1.2056	30,715,602

Benefits

At this stage of our business, we provide no benefits or prerequisites for our employees other than health insurance and vacation benefits that we believe are generally comparable to those offered by other small private and public companies or as may be required by applicable state employment laws. We do not have a 401(k) retirement plan or any other retirement plan for our employees NEOs (defined below). We may adopt these plans and confer other fringe benefits for our executive officers in the future.

Summary Compensation Table—Fiscal Year 2023 and 2022

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) who were employed by us as of December 31, 2023. In certain circumstances, the compensation of former executive officers may also need to be disclosed. The table below sets forth the annual compensation for services rendered during 2022 and 2023 by these executive officers (also referred to as our “named executive officers” or “NEOs”).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards(1)	Compensation	Compensation(2)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Clifton DuBose, Jr. (3)(5)	2023	400,000	—	—	532,588	—	0	932,588
Chief Executive Officer	2022	400,000	—	—	—	—	36,000	436,000

Lucas Hawkins(4)	2023	390,000	—	—	177,529	—	0	567,529
Chief Financial Officer

Delvina Oelkers(5)	2023	384,996	—	—	532,588	—	0	917,584
Chief Operating Officer	2022	384,996	—	—	—	—	36,000	420,996

(1)	These amounts represent the aggregate grant date fair value of stock options awarded to the NEO in the applicable fiscal year. These values have been determined under FASB ASC Topic 718, the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to calculate these amounts, please see the discussion of equity awards contained in Note 7, Stockholders’ Equity, to our financial statements included on page F-31 of this Registration Statement. The amounts reported in this column reflect the accounting grant date fair value of the awards and do not necessarily reflect the actual economic value that may be received by the NEO upon exercise or payment of the awards.

(2)	The amount includes insurance reimbursements paid to the NEO during the applicable fiscal year.

(3)	Mr. DuBose resigned as an officer and director of NBH and terminated his employment with NBH effective January 15, 2024.
(4)	Mr. Hawkins resigned as an officer of NBH and terminated his employment with NBH effective January 15, 2024.
(5)	A portion of the salary paid to Mr. DuBose and Ms. Oelkers during the fiscal year 2022 was paid through Hudspeth Operating, a wholly owned subsidiary of the Company, prior to the spin-off of the Company from its prior parent, Meta.

Outstanding Equity Awards as of December 31, 2023

The following table provides information regarding outstanding stock options held by each of our NEOs as of December 31, 2023. Our NEOs did not hold any other outstanding equity awards as of that date. The vesting requirements for these options are described above under “Performance-Based Options.”

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Clifton DuBose, Jr.	4,964,167	—	—	1.2056	3/5/2033
	2,500,762	—	—	1.2056	7/17/2033

Lucas Hawkins	1,654,722	—	—	1.2056	3/5/2033
	833,587	—	—	1.2056	7/17/2033

Delvina Oelkers	4,964,167	—	—	1.2056	3/5/2033
	2,500,762	—	—	1.2056	7/17/2033

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock as of August 2, 2024, and as adjusted to reflect the sale of the securities offered by us in this offering, by (i) each beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, (ii) each current director, (iii) each named executive officer and (iv) all current directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable. Percentage ownership is based on 251,930,516 shares of our common stock outstanding as of August 2, 2024.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities.

Name	Shares of Common Stock	Percentage of Voting Common Stock Beneficially Owned Before this Offering
5% or More Stockholders Gregory McCabe 6300 Ridglea Place, Suite 950 Fort Worth, TX 76116	69,124,128	27.4%
Directors and Executive Officers
Gregory McCabe	69,124,128	27.4%
Robert L. Cook	101,000	*
Edward Pocock III	284,575	*
Roger Wurtele	5,000	*
All current directors and executive officers as a group (4 persons)	69,514,703	27.6%

*	Represents less than 1%.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions between NBH and Stockholder Gregory McCabe

Mr. McCabe is a significant shareholder, Chairman of the Board and Chief Executive Officer, and holds 27.4% of the outstanding shares of common stock of the Company as of August 2, 2024.

McCabe Contribution Agreement

The Company, MPC and Mr. McCabe entered into a Contribution Agreement, dated July 25, 2023 (the “McCabe Contribution Agreement”), pursuant to which (i) Mr. McCabe agreed to contribute to the Company (i) up to one hundred percent (100%) of the interest currently held by MPC in the drilling project located on over 1,150 acres in Vermillion Parish, Louisiana (the “Bronco Prospect”) and (ii) up to ten percent (10%) back-in working interest option for the Orogrande Project exercisable following the point in time at which the proceeds of all production from all operations conducted on the Orogrande Project (exclusive of royalty, overriding royalty and taxes chargeable to the working interest) equals the actual cost incurred by the Company and its predecessors in drilling, testing, equipping and the cost of operating the wells located on the Orogrande Prospect, inclusive of overhead charges (the “Back-In Interest”), in each case, in proportion to the percentage of shares of common stock of the Company that are directly registered in the name of the beneficial owner on the books and records of the Company’s transfer agent, whether previously registered directly or previously held through a bank, broker or other nominee who instruct such bank, broker or other nominee and transferred to the beneficial owner on the books and records maintained by its transfer agent on or prior to the record date, provided that such shares remain directly registered for the holding period.

Acquisition of Working Interests

In connection with the terms of that certain Purchase Agreement, dated August 7, 2014, among Hudspeth, MPC and Mr. McCabe and pursuant to the Participation Agreement, Mr. McCabe has, at his option, the Back-In Interest after payout and a reversionary interest if drilling obligations are not met, all under the terms and conditions of a participation and development agreement among Hudspeth, MPC and Mr. McCabe. Mr. McCabe also holds a 4.5% overriding royalty interest in the Orogrande acreage.

Such Back-In Interest is subject to the above-referenced McCabe Contribution Agreement and may be contributed to the Company as described above.

Under that certain Farmout Agreement, by and among Hudspeth, Pandora Energy, LP, Founders Oil & Gas, LLC, MPC and Mr. McCabe dated as of September 23, 2015, as amended, future well capital spending obligations remained the same 50% contribution from Hudspeth and 50% from Wolfbone until such time as the $40.5 million to be spent on the project. With such $40.5 million threshold being met, Wolfbone will bear 25% of the costs of the wells being drilled in the Orogrande acreage going forward provided that Wolfbone elects to participate in drilling such wells.

Additionally, Mr. McCabe owns a controlling interest in Magdalena, an entity that holds a 4.5% overriding royalty interest in the Orogrande acreage. Magdalena’s overriding royalty interest in the Orogrande acreage, which was obtained prior to, and was not a part of any of the transactions with the Company or its subsidiaries.

Torchlight Energy Inc., a subsidiary of the Company, previously acquired from MPC a 66.66% working interest in approximately 12,000 acres in the Midland Basin. As part of that transaction, MPC, Torchlight Energy Inc. and Imperial Exploration, LLC entered into a Participation Agreement effective as of May 1, 2016. MPC and another unrelated working interest owner retained a back-in after payout working interest of 25% in that same acreage, and the interest will be triggered back to MPC upon the proceeds from production equal the costs of developing the project area.

On December 21, 2022, the Company entered into a Merger Agreement, pursuant to which in a series of transactions the Orogrande Properties (as defined in the Merger Agreement) owned by Wolfbone were assigned to Hudspeth (or its designated assignee) in consideration of (1) treating the Orogrande Obligations (as defined in the Merger Agreement) as having been irrevocably satisfied and discharged in full with respect to MPC and (2) an issuance of 56,297,638 shares of the Company’s common stock to Mr. McCabe (such series of transactions collectively, the “Merger”). The Merger was completed in April 2023 in accordance with the Texas Business Organizations Code, whereby Wolfbone became a direct and wholly owned subsidiary of the Company and the Company acquired Wolfbone’s 22.6249% working interest in the oil and natural gas properties covering approximately 134,000 acres located in the Orogrande Basin in West Texas in Hudspeth County, Texas.

Reimbursement Obligations

Pursuant to the Option Agreement, MHP is entitled to reimbursement for its cost of the development activity to the extent that the wells produced revenues beyond the date of the option’s lapse until the total amount of development expenses are reimbursed. As of June 30, 2024, there was an outstanding cost reimbursement balance in the amount of $3,261,092. Additionally, MPC holds a reversionary interest burdening the Company’s proportionate interest in the Hazel Project of 20% pursuant to the terms of the Option Agreement.

The Company’s 2022 Note

On December 22, 2022, the Company issued the 2022 Note in favor of Mr. McCabe. The 2022 Note bears interest at 5% per annum, computed on the basis of a 365-day year. Mr. McCabe is the largest shareholder of the Company’s common stock and the chairman of the board of directors of the Company. As of June 30, 2024, the Company had a balance of $21.28 million and accrued and unpaid interest of $1.332 million due under the 2022 Note. An Amendment effective June 30, 2024 extended the maturity date to September 30, 2024.

The Company’s 2021 Note and Loan Agreement

On August 7, 2023, Mr. McCabe and Meta entered into a Loan Sale Agreement whereby Mr. McCabe purchased from Meta (i) the 2021 Note and (ii) all outstanding loans made to the Company by Meta pursuant to the Loan Agreement (the “Loan Purchase”). As a result of the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note and the Loan Agreement. Additionally, as part of the Loan Purchase, Meta assigned to Mr. McCabe its lien on 25% of the Orogrande Prospect. The Company’s obligations and responsibilities under the 2021 Note and the Loan Agreement remain unchanged.

Participation Agreement

Pursuant to the Participation Agreements, MPC, controlled by Mr. McCabe, along with the other Participants collectively funded $7,000,000, which will be used to (i) acquire the rights to drill on the Johnson Prospect and (ii) finance the drilling of five (5) vertical wells in the Johnson Prospect in connection with our 2023 drilling program requirements under its University Lands Drilling and Development Unit Agreement. Mr. McCabe and the other Participants will have the right to participate in the drilling of additional wells on the Johnson Prospect in the future, including an additional five (5) vertical wells in locations determined by Hudspeth Operating, in its sole discretion, in 2024. The Participation Agreements provide for an initial allocation of the working interests and net revenue interests among each Participant and the Company and then a re-allocation upon payout or payment to such Participant of drilling and completion costs for each well drilled. Following payout, we will own 25% of working interest as described below and 18.75% net revenue interest in each well.

Related Party Transactions

Policy and Procedures Governing Related Person Transactions

The Board has adopted a written policy regarding the approval of related party transactions. At regularly scheduled Audit Committee meetings, management will recommend any related party transactions that are contemplated, and such transactions will require the Audit Committee’s approval. Generally, a “related party” is each of our executive officers, directors, nominees for director, any stockholder owning greater than five percent of our outstanding shares, including any immediate family member of each of the foregoing, and any entity owned or controlled by any of the foregoing. Transactions that are available to all of our employees generally or totaling less than $5,000 when aggregated with all similar transactions are excluded from the policy.

With respect to the standards applied by the Audit Committee when deciding whether to approve a related party transaction, the Audit Committee shall approve or ratify the transaction if it is on terms believed to be comparable to those that could be obtained in arm’s length dealings with an unrelated third party. We believe that the transactions and agreements discussed below (including renewals of any existing agreements) between us and related third parties are at least as favorable to us as could have been obtained from unrelated parties at the time they were entered into.

DILUTION

If you purchase shares of common stock in the offering, you will experience immediate dilution to the extent of the difference between the public offering price per share and our net tangible book value per share immediately after the offering. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of June 30, 2024, our net tangible book value was approximately $      , or approximately $       per share.

After giving effect to the sale by us of shares of common stock in the offering, assuming a public offering price per share of common stock of $      , after deducting estimated offering expenses and placement agent’s fees and expenses payable by us, our pro forma net tangible book value as of June 30, 2024 would have been approximately $      , or approximately $       per share. This represents an immediate decrease in net tangible book value of $      per share to existing stockholders and an immediate dilution to purchasers in this offering of $       per share of our common stock.

The following table illustrates this dilution on a per share basis (unaudited):

Assumed public offering price per share of common stock		$—
Net tangible book value per share as of June 30, 2024		$—
Decrease in net tangible book value per share attributable to the offering	$	(—)
Pro forma net tangible book value per share as of June 30, 2024 after giving effect to this offering		$—
Dilution per share to the new investors in this offering		$—

DESCRIPTION OF OUR CAPITAL STOCK

General

The following summarizes information concerning our capital stock, including material provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated By-laws and certain provisions of Nevada law. You are encouraged to read our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws, which have been filed as exhibits to the Registration Statement on Form S-1, of which this prospectus is a part, for greater detail with respect to these provisions.

The Company was incorporated on August 31, 2021, and as of August 2, 2024, the Company had 251,930,516 shares of common stock outstanding.

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of shares of our common stock do not have cumulative voting rights.

Other Rights. Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in our assets legally available for distribution to our stockholders.

Fully Paid. The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

The holders of our common stock will not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Preferred Stock

Our Amended and Restated Articles of Incorporation authorize our Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. If we offer a new series of preferred stock, a more specific description may be filed with the SEC, and the designations and rights of such preferred stock will be described in an accompanying prospectus, including the following terms:

●	the series, the number of shares offered, and the liquidation value of the preferred stock;

●	the price at which the preferred stock will be issued;

●	the dividend rate, the dates on which the dividends will be payable, and other terms relating to the payment of dividends on the preferred stock;

●	the liquidation preference of the preferred stock;

●	the voting rights of the preferred stock;

●	whether the preferred stock is redeemable, or subject to a sinking fund, and the terms of any such redemption or sinking fund;

●	whether the preferred stock is convertible, or exchangeable for any other securities, and the terms of any such conversion or exchange; and

●	any additional rights, preferences, qualifications, limitations, and restrictions of the preferred stock.

The description of the terms of the preferred stock that will be set forth in an applicable prospectus will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of preferred stock. The registration statement, of which this prospectus forms a part, will include the certificate of designation as an exhibit or incorporate it by reference.

Undesignated preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger, or otherwise and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may:

●	rank senior to our common stock as to dividend rights, liquidation preference, or both;

●	have full or limited voting rights; and

●	be convertible into shares of common stock or another series of preferred stock.

The issuance of additional preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock.

Certain Provisions of Nevada Law

Combination with Interested Stockholders Statute

Sections 78.411 to 78.444 of the Nevada Revised Statutes (N.R.S.), which apply to any Nevada corporation with more than 200 stockholders, prohibits an “interested stockholder” from entering into a “combination” with the corporation for two years, unless certain conditions are met. A “combination” includes:

●	any merger of the corporation or any subsidiary of the corporation with an “interested stockholder,” or any other entity, whether or not itself an “interested stockholder,” which is, or after and as a result of the merger would be, an affiliate or associate of an “interested stockholder,”

●	any sales, lease, exchange, mortgage, pledge, transfer, or other disposition in one transaction, or a series of transactions, to or with an “interested stockholder” or any affiliate or associate of an “interested stockholder,” of assets of the corporation or any subsidiary of the corporation:

●	having an aggregate market value equal to more than 5% of the aggregate market value of the corporation’s assets, determined on a consolidated basis;

●	having an aggregate market value equal to more than 5% of the aggregate market value of all of the outstanding shares of the corporation; or

●	representing more than 10% of the earning power or net income, determined on a consolidated basis, of the corporation.

●	the issuance or transfer by the corporation or any subsidiary, of any shares of the corporation or any subsidiary to an “interested stockholder” or any affiliate or associate of an “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation;

●	the adoption of any plan, or proposal for the liquidation or dissolution of the corporation, under any agreement, arrangement or understanding, with the “interested stockholder.” or any affiliate or associated of the “interested stockholder;”

●	if any of the following actions occurs:

●	a reclassification of the corporation’s securities, including, without limitation, any splitting of shares, share dividend, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;

●	recapitalization of the corporation;

●	merger of consolidation of the corporation with any subsidiary; or

●	any other transaction, whether or not with or into or otherwise involving the interested stockholder, under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the corporation or any subsidiary of the corporation which is beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder; or

●	any receipt by an “interested stockholder” or any affiliate or associate of an “interested stockholder” except proportionately as a stockholder of the corporation, of the benefit of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.

An “interested stockholder” is a person who is:

●	directly or indirectly, the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or

●	an affiliate or associate of the corporation, which at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the Combinations with Interested Stockholders Statute applies may not engage in a “combination” within two years after the interested stockholder first became an interested stockholder, unless the combination meets all of the requirements of the corporation’s articles of incorporation and (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder, or (ii)(a) the combination is approved by the board of directors and (b) at or after that time, the combination is approved at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the stockholders representing at least sixty percent (60%) of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. If this approval is not obtained, the combination may be consummated after the two year period expires if either (i)(a) the combination or transaction by which the person first became an interested stockholder is approved by the board of directors before such person first became an interested stockholder, (b) the combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, or (c) the combination otherwise meets the requirements of the Combination with Interested Stockholders Statute. Alternatively, a combination with an interested stockholder engaged in more than 2 years after the date the person first became an interested stockholder may be permissible if the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of common stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation.

Acquisition of Controlling Interest Statute

In addition, Nevada’s “Acquisition of Controlling Interest Statute,” prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. Sections 78.378 to 78.3793 of the N.R.S. only apply to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, that do business directly or through an affiliated corporation in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror do not prohibit its application. Our Bylaws presently provide that Nevada’s Acquisition of Controlling Interest Statute does not apply to us.

Limitations of Liability and Indemnification Matters

Our Articles of Incorporation contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, unless the presumption that the directors have acted in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted, in which case directors may be liable for damages resulting from intentional misconduct, fraud or a knowing violation of law. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Equiniti Trust Company, LLC.

No Listing

Our common stock is not listed on any securities exchange and will not be eligible for electronic trading through DTC or any other established clearing corporation. There is no established public trading market for the shares of common stock being offered in this offering, and we do not expect a market to develop. We do not intend to register any shares of common stock under the Securities Act for sale by the holders of our common stock.

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC has agreed to act as the placement agent in connection with this offering subject to the terms and conditions of the placement agency agreement dated            , 2024. The placement agent is not purchasing or selling any of the shares of common stock offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number of shares or dollar amount of shares of our common stock, but has agreed to use its reasonable best efforts to arrange for the sale of all of the shares of common stock offered hereby. Therefore, we will enter into subscription agreements directly with institutional investors in connection with this offering. The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our shares of common stock, and the placement agent will have no authority to bind us by virtue of the placement agency agreement.

We will deliver the shares of common stock being issued to the investors upon receipt of investor funds for the purchase of such shares offered pursuant to this prospectus. We expect to deliver the shares of common stock being offered pursuant to this prospectus on or about            , 2024.

Fees and Expenses

We have agreed to pay the placement agent an aggregate cash fee equal to 5.0% of the aggregate purchase price of the shares of common stock sold in this offering.

The following table shows the per share and total cash placement agent’s fees we will pay to the placement agent in connection with the sale of the securities offered pursuant to this prospectus assuming the purchase of all of the shares of common stock offered hereby:

	Per Share	Total
Public offering price	$	$
Placement agent fees	$	$
Proceeds to us, before expenses	$	$

Subject to certain conditions, we also have agreed to reimburse all reasonable out-of-pocket expenses of the placement agent in connection with this offering, including but not limited to reasonable fees of legal counsel, not to exceed a maximum amount of $150,000. We estimate that the total expenses of the offering payable by us, excluding the placement agent fees and expenses, will be approximately $         .

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the sale of the securities sold by us while they are acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

We have agreed to indemnify the placement agent and specified other persons against some civil liabilities, including liabilities under the Securities Act, and the Exchange Act, and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

Closing

We currently anticipate that closing of the sale of the common shares we are offering will take place on or about      , 2024.

Transfer Agent

The transfer agent for our common stock is Equiniti Trust Company, LLC.

LEGAL MATTERS

Certain legal matters in connection with the sale of our common stock described in this Prospectus will be passed upon for us by O’Melveny & Myers, LLP, Dallas, Texas, and by Woodburn and Wedge, Reno, Nevada, with respect to matters of Nevada law. The placement agent is being represented in this offering by K&L Gates LLP, Irvine, California.

EXPERTS

The consolidated financial statements of Next Bridge Hydrocarbons, Inc. as of December 31, 2023 and 2022 (as restated), and for each of the fiscal years then ended, appearing in this Prospectus, have been audited by M&K CPAS, PLLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Estimates of the oil and gas reserves of the Company and related future net cash flows and the present values were based upon reserve reports prepared by PeTech Enterprises, Inc. have been included in this prospectus. We have included these estimates in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares of our common stock to be sold in this offering. The term registration statement means the original registration statement and any and all amendments thereto, including the exhibits and schedules to the original registration statement and any amendments. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, along with the exhibits and schedules filed therewith, may be inspected without charge at the SEC’s website. The SEC maintains an internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

The information contained on or accessible through our website shall not be deemed to be a part of this prospectus or the registration statement on Form S-1, of which this prospectus is a part.

You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:

Investor Relations

Next Bridge Hydrocarbons, Inc.

6300 Ridglea Place, Suite 950, Fort Worth, TX 76116

We have not authorized anyone to give any information or make any representation about the offering or of the Company that is different from, or in addition to, that contained in this Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this Prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Prospectus does not extend to you. The information contained in this Prospectus speaks only as of the date of this Prospectus unless the information specifically indicates that another date applies.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections l3(a), l3(c), 14 or l5(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering:

●	Our Quarterly Reports on Form 10-Q, filed with the SEC on July 31, 2024 and August 14, 2024;

●	Our Annual Report on Form 10-K, as amended, filed with the SEC on July 17, 2024; and

●	Our Current Reports on Form 8-K, filed with the SEC on January 19, 2024, February 8, 2024, February 15, 2024, March 14, 2024 and March 27, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Next Bridge Hydrocarbons, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Next Bridge Hydrocarbons, Inc. (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit, negative cash flows from operations, and has a net working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern

As discussed in Note 2 to the financial statements, the Company had a going concern due to a working capital deficiency, accumulated deficit, and negative cash flows from operations. Auditing management’s evaluation of a going concern can be a significant judgement given the fact that the Company uses manage estimates on future revenues and expenses, which are not able to be substantiated. To evaluate the appropriateness of the going concern, we examined and evaluated the financial information that was the initial cause along with management’s plans to mitigate the going concern and management’s disclosure of going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2024

The Woodlands, TX

July 17, 2024

NEXT BRIDGE HYDROCARBONS, INC.
CONSOLIDATED BALANCE SHEETS

		Restated
	December 31	December 31,
	2023	2022
ASSETS
Current assets:
Cash	$1,668,847	$569,298
Accounts receivable, related party	-	177,519
Accounts receivable - working interest owners	207,470	-
Production receivable	1,412	-
Prepayments - development costs	131,340	150,000
Prepaid expenses	76,741	62,300
Total current assets	2,085,810	959,117

Oil and natural gas properties, net of impairment	-	-

Other assets	105,179	80,179

TOTAL ASSETS	$2,190,989	$1,039,296

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,777,693	$4,947,774
Prepayments, working interest owners	311,281	-
Note payable - META	-	22,573,724
Note payable - related party	41,221,028	2,000,000
Accrued interest payable, unrelated parties	-	1,571,336
Accrued interest payable, related parties	3,870,175	-
Total current liabilities	49,180,177	31,092,834

Asset retirement obligations	248,651	246,866
Total liabilities	49,428,828	31,339,700

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, par value $0.0001, 50,000,000 shares authorized; -0- issued and outstanding December 31, 2023 and December 31, 2022	-	-
Common stock, par value $0.0001; 500,000,000 shares authorized; 248,830,516 issued and outstanding at December 31, 2023; 165,472,241 issued and outstanding at December 31, 2022	24,883	16,547

Additional paid-in capital	71,956,656	51,345,640
Accumulated deficit	(119,219,378)	(81,662,591)
Total stockholders’ deficit	(47,237,839)	(30,300,404)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,190,989	$1,039,296

NEXT BRIDGE HYDROCARBONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

		Restated
	Year	Successor	Predecessor
	Ended	December 15, 2022	January 1, 2022
	December 31, 2023	December 31, 2022	December 14, 2022
Oil and natural gas sales	$26,031	$2,561	$38,273

Operating expenses:
Lease operating expenses	59,059	5,826	68,488
Production taxes	1,874	229	2,755
General and administrative	12,095,611	916,085	7,905,860
Impairment loss	27,167,415	80,743,013	-
Total operating expenses	39,323,959	81,665,153	7,977,103

Other income (expense)
Prospect fee income	1,700,000	-	-
Administration income	41,140	-	-
Interest income	1	1	495
Total other income	1,741,141	1	495

Loss before income taxes	(37,556,787)	(81,662,591)	(7,938,335)

Provision for income taxes	-	-	-

Net loss	$(37,556,787)	$(81,662,591)	$(7,938,335)

Loss per common share:
Basic and Diluted	$(0.21)	$(0.49)	$(0.05)
Weighted average number of common shares outstanding:
Basic and Diluted	180,316,865	165,472,241	165,472,241

NEXT BRIDGE HYDROCARBONS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Common	Common	Additional
	stock	stock	paid-in	Accumulated
	shares	amount	capital	deficit	Total
Balance, January 1, 2022	1	$-	$100,546,596	$(68,187,516)	$32,359,080

Contributions from parent	0	-	316,600	-	316,600

Issuance of common stock in Spin Out transaction	165,472,240	16,547	(16,547)	-	-

Net loss - Predecessor	0	-	-	(7,938,335)	(7,938,335)
Balance, December 14, 2022	165,472,241	$16,547	$100,846,649	$(76,125,851)	$24,737,345

Balance, December 15, 2022	165,472,241	$16,547	$51,345,640	$-	$51,362,187

Net loss - Successor, restated	0	-	-	(81,662,591)	(81,662,591)
Balance, December 31, 2022	165,472,241	$16,547	$51,345,640	$(81,662,591)	$(30,300,404)

Common stock issued	83,358,275	8,336	15,829,737	-	15,838,073
Stock based compensation	0	-	4,781,279	-	4,781,279
Net loss	0	-	-	(37,556,787)	(37,556,787)
Balance, December 31, 2023	248,830,516	$24,883	$71,956,656	$(119,219,378)	$(47,237,839)

NEXT BRIDGE HYDROCARBONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

		Restated
	Year	Successor Period	Predecessor Period
	Ended	December 15, 2022	January 1, 2022
	December 31, 2023	December 31, 2022	December 14, 2022
Cash Flows From Operating Activities
Net loss	$(37,556,787)	$(81,662,591)	$(7,938,335)
Adjustments to reconcile net loss to net cash from operations:
Accretion expense	1,785	1,092	-
Prospect fee offset to note payable	(368,334)	-	-
Bad debt expense	-	-	(26,612)
Expense related to stock based compensation	4,781,279	-	-
Impairment loss	27,167,415	80,743,013	-
Change in:
Accounts receivable	(208,882)	-	74,310
Accounts receivable, related party	-	-	(14,153)
Prepayments - development costs	18,660	-	(150,000)
Prepaid expenses	(14,441)	(58,225)	(1,408)
Other assets	(25,000)	39,185	(94,364)
Accounts payable and accrued expenses	(1,353,787)	2,209,867	2,524,381
Net cash from operating activities	(7,558,092)	1,272,341	(5,626,181)

Cash Flows From Investing Activities
Investment in oil and natural gas properties	(8,653,640)	(3,023,030)	(3,859,851)
Net cash from investing activities	(8,653,640)	(3,023,030)	(3,859,851)

Cash Flows From Financing Activities
Proceeds from notes payable, related party	18,000,000	2,000,000	7,500,000
Payments on promissory notes	(1,000,000)	-	-
Payment on accrued interest	-	-	-
Prepayments, working interest owners	311,281	-	-
Contributions from parent, net	-	-	316,600
Net cash from financing activities	17,311,281	2,000,000	7,816,600

Net increase (decrease) in cash	1,099,549	249,311	(1,669,432)

Cash - beginning of period	569,298	319,987	1,989,419

Cash - end of period	$1,668,847	$569,298	$319,987

Supplemental disclosure of cash flow information:
Cash paid for interest	$199,345	$-	$-
Cash paid for taxes	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Common stock issued in working interest acquisition	$15,838,073	$-	$-
Common stock issued in spin out transaction	$-	$-	$16,547
Account receivable cancelled in WI acquisition	$177,519	$-	$-
Account payable reduced by expense offset	$-	$15,638	$-
Capitalized Interest	$2,498,184	$74,210	$1,289,328

NEXT BRIDGE HYDROCARBONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023

1.	NATURE OF BUSINESS

Next Bridge Hydrocarbons, Inc. (the “Company”) was incorporated in Nevada on August 31, 2021, as OilCo Holdings, Inc. and changed its name to Next Bridge Hydrocarbons, Inc. pursuant to its Amended and Restated Articles of Incorporation filed on June 30, 2022. The Company spun off from Meta Materials, Inc. (“Meta”) on December 14, 2022, resulting in the Company becoming an independent company (the “Spin-Off”). Prior to the Spin-Off, the Company was a wholly owned subsidiary of Meta. Meta became the parent of the Company’s subsidiaries in June 2021 in a merger transaction with Torchlight Energy Resources, Inc. (“Torchlight”), the previous parent of the subsidiaries and developer of the properties from their inception up to June 2021.

Effective December 14, 2022 (the “Spin-Off Date”), the Company and all of its wholly owned subsidiaries were involved in a spin off transaction from the Company’s former parent, Meta. Meta spun the Company and the Company’s wholly owned oil and natural gas subsidiaries in fulfillment of a preferred shareholder liability and other working capital items. As part of the Spin-Off, a change in control event occurred. The Company elected to apply “pushdown” accounting by applying the guidance in Accounting Standards Codification Topic (“ASC”) 805, Business Combinations, including the recognition of the Company’s assets and liabilities at fair value as of December 14, 2022, as the fair value of the new basis of net assets of the Company. Accordingly, the consolidated financial statements of the Company for periods before and after December 14, 2022 reflect different bases of accounting, and the financial positions and results of operations of those periods are not comparable. Throughout the Company’s consolidated financial statements and the accompanying notes herein, periods prior to the change of control are identified as “Predecessor” and periods after the change of control are identified as “Successor.” Meta no longer owns 100% of the Company and the Company is now owed by various shareholders. The new shareholders received common stock as consideration and the fair value was determined using the income approach.

The following table summarizes the fair value of the assets acquired and liabilities assumed at the Spin-Off Date.

Consideration in common stock	$51,362,187

Recognized Assets and Liabilities
Cash and cash equivalents	$319,987
Accounts receivable, related party	177,519
Prepaids	154,075
Oil and natural gas properties	77,645,689
Other assets	119,364
Accounts payable	(5,310,456)
Notes payable	(20,000,000)
Accrued interest	(1,498,217)
Asset retirement obligation	(245,774)
Net Assets Recognized	$51,362,187

The accompanying consolidated financial statements contain comparative financial disclosures from the consolidated financial statements for 2022 of the predecessor Company, Meta Materials, Inc., described above. Certain items have been restated as detailed in Note 12.

The Company is an energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties in the United States. The Company’s primary focus has been the development of interests in an oil and natural gas project the Company holds in the Orogrande Basin in West Texas in Hudspeth County, Texas (the “Orogrande Project”). In addition, the Company has minor interests in the Eastern edge of the Midland Basin in Texas (the “Hazel Project”), and two minor well interests in the Hunton wells located in Oklahoma (the “Oklahoma Properties”). The Company has five full-time employees, and the Company employs consultants for various roles as needed.

The Company operates its business through five wholly owned subsidiaries Torchlight Energy, Inc., a Nevada corporation (“TEI”), Hudspeth Oil Corporation, a Texas corporation (“Hudspeth”), Torchlight Hazel, LLC, a Texas limited liability company (“Torchlight Hazel”), Wolfbone Investments, LLC, a Texas limited liability company (“Wolfbone”) and Hudspeth Operating, LLC, a Texas limited liability company and wholly owned subsidiary of Hudspeth (“Hudspeth Operating”). All intercompany transactions have been eliminated in the consolidated financial statements.

2.	GOING CONCERN

At December 31, 2023, the Company had not yet achieved profitable operations. The Company had a net loss of $37,556,787 for the year ended December 31, 2023. The Company expects to incur further losses in the development of its business. The Company had a working capital deficit as of December 31, 2023, of $47,094,367. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent on its ability to generate future profitable operations or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management’s plan to address the Company’s ability to continue as a going concern includes: (1) obtaining debt or equity funding from private placement, institutional, or public sources; (2) obtaining loans from financial institutions, where possible, or (3) participating in joint venture transactions with third parties. Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern and therefore, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classifications of liabilities that may result from the outcome of this uncertainty.

3.	SIGNIFICANT ACCOUNTING POLICIES

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. Accounting principles followed and the methods of applying those principles, which materially affect the determination of financial position, results of operations and cash flows are summarized below:

Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and certain assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

Basis of presentation—The financial statements are presented on a consolidated basis and include the accounts of Next Bridge Hydrocarbons, Inc. and its wholly owned subsidiaries, TEI, Hudspeth, Torchlight Hazel, Wolfbone, and Hudspeth Operating. All significant intercompany balances and transactions have been eliminated. As noted above, the Company was involved in the Spin-Off on December 14, 2022.

In the opinion of management, the accompanying consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position as of, and the results of operations for all periods presented. In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the consolidated financial statements and disclosures of contingencies. Actual results may differ from those estimates.

Restatements – Certain prior year amounts have been restated in the accompanying Consolidated Financial Statements for 2022. Reference Note 12 to the Financial Statements.

Risks and uncertainties – The Company’s operations are subject to significant risks and uncertainties, including financial, operational, technological, and other risks associated with operating an emerging business, including the potential risk of business failure.

Concentration of risks – At times, the Company’s cash balances are in excess of amounts guaranteed by the Federal Deposit Insurance Corporation. The Company’s cash is placed with a highly rated financial institution, and the Company regularly monitors the creditworthiness of the financial institutions with which it does business.

Fair value of financial instruments – Financial instruments consist of cash, receivables, payables and promissory notes, if any. The estimated fair values of cash, receivables, and payables approximate the carrying amount due to the relatively short maturity of these instruments. The carrying amounts of any promissory notes approximate their fair value giving affect for the term of the note and the effective interest rates.

For assets and liabilities that require re-measurement to fair value the Company categorizes them in a three-level fair value hierarchy as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

●	Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration.

●	Level 3 inputs are unobservable inputs based on management’s own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Cash and cash equivalents – Cash and cash equivalents include certain investments in highly liquid instruments with original maturities of three months or less.

Accounts receivable – Accounts receivable consist of amounts due from Joint Interest Billing to the working interest owners who are participants in the Johnson Project. Those owners acquired working interest and participated in funding five wells drilled in 2023 on the Orogrande Project. Balances due represent their pro rata share of charges for development and operating costs allocable to those five wells after applying any prepayments from those owners.

Management reviews receivables periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of the amount that may not be collectible. As of December 31, 2023 and 2022, no valuation allowance was considered necessary.

Oil and natural gas properties – The Company uses the full cost method of accounting for exploration and development activities as defined by the SEC. Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological, and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. The Company allocates a portion of its acquisition costs to unevaluated properties based on relative value. Costs are transferred to the full cost pool as the properties are evaluated over the life of the reservoir. Unevaluated properties are reviewed for impairment at least quarterly and are determined through an evaluation considering, among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plan, and political, economic, and market conditions. The Company recorded an impairment expense of $27,167,415 to the cost of unevaluated properties for the year ended December 31, 2023, and $80,743,014 for the year ended December 31, 2022.

Gains and losses, if any, on the sale of oil and natural gas properties are not generally reflected in income unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves. Sales of less than 100% of the Company’s interest in the oil and natural gas property are treated as a reduction of the capital cost of the field, with no gain or loss recognized, as long as doing so does not significantly affect the unit-of-production depletion rate. Costs of retired equipment, net of salvage value, are usually charged to accumulated depreciation.

Capitalized interest – The Company capitalizes interest on unevaluated properties during the periods in which they are excluded from costs being depleted or amortized. During the year ended December 31, 2023, the Company capitalized $2,498,184 of interest on unevaluated properties. Capitalized interest for the year ended December 31, 2022, was $1,363,538.

Depreciation, depletion, and amortization – The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion, and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization. The depreciable base of oil and natural gas properties is amortized on a unit-of-production method.

Ceiling test – Future production volumes from oil and natural gas properties are a significant factor in determining the full cost ceiling limitation of capitalized costs. Under the full cost method of accounting, the Company is required to periodically perform a “ceiling test” that determines a limit on the book value of oil and natural gas properties. If the net capitalized cost of proved oil and natural gas properties, net of related deferred income taxes, plus the cost of unproved oil and natural gas properties, exceeds the present value of estimated future net cash flows discounted at 10 percent, net of related realizable tax affects, plus the cost of unproved oil and natural gas properties, the excess is charged to expense and reflected as additional accumulated DD&A.

The ceiling test calculation uses a commodity price assumption which is based on the unweighted arithmetic average of the price on the first day of each month for each month within the prior 12-month period and excludes future cash outflows related to estimated abandonment costs.

The determination of oil and natural gas reserves is a subjective process, and the accuracy of any reserve estimate depends on the quality of available data and the application of engineering and geological interpretation and judgment. Estimates of economically recoverable reserves and future net cash flows depend on a number of variable factors and assumptions that are difficult to predict and may vary considerably from actual results. In particular, reserve estimates for wells with limited or no production history are less reliable than those based on actual production. Subsequent re-evaluation of reserves and cost estimates related to future development of proved oil and natural gas reserves could result in significant revisions to proved reserves. Other issues, such as changes in regulatory requirements, technological advances, and other factors which are difficult to predict could also affect estimates of proved reserves in the future.

Asset retirement obligations – The fair value of a liability for an asset’s retirement obligation (“ARO”) is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, with the corresponding charge capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then-present value each subsequent period, and the capitalized cost is depleted over the useful life of the related asset. Abandonment costs incurred are recorded as a reduction of the ARO liability.

Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and natural gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

Share-based compensation – Compensation cost for equity awards is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award.

The Company accounts for stock option awards using the calculated value method. The Company values warrant and option awards using the Black-Scholes option pricing model.

The Company accounts for any forfeitures of options when they occur. Previously recognized compensation cost for an award is reversed in the period that the award is forfeited.

The Company also issues equity awards to non-employees. The fair value of these option awards is estimated when the award recipient completes the contracted professional services. The Company recognizes the expense for the estimated total value of the awards during the period from their issuance until performance completion.

Income taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized. Reference Note 8 to the Financial Statements.

Authoritative guidance for uncertainty in income taxes requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an examination. Management has reviewed the Company’s tax positions and determined there were no uncertain tax positions requiring recognition in the consolidated financial statements. Company tax returns remain subject to federal and state tax examinations. Generally, the applicable statutes of limitation are three to four years from their respective filings.

Estimated interest and penalties related to potential underpayment on any unrecognized tax benefits are classified as a component of tax expense in the statements of operation. The Company has not recorded any interest or penalties associated with unrecognized tax benefits for the year ended December 31, 2023, or for the year ended December 31, 2022.

Revenue recognition – The Company’s revenue is typically generated from contracts to sell natural gas, crude oil or NGLs produced from interests in oil and natural gas properties owned by the Company. Contracts for the sale of natural gas and crude oil are evidenced by (1) base contracts for the sale and purchase of natural gas or crude oil, which document the general terms and conditions for the sale, and (2) transaction confirmations, which document the terms of each specific sale. The transaction confirmations specify a delivery point which represents the point at which control of the product is transferred to the customer. The Company elects to treat contracts to sell oil and natural gas production as normal sales, which are then accounted for as contracts with customers. The Company has determined that these contracts represent multiple performance obligations, which are satisfied when control of the commodity transfers to the customer, typically through the delivery of the specified commodity to a designated delivery point.

Revenue is measured based on consideration specified in the contract with the customer, and excludes any amounts collected on behalf of third parties. The Company recognizes revenue in the amount that reflects the consideration it expects to be entitled to in exchange for transferring control of those goods to the customer. Amounts allocated in the Company’s price contracts are based on the standalone selling price of those products in the context of long-term contracts. Payment is generally received one or two months after the sale has occurred.

Gain or loss on derivative instruments is outside the scope of ASC 606, Revenue Recognition, and is not considered revenue from contracts with customers subject to ASC 606. The Company may in the future use financial or physical contracts accounted for as derivatives as economic hedges to manage price risk associated with normal sales, or in limited cases may use them for contracts the Company intends to physically settle but do not meet all of the criteria to be treated as normal sales.

Producer Gas Imbalances. The Company applies the sales method of accounting for natural gas revenue. Under this method, revenues are recognized based on the actual volume of natural gas sold to purchasers.

Basic and diluted earnings (loss) per share – Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share is computed in the same way as basic earnings (loss) per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued and if the additional common shares were dilutive. The Company had no dilutive shares for the year ended December 31, 2023, or for the year ended December 31, 2022. Reference Note 7 to the Financial Statements regarding outstanding Stock Options.

Environmental laws and regulations – The Company is subject to extensive federal, state, and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their future economic benefit. The Company believes that it is in compliance with existing laws and regulations. The Company accrued no liability as of December 31, 2023 and December 31, 2022.

Recent accounting pronouncements adopted – In June 2016, the FASB issued ASC 326, Financial Instruments- Credit Losses (“ASC 326”), which replaces the current “incurred loss” methodology for recognizing credit losses with an “expected loss” methodology. This new methodology requires that a financial asset measured at amortized cost be presented at the net amount expected to be collected. This standard is intended to provide more timely decision-useful information about the expected credit losses on financial instruments. For smaller reporting companies, this guidance is effective for fiscal years beginning after December 15, 2022, and early adoption is permitted. The Company adopted this as of January 1, 2023. The adoption of ASC 326 did not have a material impact to our financial statements or results of operations.

4.	OIL & NATURAL GAS PROPERTIES

The following table presents the capitalized costs for oil and natural gas properties of the Company:

	December 31, 2023	December 31, 2022
Evaluated costs subject to amortization	$-	$-
Unevaluated costs	107,910,429	80,743,013
Total capitalized costs	107,910,429	80,743,013
Less accumulated depreciation, depletion and amortization	-	-
Less accumulated impairment	(107,910,429)	(80,743,013)
Total oil and gas properties	$-	$-

Unevaluated costs as of December 31, 2023, and December 31, 2022, include cumulative costs of developing projects including the Orogrande and Hazel Projects in West Texas and the costs related to the Oklahoma Properties. In accordance with required purchase accounting adjustments related to the Spin-Off, the carrying value of the oil and natural gas assets were adjusted to fair value as of December 15, 2022.

The Company periodically adjusts for the separation of evaluated versus unevaluated costs within its full cost pool to recognize the value impairment related to the expiration of, or changes in market value, of unevaluated leases. The impact of reclassifications as they become necessary is to increase the basis for calculation of future period’s depletion, depreciation and amortization which effectively recognizes the impairment on the consolidated statement of operations over future periods. Reclassified costs also become evaluated costs for purposes of ceiling tests, and which may cause recognition of increased impairment expense in future periods. There were no remaining cumulative unevaluated costs which had been reclassified within the Company’s full cost pool totals as of December 31, 2023, or December 31, 2022, since the Company had no proved reserve value associated with our properties.

Due to the volatility of commodity prices, should oil and natural gas prices decline in the future, it is possible that a write-down could occur. Proved reserves are estimated quantities of crude oil, natural gas, and NGLs, which geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions. The independent engineering estimates include only those amounts considered to be proved reserves and do not include additional amounts which may result from new discoveries in the future, or from application of secondary and tertiary recovery processes where facilities are not in place or for which transportation or marketing contracts are not in place. Estimated reserves to be developed through secondary or tertiary recovery processes are classified as unevaluated properties.

Current Projects

The Company is an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. The Company is primarily focused on the acquisition of early-stage projects, the development and delineation of these projects, and then the monetization of those assets once these activities are completed.

The Company’s primary focus is the development of interests in oil and natural gas projects it holds in the Permian Basin in West Texas. The Company also holds minor interests in certain other oil and natural gas projects in Central Oklahoma that it is in the process of divesting.

As of December 31, 2023, the Company had interests in three oil and natural gas projects: the Orogrande Project in Hudspeth County, Texas (16 wells), the Hazel Project in Sterling, Tom Green, and Irion Counties, Texas, (7 wells) and two wells in Central Oklahoma.

Orogrande Project, West Texas

On August 7, 2014, Torchlight entered into a Purchase Agreement with Hudspeth, McCabe Petroleum Corporation (“MPC”), and Gregory McCabe (“Mr. McCabe”). Mr. McCabe was the sole owner of both Hudspeth and MPC. Under the terms and conditions of the Purchase Agreement, Torchlight purchased 100% of the capital stock of Hudspeth which held certain oil and natural gas assets, including a 100% working interest in approximately 172,000 predominately contiguous acres in the Orogrande Basin in West Texas. Mr. McCabe has, at his option, a 10% working interest back-in after payout and a reversionary interest if drilling obligations are not met, all under the terms and conditions of a participation and development agreement among Hudspeth, MPC and Mr. McCabe. Such back-in interest was contributed to the Company pursuant to that certain Contribution Agreement (as defined below). Mr. McCabe also owns a controlling interest in Magdalena, an entity that holds a 4.5% overriding royalty interest in the Orogrande acreage, which he obtained prior to, and was not a part of the August 2014 transaction.

Effective March 27, 2017, the Orogrande acreage became subject to a University Lands D&D Unit Agreement (“DDU Agreement”), which allows for all 192 existing leases covering approximately 134,000 gross acres leased from University Lands to be combined into one drilling and development unit for development purposes. The term of the DDU Agreement expires on December 31, 2024, and the time to drill on the drilling and development unit continues through December 31, 2024. The DDU Agreement grants the right to extend the DDU Agreement through December 31, 2029 if compliance with the DDU Agreement is met and the extension fee associated with the additional time is paid. The Company expects to exercise its option to extend the term under the DDU Agreement prior to its expiration.

Drilling obligations under the DDU Agreement include five wells per year in the years 2021, 2022 and 2023 and five wells in 2024. The drilling obligations are minimum yearly requirements and may be exceeded if acceleration is desired.

Drilling Requirement 2023

Effective as of October 6, 2023, the Company and certain investor participants (each a “Participant” and collectively the “Participants”) entered into twenty-five separate Participation Agreements (the “Participation Agreements”), “The Johnson Project,” to conduct drilling of wells in approximately 17,000 acres in Hudspeth County, Texas, which is a portion of the Company’s Orogrande Prospect. The aggregate total of Prospect Fees paid by the participants was $1,700,000.

As of December 31, 2023, the 2023 drilling requirements had been met and leases covering approximately 134,000 acres remain in effect.

While drilling wells under our 2023 and 2022 drilling obligation, our operations team deployed a new mist drilling solution that increased hole stability, which we believe will result in meaningful cost savings for additional wells drilled in the Orogrande Project. Multiple test wells were drilled in the Orogrande Project in order to stay in compliance with the DDU Agreement. While these previously drilled wells may have potential to produce hydrocarbons to sell commercially in the future, we have no immediate plans to deploy the additional capital necessary to sell production from these wells to third parties. Instead, we plan to use the results from these wells to determine our drilling plans for future wells, including reservoir locations, target depths and designated acreage, in the Orogrande Project. Notwithstanding the foregoing, development of the wells continued through December 31, 2023, to further capture and document the scientific base in support of demonstrating the production potential of the property.

Acquisition of Working Interest

On December 21, 2022, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Hudspeth, Wolfbone, MPC and Mr. McCabe, pursuant to which in a series of transactions the oil and natural gas leases, the lands covered by such leases, pooling and communitization agreements, rights-of-way, the surface estate of the lands and all wells located in Orogrande Project will be transferred, conveyed and assigned to Hudspeth (or its designated assignee) in consideration of (1) treating the Orogrande Obligations (as defined in the Merger Agreement) as having been irrevocably satisfied and discharged in full with respect to MPC and (2) an issuance of 56,297,638 shares of Company common stock to Mr. McCabe (such series of transactions collectively, the “Merger”).

The Merger became effective on April 25, 2023. As a result of the Merger, the Company acquired Wolfbone’s 22.6249% remaining rights to working interest in the Orogrande Project in consideration of the issuance by the Company of the 56,297,638 shares of the Company’s common stock to Mr. McCabe.

The Merger was completed in accordance with the Texas Business Organizations Code, whereby (a) the Company formed NBH MergeCo, LLC with the State of Texas (“MergeCo”) in order to cause Hudspeth to assign all of its rights under the Merger Agreement to MergeCo and MergeCo assumed Hudspeth’s obligations under the Merger Agreement, (b) MergeCo, Wolfbone and MPC merged with each of Wolfbone and MPC as surviving entities, and (c) Wolfbone became a direct and wholly-owned subsidiary of the Company. The closing of the transactions contemplated by the Merger Agreement occurred on May 11, 2023.

On May 11, 2023, the Company and its wholly owned subsidiary, Hudspeth, entered into a contribution and exchange agreement with each of the prior working interest owners in the Orogrande Project named in the table below (each an “Orogrande Owner” and collectively, the “Orogrande Owners”), pursuant to which, the Company issued to the Orogrande Owners the number of shares of the Company’s common stock set forth opposite such Orogrande Owner’s name below in exchange for and in order to acquire such Orogrande Owner’s rights to working interest in the Orogrande Project.

	Shares of Common Stock	Working Interest Contribution
Dingus Investments, Inc.	7,050,382	2.8334%
Pandora Energy, LP	6,220,779	2.5000%
Kennedy Minerals, Ltd	6,220,779	2.5000%
The de Compiegne Property Company No. 20, Ltd	6,220,779	2.5000%
Loma Hombre Energy, LLC	622,078	0.2500%
Sero Capital, LLC	725,840	0.2917%
TOTAL	27,060,637	10.8751%

The Orogrande Project ownership as of December 31, 2023, is detailed as follows:

	Revenue	Working
	Interest	Interest
University Lands – Mineral Owner	20.000%

ORRI – Magdalena Royalties, LLC, an entity controlled by Gregory McCabe, Chairman of the Board	4.500%

ORRI – Unrelated Party	0.500%

Hudspeth Oil Corporation, a subsidiary of Next Bridge Hydrocarbons, Inc.	56.250%	75.000%
Wolfbone Investments, LLC, a subsidiary of Next Bridge Hydrocarbons, Inc.	18.750%	25.000%
	100.000%	100.000%

Hazel Project in the Midland Basin in West Texas

Effective April 4, 2016, TEI acquired from MPC a 66.66% working interest in approximately 12,000 acres in the Midland Basin. A back-in after payout of a 25% working interest was retained by MPC and another unrelated working interest owner.

In October 2016, the holders of all of Torchlight’s then-outstanding shares of Series C Preferred Stock (which were issued in July 2016) elected to convert into a total 33.33% working interest in our Hazel Project, reducing TEI’s ownership from 66.66% to a 33.33% working interest.

Acquisition of Additional Interests in Hazel Project

On January 30, 2017, Torchlight entered into and closed an Agreement and Plan of Reorganization and a Plan of Merger with an entity which was wholly owned by Mr. McCabe, which resulted in the acquisition of approximately 40.66% working interest in the 12,000 gross acres, 9,600 net acres, in the Hazel Project.

Also on January 30, 2017, Torchlight entered into and closed a Purchase and Sale Agreement with Wolfbone. Under the agreement, Torchlight acquired certain of Wolfbone’s Hazel Project assets, including its interest in the Flying B Ranch #1 well and the 40-acre unit surrounding the well.

Upon the closing of the transactions, the Torchlight working interest in the Hazel Project increased by 40.66% to a total ownership of 74%.

Effective June 1, 2017, Torchlight acquired an additional 6% working interest from unrelated working interest owners increasing its working interest in the Hazel Project to 80%, and an overall net revenue interest of 75%.

Seven test wells have been drilled on the Hazel Project to capture and document the scientific base in support of demonstrating the production potential of the property.

Option Agreement with Masterson Hazel Partners, LP

On August 13, 2020, the Company’s subsidiaries TEI and Torchlight Hazel (collectively, “Torchlight Subs”) entered into an option agreement (the “Option Agreement”) with Masterson Hazel Partners, LP (“MHP”) and MPC. Under the agreement, MHP was obligated to drill and complete, or cause to be drilled and completed, at its sole cost and expense, a new lateral well (the “Well”) on the Hazel Project, sufficient to satisfy Torchlight Subs’s continuous development obligations on the southern half of the prospect no later than September 30, 2020. MHP has satisfied this drilling obligation. MHP paid Torchlight Subs $1,000 as an option fee at the time of execution of the Option Agreement. MHP is entitled to receive, as its sole recourse for the recoupment of drilling costs, the revenue from production of the Well attributable to Torchlight Subs’s interest until such time as it has recovered its reasonable costs and expenses for drilling, completing, and operating the well.

In exchange for MHP satisfying the above drilling obligations, Torchlight Subs granted to MHP the exclusive right and option to perform operations, at MHP’s sole cost and expense, on the Hazel Project sufficient to satisfy Torchlight Subs’s continuous development obligations on the northern half of the prospect. MHP declined to exercise its option to purchase the entire Hazel Project.

Hunton Play, Central Oklahoma

As of December 31, 2023, the Company was producing from one well in the Viking Area of Mutual Interest and one well in Prairie Grove.

The McCabe Contribution Agreement

On July 25, 2023, the Company entered into a Contribution Agreement among the Company, Mr. McCabe, and MPC, an entity exclusively owned and operated by Mr. McCabe (the “McCabe Contribution Agreement”), pursuant to which Mr. McCabe will contribute up to a ten percent (10%) back-in working interest option for the Orogrande Project exercisable following the point in time at which the proceeds of all production from all operations conducted on the Orogrande Project (exclusive of royalty, overriding royalty and taxes chargeable to the working interest) equals the actual cost incurred by NBH and its predecessors in drilling, testing, equipping and the cost of operating the wells located on the Orogrande Prospect, inclusive of overhead charges (the “Back-In Interest”), an option originally granted to Mr. McCabe pursuant to that certain Participation Agreement, dated September 23, 2014 (the “Participation Agreement”), by and among Mr. McCabe, Hudspeth, and MPC, and MPC will contribute up to one hundred percent (100%) of the interest currently held by MPC in the drilling project located on over 1,150 acres in Vermillion Parish, Louisiana (the “Bronco Prospect”). Pursuant to the McCabe Contribution Agreement, and subject to the satisfaction of certain conditions provided therein, including the effectiveness of the Company’s Registration Statement on Form S-1 (File No. 333-273442) filed with the SEC on July 26, 2023 (as amended, the “Registration Statement”), Mr. McCabe will contribute an amount of the Back-In Interest and MPC will contribute an amount of the Bronco Prospect in proportion to the percentage of shares of common stock of NBH that are directly registered in the name of the beneficial owner with the Company’s transfer agent on or prior to the record date (as defined in the Registration Statement) and remain directly registered with the Company’s transfer agent for the holding period (as defined in the Registration Statement).

5.	RELATED PARTY BALANCES

As of December 31, 2023, and December 31, 2022, the Company had a balance of $-0- and $177,519, respectively, for an account receivable due from MPC, an entity controlled by the largest shareholder and the chairman of the Company’s Board of Directors, for amounts advanced related to the Orogrande development cost sharing arrangement agreed to in connection with the acquisition of the Orogrande working interests in 2014. In connection with the closing of the Merger, the account receivable due from MPC was deemed fully satisfied and discharged.

The 2021 Note and Loan Agreement

On October 1, 2021, the Company entered into a note payable with Meta, its former parent, to borrow up to $15 million which bears interest at 8% per annum, computed on the basis of a 360-day year (the “2021 Note”). The 2021 Note was initially to mature on March 31, 2023 (the “2021 Note Maturity Date”); provided, however, if the Company raised $30 million or more in capital through debt or equity or a combination thereof by the 2021 Note Maturity Date, the 2021 Note Maturity Date would be extended to September 30, 2023, and the outstanding principal of the 2021 Note would amortize in six equal, monthly installments. If an event of default has occurred and is continuing, interest on the 2021 Note may accrue at the default rate of 12% per annum. The outstanding principal of the 2021 Note, together with all accrued interest thereon, becomes due on the 2021 Note Maturity Date. The 2021 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts the Company’s ability to merge or consolidate with another person or entity, or sell or transfer all or substantially all of its assets, unless the Company is the surviving entity, or the successor entity assumes all of obligations under the 2021 Note. The 2021 Note is collateralized by certain shares of common stock in Meta held by one of Meta’s stockholders, Mr. McCabe, and by a lien on a 25% interest in the Orogrande Project owned by Wolfbone, a subsidiary of the Company.

On September 2, 2022, the Company entered into a loan agreement with Meta, as lender (the “Loan Agreement”) that would govern prior loan amounts advanced to the Company from Meta. As of August 11, 2022, and August 29, 2022, the Company borrowed an additional $1.2 million and $1.46 million, respectively, representing the remaining amount available for borrowing under the Loan Agreement and resulting in a total of $5 million principal amount outstanding related to the Loan Agreement, the proceeds of which were used for working capital and general corporate purposes. The term loans under the Loan Agreement bear interest at a per annum rate equal to 8% and were to mature on March 31, 2023 (the “Maturity Date”); provided, however, if the Company raised $30 million or more in capital through debt or equity, or a combination thereof by the Maturity Date, the Maturity Date would be extended to October 3, 2023 and the term loan would be amortized in six equal monthly installments. The Loan Agreement includes customary representations and covenants that, subject to exceptions and qualifications, restrict our ability to do certain things, such as: engage in mergers, acquisitions, and asset sales; transact with affiliates; undergo a change in control; incur additional indebtedness; incur liens; make loans and investments; declare dividends or redeem or repurchase equity interests; and enter into certain restrictive agreements. In addition, the Loan Agreement contains customary events of default, mandatory prepayment events and affirmative covenants, including, without limitation, covenants regarding the payment of taxes and other obligations, maintenance of insurance, maintenance of our material properties, reporting requirements, compliance with applicable laws and regulations, and formation or acquisition of new subsidiaries.

On March 31, 2023, the Company entered into an amendment to the 2021 Note and an amendment to Loan Agreement in order to extend each of the 2021 Note Maturity Date and the Maturity Date respectively from March 31, 2023, to October 3, 2023. Such amendments also removed the provisions allowing for extensions of the 2021 Note Maturity Date and the Maturity Date in the event the Company raised $30 million or more in capital through debt or equity or a combination thereof by March 31, 2023.

Under the terms of the Arrangement Agreement that governed the merger transaction between Torchlight and Meta in June 2021, the oil and natural gas assets were to be sold or spun out from Meta and the costs of any sale or spin-off incurred by Meta were to be borne the then-existing shareholders of Torchlight. The amount of the reimbursement payable to Meta in connection with the Spin-Off is $2.59 million which was added to the principal amount of the Loan Agreement for a principal balance outstanding of $7.59 million as of March 31, 2023. Concurrently with the amendment to the Loan Agreement, the Company made a prepayment of $1 million to reduce the principal balance to $6.59 million.

On August 7, 2023, Mr. McCabe and Meta entered into a Loan Sale Agreement whereby Mr. McCabe purchased from Meta (i) the 2021 Note and (ii) all outstanding loans made to the Company by Meta pursuant to the Loan Agreement (the “Loan Purchase”). As a result of the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note and the Loan Agreement. Additionally, as part of the Loan Purchase, Meta assigned to Mr. McCabe its lien on 25% of the Orogrande Prospect. The Company’s obligations and responsibilities under the 2021 Note and the Loan Agreement remain unchanged.

The combined balance on the 2021 Note and the Loan Agreement as of December 31, 2023 was $21.22 million. As of December 31, 2023, the combined total accrued and unpaid interest under the 2021 Note and the Loan Agreement was $3.06 million.

On October 1, 2023, the Company entered into an amendment to the 2021 Note and an amendment to Loan Agreement in order to extend each of the 2021 Note Maturity Date and the Maturity Date respectively from October 3, 2023 to March 31, 2024. An additional Amendment in March, 2024 extended the maturity date to September 30, 2024.

On December 22, 2022, the Company issued an unsecured promissory note in the principal amount of up to $20 million in favor of Mr. McCabe (the “2022 Note”), which bears interest at 5% per annum, computed on the basis of a 365-day year.

On June 16, 2023, the Company entered into an amendment to the 2022 Note in order to extend the maturity date of the 2022 Note (the “2022 Note Maturity Date”) from June 21, 2023 to October 3, 2023. Such amendment also removed the provisions allowing for extensions of the 2022 Note Maturity Date in the event the Company raised $30 million or more in capital through debt or equity or a combination thereof by March 31, 2023. The revolving commitment under the 2022 Note expires on the 2022 Note Maturity Date. As of December 31, 2023, the Company had $20 million in principal amount outstanding under the 2022 Note. As of December 31, 2023, the Company had $815,202 in accrued but unpaid interest on the 2022 Note.

On December 31, 2023, the Company entered into an amendment to the 2022 Note in order to extend the 2022 Note Maturity Date from October 3, 2023 to March 31, 2024. An additional Amendment in March, 2024 extended the maturity date to September 30, 2024.

6.	COMMITMENTS AND CONTINGENCIES

Legal Matters

On April 30, 2020, the Company’s wholly owned subsidiary, Hudspeth, filed suit against Datalog LWT, Inc. d/b/a Cordax Evaluation Technologies (“Cordax”). The suit, Hudspeth and Wolfbone Investments, LLC v. Datalog LWT, Inc. d/b/a Cordax Evaluation Technologies, was filed in the 189th Judicial District Court of Harris County, Texas. The suit seeks the recovery of approximately $1.4 million in costs incurred as a result of a tool failure during drilling activities on the University Founders A25 #2 well that is located in the Orogrande Field. Wolfbone, a subsidiary of the Company, is a co-plaintiff in that action. After the suit was filed, Cordax filed a mineral lien in the amount of $104,500 against the Orogrande Field and has sued the operator and counterclaimed against Hudspeth for breach of contract, seeking the same amount as the lien. Meta, as the Company’s parent at the time, determined to add the manufacturer of one of the tool components that it contends was one of the causes of the tool failure. It was later disclosed that Cordax is the subsidiary of a Canadian parent company, who has also been added to the case. Cordax’s current Chairman of the Board filed a special appearance after being served with a citation, alleging that he was a Canadian citizen with no meaningful ties to Texas. After discovery was conducted on this issue, a nonsuit without prejudice for this defendant was filed, dismissing him from the case. The remaining parties attended mediation on June 15, 2022, that was unsuccessful in resolving the case. Cordax filed a motion for summary judgment, attempting to dismiss Hudspeth and Wolfbone’s claims. The Court denied Cordax’s motion. Discovery is substantially complete. The Company is required to indemnify Meta in connection with this matter pursuant to the terms of the Distribution Agreement with Meta entered into in connection with the consummation of the Spin-Off. Prior to trial, in 2024, the parties settled the case. As soon as Cordax fulfills its payment obligations to Hudspeth (the amount of which is confidential), the Harris County case will be dismissed with prejudice. Cordax’s releases of Hudspeth and Wolfbone were effective when the Settlement Agreement was signed, May 16, 2024.

On March 18, 2021, Cordax filed a lawsuit in Hudspeth County, Texas seeking to foreclose its mineral lien against the Orogrande Field in the amount of $104,500.01 and recover related attorney’s fees. The foreclosure action, Datalog LWT Inc. d/b/a Cordax Evaluation Technologies v. Torchlight Energy Resources, Inc., was filed in the 205th Judicial District Court of Hudspeth County, Texas. The Company is contesting the lien in good faith and filed a Plea in Abatement on May 10, 2021, seeking a stay in the Hudspeth County lien foreclosure case pending final disposition of the related case currently pending in Harris County, Texas. The Company is required to indemnify Meta in connection with this matter pursuant to the terms of the Distribution Agreement with Meta. As part of the settlement in the Harris County case, Cordax released the mineral lien, and the case has been dismissed with prejudice.

On March 15, 2024, a securities class action captioned Targgart v. Next Bridge Hydrocarbons, Inc., et al., No. 24-cv-1927, was filed in the U.S. District Court for the Eastern District of New York. The action is brought on behalf of a putative class of persons or entities that acquired the Company’s shares in connection with the Company’s spin-off from Meta Materials, Inc., in December 2022. The complaint names as defendants the Company and certain of its current and former officers and directors. The complaint asserts claims under Sections 11 and 15 of the Securities Act, alleging that the Form S-1 that the Company filed with the SEC on July 14, 2022, which became effective on November 18, 2022, contained untrue statements or omissions. The complaint seeks, among other things, unspecified statutory and compensatory damages.

Environmental Matters

The Company is subject to contingencies as a result of environmental laws and regulations. Present and future environmental laws and regulations applicable to the Company’s operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be predicted at this time. As of December 31, 2023, and December 31, 2022, no amounts had been recorded because no specific liability has been identified that is reasonably probable of requiring the Company to fund any future material amounts.

7.	STOCKHOLDERS’ EQUITY

The Company has 500,000,000 authorized shares of common stock, par value of $0.0001 per share and 50,000,000 authorized shares of preferred stock, par value of $0.0001 per share. As of December 31, 2022, the Company had 165,472,241 outstanding shares of common stock outstanding that had been issued in the Spin Out transaction on December 14, 2022, and no shares of preferred stock outstanding.

On April 25, 2023, the Company issued 83,358,275 shares of common stock for the acquisition of additional working interest in the Orogrande Project.

As of December 31, 2023, the Company had 248,830,516 outstanding shares of common stock and no shares of preferred stock outstanding.

Stock Based Compensation

In 2022, the Company’s board of directors adopted, and the stockholders approved, the 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan permits the Company to grant stock options, restricted stock, restricted stock units, performance shares awards and any one or more of the foregoing, for up to a maximum of 58,273,612 shares following an automatic increase to the number of shares reserved under the 2022 Plan on January 1, 2023.

During the year ended December 31, 2023, the Company granted 35,856,521 stock options in the first and second quarters of 2023 as authorized under the 2022 Plan.

Upon the resignations by certain of the Company’s employees in the second quarter, 2023, 6,618,889 of the options granted to those employees in March, 2023. were forfeited, canceled, and returned to the option pool available under the 2022 Plan.

As of December 31, 2023, 29,237,632 options are outstanding.

Vesting was subject to continued service with the Company for up to one year with provisions for earlier vesting subject to the attainment of events outlined in the Plan.

Options were fully vested as of December 31, 2023.

Options granted were valued using the Black-Scholes Option Pricing Model resulting in a total value of $4,781,279. Option expense for the year ended December 31, 2023, net of forfeitures, was $4,781,279.

Inputs to the Black-Scholes Model are as follows:

Risk-free interest rate	4.00%
Expected volatility of common stock	125.39%
Dividend yield	0.00%
Discount due to lack of marketability	0%
Expected life of option/warrant	Ten Years

A summary of stock options outstanding as of December 31, 2023, all of which expire in 2033, including the relevant exercise price is presented below:

Exercise	Expiration
Price	2033	Total
$1.2056	29,237,632	29,237,632
	29,237,632	29,237,632

8.	INCOME TAXES

The Company recorded no income tax provision at December 31, 2023 and December 31, 2022 because of anticipated losses for the 2024 fiscal year and actual losses incurred in 2023.

The Company estimates its annual effective income tax rate in recording its provision for income taxes in the various jurisdictions in which it operates. Statutory tax rate changes and other significant or unusual items are recognized as discrete items in the quarter in which they occur. The Company recorded no income tax expense for the year ended December 31, 2023 because the Company incurred a tax loss in the current year. Similarly, no income tax expense was recognized for the year ended December 31, 2022.

	Year ended	Year ended
	December 31, 2023	December 31, 2022
Total Deferred Tax Assets	$10,319,663	$8,257,238
Valuation Allowance for Deferred Tax Assets	(10,319,663)	(8,257,238)
Deferred Tax Assets, net of valuation allowance	-	-

Total Net Deferred Tax Asset	$-	$-

The Company had a gross deferred tax asset related to federal net operating loss carryforwards of $69,594,386 and $55,153,554 at December 31, 2023 and December 31, 2022, respectively. The federal net operating loss carryforward will begin to expire in 2034. Realization of the deferred tax asset is dependent, in part, on generating sufficient taxable income prior to expiration of the loss carryforwards. The Company has placed a 100% valuation allowance against the net deferred tax asset because future realization of these assets is not assured.

9.	NOTES PAYABLE, RELATED PARTIES

On October 1, 2021, we issued a secured, revolving promissory note in an original principal amount of up to $15 million, which was subsequently increased to $20 million, in favor of Meta (as amended to date, the “2021 Note”). The 2021 Note was fully drawn with a principal balance outstanding of $20 million, bears interest at 8% per annum, computed on the basis of a 360-day year. If an event of default has occurred and is continuing, interest on the 2021 Note may accrue at the default rate of 12% per annum.

On August 7, 2023, following the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note but the Company’s obligations under the 2021 Note remain unchanged.

On December 31, 2023, the Company and Mr. McCabe as successor in interest to Meta entered into an amendment to the 2021 Note and an amendment to the Loan Agreement extending the 2021 Note Maturity Date and the Maturity Date, respectively to March 31, 2024. An additional Amendment effective June 30, 2024 extended the maturity date to September 30, 2024.

Additionally, we have an aggregate principal balance of $6,589,362 outstanding under the Loan Agreement with Mr. McCabe as successor-in-interest to Meta, which bears interest at a fixed rate of 8% per annum if no event of default exists, and at a fixed rate of 12% per annum if an event of default exists.

On December 31, 2023, the Company and Mr. McCabe entered an amendment to the 2022 Note extending the 2022 Note Maturity Date to March 31, 2024. An additional Amendment effective June 30, 2024 extended the maturity date to September 30, 2024.

The combined balance on the 2021 Note ($15 million) and the Loan Agreement ($6.2 million) as of December 31, 2023, was $21.22 million. As of December 31, 2023, the combined total accrued and unpaid interest under the 2021 Note and the Loan Agreement was $24.28 million.

In connection with the Merger, on December 22, 2022, the Company entered into an additional Note in the principal amount of up to $20 million in favor of Mr. McCabe. Mr. McCabe is the largest shareholder of the Company’s common stock and the chairman of the board of directors of the Company. As of December 31, 2023, the Company had a balance of $20 million and accrued and unpaid interest of $815,202 due under the 2022 Note. An Amendment effective June 30, 2024 extended the maturity date to September 30, 2024.

10.	ASSET RETIREMENT OBLIGATIONS

The following is a reconciliation of the asset retirement obligations liability through December 31, 2023:

Asset retirement obligations – January 1, 2022	$21,937

Accretion expense	1,092
Estimated liabilities recorded	223,837
Asset retirement obligations – December 31, 2022	$246,866

Accretion expense	1,785
Estimated liabilities recorded	-
Asset retirement obligations – December 31, 2023	$248,651

11.	SUBSEQUENT EVENTS

On January 23, 2024, Mr. McCabe loaned $1,000,000 to the Company, which was evidenced under a 0% Senior Unsecured Promissory Note effective as of that date (the “McCabe Note”), which provided, among other things, that the loan will be due on February 28, 2025, with the Company having the option to extend the loan by one additional year. The loan is non-interest bearing and will be payable in one balloon payment of principal on the maturity date. If the Company elects to extend the loan for one year, the loan will continue to be non-interest bearing and will be payable in one balloon payment of principal on the extended maturity date.

On February 29, 2024, CAPCO Holding, Inc., a Texas corporation (“Capco”), loaned the Company $2,000,000 under a 12% Secured Promissory Note (the “Capco Note”), which provides, among other things, that the loan will be due in one year, with the Company having the option to extend the loan by one additional year. The loan will bear interest at the rate of 12% per annum and will be payable in one balloon payment of principal and interest on the maturity date. If the Company elects to extend the loan for one year, the Company must pay all accrued interest for that first year, and thereafter, the loan will bear interest at a rate that is mutually agreeable to the Company and Capco, which rate will not exceed 18% per annum, and will be payable in one balloon payment of principal and interest on the extended maturity date. As part of the transaction, Mr. McCabe entered into a Stock Pledge and Security Agreement with Capco under which he pledged 250,000 of his shares of common stock of the Company to secure the Company’s obligations under the Capco Note. Further, Mr. McCabe entered into a Subordination Agreement (the “Subordination Agreement”) with Capco and the Company under which Mr. McCabe agreed to subordinate all of the Company’s indebtedness and obligations owed to Mr. McCabe to the Capco Note, under the terms and conditions of the Subordination Agreement.

Also on February 29, 2024, the Company entered into a Consulting Agreement with an individual, under which the Consultant has agreed to provide analysis and advisory services to the Company for consideration of $10,000 per month and the issuance to him of 500,000 shares of common stock, under the terms and conditions of the Consulting Agreement.

In March 2024, the Company entered into and closed a Contribution Agreement with Wildcat Partners SPV, LLC, a Delaware limited liability company (“Wildcat”), under which Wildcat transferred to the Company 100% of the issued and outstanding membership interests in each of (a) Wildcat Cowboy, LLC, a Texas limited liability company (“Cowboy”), (b) Wildcat Packer, LLC, a Texas limited liability company (“Packer”), (c) Wildcat Panther, LLC, a Texas limited liability company (“Panther”) and (d) Wildcat Valentine, LLC, a Texas limited liability company (“Valentine”). As consideration, the issued 2,500,000 shares of its common stock, under the terms and conditions of the Contribution Agreement.

Also on April 2, 2024, the Company entered into a Consulting Agreement with an individual, under which the Consultant has agreed to provide analysis and advisory services to the Company for consideration of 100,000 shares of common stock.

12.	EXPLANATION OF THE RESTATEMENT

The consolidated financial statements for the year ended December 31, 2022 and related disclosures were amended and restated in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, arising from an impairment analysis with respect to the Orogrande Project during the 2023 audit and the related reaudit of the Company’s fiscal year 2022 financial statements.

Items Amended in this Filing – Refer to detail descriptions of adjustments below after each Statement.

NEXT BRIDGE HYDROCARBONS INC
CONSOLIDATED BALANCE SHEETS

	As Originally
	Reported		As Restated
	December 31, 2022	Adjustment	December 31, 2022
ASSETS
Current assets:
Cash	$569,298	$-	$569,298
Accounts receivable	-	-	-
Accounts receivable, related party	177,519	-	177,519
Prepayments - development costs	150,000	-	150,000
Prepaid expenses	62,300	-	62,300
Total current assets	959,117	-	959,117

Oil and gas properties	79,695,928	(79,695,928)	-

Other assets	80,179	-	80,179

TOTAL ASSETS	$80,735,224	(79,695,928)	$1,039,296

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,891,649	$1,056,125	$4,947,774
Note Payable - META	22,573,724	-	22,573,724
Note Payable - Related Party	2,000,000	-	2,000,000
Accrued interest payable, unrelated party	1,571,336	-	1,571,336

Total current liabilities	30,036,709	1,056,125	31,092,834

Asset retirement obligations	246,866	-	246,866

Total liabilities	30,283,575	1,056,125	31,339,700

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, par value $0.001, 500,000,000 shares authorized; -0- issued and outstanding December 31, 2022 and December 31, 2021	-	-	-
Common stock, par value $0.001; 500,000,000 shares authorized; 165,472,241 issued and outstanding at December 31, 2022; One issued and outstanding at December 31, 2021	16,547	-	16,547
Additional paid-in capital	51,345,640	-	51,345,640
Accumulated deficit	(910,538)	(80,752,053)	(81,662,591)
Total stockholders’ equity (deficit)	50,451,649	(80,752,053)	(30,300,404)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$80,735,224	$(79,695,928)	$1,039,296

The 2022 Balance Sheet restatement reflects the Impairment adjustment to the carrying value of the Company’s Oil and Natural Gas properties as discussed above. An additional restatement to accounts payable to adjust cut off as of December 31, 2022 was made.

NEXT BRIDGE HYDROCARBONS INC

CONSOLIDATED STATEMENTS OF OPERATIONS

	As Originally Reported	As Originally Reported		As Restated
	Predecessor Period	Successor Period		Successor Period
	January 1, 2022	December 15, 2022		December 15, 2022
	December 14, 2022	December 31, 2022	Adjustment	December 31, 2022

Oil and gas sales	$38,273	$2,561		$2,561

Operating expenses:

Lease operating expenses	68,488	5,826		5,826
Production taxes	2,755	229		229
General and administrative	7,905,860	907,045	9,040	916,085
Impairment expense	-	-	80,743,013	80,743,013
Depreciation, depletion and amortization	-	-		-
Total operating expenses	7,977,103	913,100	80,752,053	81,665,153

Other income (expense)
Gain on extinguishment of debt	-	-		-
Gain (loss) on sale of assets	-	-		-
Interest expense and accretion of note discounts	-	-		-
Franchise tax	-	-		-
Interest income	495	1		1
Total expense, net	495	1	-	1

Loss before income taxes	7,938,335	910,538	80,752,053	81,662,591

Provision for income taxes	-	-	-	-

Net loss	$7,938,335	$910,538	$80,752,053	$81,662,591

Loss per common share:
Basic and Diluted	$(0.05)	$(0.01)		$(0.49)
Weighted average number of common shares outstanding:
Basic and Diluted	165,472,241	165,472,241		165,472,241

Year ended December 31, 2022 Statement of Operations reflects the impairment adjustment related to the Orogrande Project. described above and an increase of $9,040 in general and administrative expense arising from the adjustment of accounts payable cut off at December 31, 2022

NEXT BRIDGE HYDROCARBONS INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	As Originally Reported	As Originally Reported		As Restated
	Predecessor Period	Successor Period		Successor Period
	January 1, 2022	December 15, 2022		December 15, 2022
	December 14, 2022	December 31, 2022	Adjustment	December 31, 2022
Cash Flows From Operating Activities (used in)
Net loss	$(7,938,335)	$(910,538)	$(80,752,053)	$(81,662,591)
Adjustments to reconcile net loss to net cash from operations:
Accretion expense	-	1,092	-	1,092
Bad debt expense	(26,612)	-	-	-
Impairment expense	-	-	80,743,013	80,743,013
Depreciation, depletion and amortization	-	-	-	-
Paid in kind interest	-	-	-	-
Change in:			-	-
Accounts receivable	74,310	-	-	-
Accounts receivable, related party	(14,153)	-	-	-
Prepayments - development costs	(150,000)	-	-	-
Other assets	(94,364)	39,185	-	39,185
Prepaid expenses	(1,408)	(58,225)	-	(58,225)
Accounts payable and accrued expenses	2,524,381	1,154,917	1,054,950	2,209,867
Accrued interest payable	-	(1,091)	1,091	-
Net cash from(used in) operating activities	(5,626,181)	225,340	1,047,001	1,272,341

Cash Flows From (used in) Investing Activities
Investment in oil and gas properties	(3,859,851)	(1,976,029)	(1,047,001)	(3,023,030)
Proceeds from sale of oil and gas property	-
Net cash used in investing activities	(3,859,851)	(1,976,029)	(1,047,001)	(3,023,030)

Cash Flows From Financing Activities
Issuance of common stock, net of offering costs	-	-
Proceeds from notes payable	7,500,000	2,000,000	-	2,000,000
Contributions from parent	316,600	-
Net cash from financing activities	7,816,600	2,000,000	-	2,000,000

Net increase (decrease) in cash	(1,669,432)	249,311	-	249,311

Cash - beginning of year	1,989,419	319,987	-	319,987
Cash - end of year	$319,987	$569,298	$-	$569,298

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-	$-	$-
Cash paid for state franchise tax	$-	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
	$-	$-	$-	$-
Issuance of common stock	$16,547	$-	$-	$-
Account payable reduced by expense offset	$-	$15,638	$-	$15,638
Capitalized Interest included in interest payable	$1,289,328	$74,210	$-	$74,210

Year ended December 31, 2022 Cash Flow reflects the impairment adjustment described above and an increase of $9,040 in general and administrative expense arising from the adjustment of accounts payable cut off at December 31, 2022. The accounts payable adjustment was primarily connected to vendors for development costs.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Unaudited	Audited
	June 30	December 31
	2024	2023
ASSETS
Current assets:
Cash	$1,133,622	$1,668,847
Accounts receivable	176,679	207,470
Production receivable	-	1,412
Prepayments - development costs	212,619	131,340
Prepaid expenses	101,409	76,741
Total current assets	1,624,329	2,085,810

Oil and natural gas properties, net of impairment	217,791	-

Other assets	105,179	105,179

TOTAL ASSETS	$1,947,299	$2,190,989

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$298,377	$3,777,693
Account payable - related party	97,027	-
Prepayments, working interest owners	-	311,281
Note payable - related party	42,499,082	41,221,028
Note payable	2,000,000	-
Accrued interest payable - related party	5,228,244	3,870,175
Accrued interest payable	80,502	-
Total current liabilities	50,203,232	49,180,177

Asset retirement obligations	233,169	248,651

Total liabilities	50,436,401	49,428,828

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, par value $0.0001, 50,000,000 shares authorized; -0- issued and outstanding June 30, 2024 and December 31, 2023	-	-
Common stock, par value $0.0001; 500,000,000 shares authorized; 251,930,516 issued and outstanding at June 30, 2024, and 248,830,516 issued and outstanding at December 31, 2023;	25,193	24,883
Additional paid-in capital	72,526,846	71,956,656
Accumulated deficit	(121,041,141)	(119,219,378)
Total stockholders’ deficit	(48,489,102)	(47,237,839)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,947,299	$2,190,989

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

				Restated
	Three Months	Three Months	Six	Six
	Ended	Ended	Months Ended	Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Oil and natural gas sales	$1,639	$4,841	$5,206	$15,765

Operating expenses:
Lease operating expenses	75,361	10,694	112,172	26,510
Production taxes	118	349	375	1,135
General and administrative	432,879	3,046,419	1,191,519	5,519,158
Impairment loss	744,788	17,125,020	1,457,961	25,008,677
Total operating expenses	1,253,146	20,182,482	2,762,027	30,555,480

Other income (expense)
Gain on sale of properties	3	-	618,504	-
Proceeds from legal settlement	306,554	-	306,554	-
Administration income	-	-	10,000	-
Interest income	-	-	-	1
Total other income	306,557	-	935,058	1

Loss before income taxes	(944,950)	(20,177,641)	(1,821,763)	(30,539,714)

Provision for income taxes	-	-	-	-

Net loss	$(944,950)	$(20,177,641)	$(1,821,763)	$(30,539,714)

Loss per common share:
Basic and Diluted	$(0.00)	$(0.09)	$(0.01)	$(0.16)
Weighted average number of common shares outstanding:
Basic and Diluted	251,928,318	225,013,866	250,505,791	195,407,533

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(Unaudited)

	Common	Common	Additional
	stock	stock	paid-in	Accumulated
	shares	amount	capital	deficit	Total
December 31, 2022	165,472,241	$16,547	$51,345,640	$(81,662,591)	$(30,300,404)

Issuance of stock options	-	$-	$245,160	$-	$245,160
Net loss, restated	-	$-	$-	$(10,362,073)	$(10,362,073)

Balance, March 31, 2023	165,472,241	$16,547	$51,590,800	$(92,024,664)	$(40,417,317)

Issuance of common stock for working interest	83,358,275	8,336	28,258,456	-	28,266,792
Adjustment to share value	-	-	(12,428,719)	-	(12,428,719)

Issuance of stock options	-	-	980,639	-	980,639
Net loss, restated	-	-	-	(20,177,641)	(20,177,641)

Balance, June 30, 2023	248,830,516	$24,883	$68,401,176	$(112,202,305)	$(43,776,246)

December 31, 2023	248,830,516	$24,883	$71,956,656	$(119,219,378)	$(47,237,839)

Issuance of common stock -
- Wildcat acquisition	2,500,000	250	449,750	-	450,000
- Consulting agreement	500,000	50	89,950	-	90,000

Net loss	-	-	-	(876,813)	(876,813)

Balance, March 31, 2024	251,830,516	$25,183	$72,496,356	$(120,096,191)	$(47,574,652)

Issuance of common stock for consulting agreement	100,000	10	17,990	-	18,000
Imputed interest on note payable	-	-	12,500	-	12,500

Net loss	-	-	-	(944,950)	(944,950)

Balance, June 30, 2024	251,930,516	$25,193	$72,526,846	$(121,041,143)	$(48,489,102)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

		Restated
	Six	Six
	Months Ended	Months Ended
	June 30, 2024	June 30, 2023
Cash Flows Used in Operating Activities
Net loss	$(1,821,763)	$(30,539,714)
Adjustments to reconcile net loss to net cash from operations:
Gain on sale of property interests	(618,504)	-
Accretion expense	11,188	11,936
Expense related to stock-based compensation	108,000	1,225,800
Imputed interest on note payable	12,500	-
Impairment loss	1,457,961	25,008,677
Change in:
Accounts receivable	32,203	-
Prepayments - development costs	(81,279)	150,000
Prepaid expenses	(24,665)	25,652
Asset Retirement Obligation applied to plug and abandon expense	(26,670)	-
Accounts payable and accrued expenses	(3,382,288)	(3,660,998)
Net cash used in operating activities	(4,333,317)	(7,778,647)

Cash Flows Used in Investing Activities
Investment in oil and natural gas properties	(31,769)	(7,853,902)
Net cash used in investing activities	(31,769)	(7,853,902)

Cash Flows From Financing Activities
Proceeds from notes payable, related party	1,000,000	17,000,000
Proceeds from promissory note	2,000,000	-
Payments on promissory notes	-	(1,000,000)
Payments on accrued interest	-	(199,345)
Proceeds from sale of assets	1,141,142	-
Prepayments, working interest owners	(311,281)	-
Net cash provided from financing activities	3,829,861	15,800,655

Net increase (decrease) in cash	(535,225)	168,106

Cash - beginning of period	1,668,847	569,298
Cash - end of period	$1,133,622	$737,404

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$199,345
Cash paid for income tax	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Addition to note payable to reimburse lease payments	$278,054	$-
Common stock issued in property acquisition	$450,000	$-
Common stock issued for working interest	$-	$15,838,072
Capitalized Interest	$1,438,571	$1,139,183

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2024

(Unaudited)

1.	NATURE OF BUSINESS

Next Bridge Hydrocarbons, Inc. (the “Company”) was incorporated in Nevada on August 31, 2021, as OilCo Holdings, Inc. and changed its name to Next Bridge Hydrocarbons, Inc. pursuant to its Amended and Restated Articles of Incorporation filed on June 30, 2022. The Company spun off from Meta Materials, Inc. (“Meta”) on December 14, 2022, resulting in the Company becoming an independent company (the “Spin-Off”). Prior to the Spin-Off, the Company was a wholly-owned subsidiary of Meta. Meta became the parent of the Company’s subsidiaries in June 2021 in a merger transaction with Torchlight Energy Resources, Inc. (“Torchlight”), the previous parent of the subsidiaries and developer of the properties from their inception up to June 2021.

The Company is an energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties in the United States. The Company’s primary focus has been the development of interests in an oil and natural gas project the Company holds in the Orogrande Basin in West Texas in Hudspeth County, Texas (the “Orogrande Project”). In addition, the Company has minor interests in the Eastern edge of the Midland Basin in Texas (the “Hazel Project”), and two minor well interests in the Hunton wells located in Oklahoma (the “Oklahoma Properties”). The Company currently has no full-time employees, and the Company employs consultants for various roles as needed.

The Company operates its business through nine wholly owned subsidiaries Torchlight Energy, Inc., a Nevada corporation (“TEI”), Hudspeth Oil Corporation, a Texas corporation (“Hudspeth”), Torchlight Hazel, LLC, a Texas limited liability company (“Torchlight Hazel”), Wolfbone Investments, LLC, a Texas limited liability company (“Wolfbone”), Hudspeth Operating, LLC, a Texas limited liability company and wholly owned subsidiary of Hudspeth (“Hudspeth Operating”), Wildcat Panther, LLC, a Texas limited liability company (“Panther”), Wildcat Valentine, LLC, a Texas limited liability company (“Valentine”), Wildcat Cowboy, LLC, a Texas limited liability company (“Cowboy”), Wildcat Packer, LLC, a Texas limited liability company (“Packer”). All intercompany transactions have been eliminated in the consolidated financial statements.

2.	GOING CONCERN

At June 30, 2024, the Company had not yet achieved profitable operations. The Company had a net loss of $1,821,763 for the six months ended June 30, 2024. The Company expects to incur further losses in the development of its business. The Company had a working capital deficit as of June 30, 2024, of $48,578,905. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent on its ability to generate future profitable operations or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management’s plan to address the Company’s ability to continue as a going concern includes: (1) obtaining debt or equity funding from private placement, institutional, or public sources; (2) obtaining loans from financial institutions, where possible, or (3) participating in joint venture transactions with third parties. Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern and therefore, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classifications of liabilities that may result from the outcome of this uncertainty.

3.	SIGNIFICANT ACCOUNTING POLICIES

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. Accounting principles followed and the methods of applying those principles, which materially affect the determination of financial position, results of operations and cash flows are summarized below:

Use of estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and certain assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

Basis of presentation – The financial statements are presented on a consolidated basis and include the accounts of Next Bridge Hydrocarbons, Inc. and its wholly owned subsidiaries, TEI, Hudspeth, Torchlight Hazel, Wolfbone, Hudspeth Operating, and Wildcat. All significant intercompany balances and transactions have been eliminated. As noted above, the Company was involved in the Spin-Off on December 14, 2022.

In the opinion of management, the accompanying consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position as of, and the results of operations for all periods presented. In preparing the accompanying consolidated financial statements, management has made certain estimates and assumptions that affect reported amounts in the consolidated financial statements and disclosures of contingencies. Actual results may differ from those estimates.

Restatements – Certain prior year amounts have been restated in the accompanying Consolidated Financial Statements for the six months ended June 30, 2023. Reference Note 11 to the Financial Statements.

Risks and uncertainties – The Company’s operations are subject to significant risks and uncertainties, including financial, operational, technological, and other risks associated with operating an emerging business, including the potential risk of business failure.

Concentration of risks – At times, the Company’s cash balances are in excess of amounts guaranteed by the Federal Deposit Insurance Corporation. The Company’s cash is placed with a highly rated financial institution, and the Company regularly monitors the creditworthiness of the financial institutions with which it does business.

Fair value of financial instruments – Financial instruments consist of cash, receivables, convertible note receivable, payables and promissory notes, if any. The estimated fair values of cash, receivables, and payables approximate the carrying amount due to the relatively short maturity of these instruments. The carrying amounts of any promissory notes approximate their fair value giving affect for the term of the note and the effective interest rates.

For assets and liabilities that require re-measurement to fair value the Company categorizes them in a three-level fair value hierarchy as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

●	Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration.

●	Level 3 inputs are unobservable inputs based on management’s own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Cash and cash equivalents – Cash and cash equivalents include certain investments in highly liquid instruments with original maturities of three months or less.

Accounts receivable – Accounts receivable consist of amounts due from Joint Interest Billing to the working interest owners who are participants in the Johnson Project. Those owners acquired working interest and participated in funding five wells drilled in 2023 on the Orogrande Project. Balances due represent their pro rata share of charges for development and operating costs allocable to those five wells after applying any prepayments from those owners.

Management reviews receivables periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of the amount that may not be collectible. As of June 30, 2024 and December 31, 2023, no valuation allowance was considered necessary.

Oil and natural gas properties – The Company uses the full cost method of accounting for exploration and development activities as defined by the SEC. Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological, and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. The Company allocates a portion of its acquisition costs to unevaluated properties based on relative value. Costs are transferred to the full cost pool as the properties are evaluated over the life of the reservoir. Unevaluated properties are reviewed for impairment at least quarterly and are determined through an evaluation considering, among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plan, and political, economic, and market conditions.

Gains and losses, if any, on the sale of oil and natural gas properties are not generally reflected in income unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves. Sales of less than 100% of the Company’s interest in the oil and natural gas property are treated as a reduction of the capital cost of the field, with no gain or loss recognized, as long as doing so does not significantly affect the unit-of-production depletion rate. Costs of retired equipment, net of salvage value, are usually charged to accumulated depreciation.

Capitalized interest – The Company capitalizes interest on unevaluated properties during the periods in which they are excluded from costs being depleted or amortized. During the six months ended June 30, 2024, the Company capitalized $1,438,571 of interest on unevaluated properties. Capitalized interest for the year ended December 31, 2023, was $2,498,184.

Depreciation, depletion, and amortization – The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion, and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization. The depreciable base of oil and natural gas properties is amortized on a unit-of-production method.

Ceiling test – Future production volumes from oil and natural gas properties are a significant factor in determining the full cost ceiling limitation of capitalized costs. Under the full cost method of accounting, the Company is required to periodically perform a “ceiling test” that determines a limit on the book value of oil and natural gas properties. If the net capitalized cost of proved oil and natural gas properties, net of related deferred income taxes, plus the cost of unproved oil and natural gas properties, exceeds the present value of estimated future net cash flows discounted at 10 percent, net of related realizable tax affects, plus the cost of unproved oil and natural gas properties, the excess is charged to expense and reflected as additional accumulated DD&A.

The ceiling test calculation uses a commodity price assumption which is based on the unweighted arithmetic average of the price on the first day of each month for each month within the prior 12-month period and excludes future cash outflows related to estimated abandonment costs.

The determination of oil and natural gas reserves is a subjective process, and the accuracy of any reserve estimate depends on the quality of available data and the application of engineering and geological interpretation and judgment. Estimates of economically recoverable reserves and future net cash flows depend on a number of variable factors and assumptions that are difficult to predict and may vary considerably from actual results. In particular, reserve estimates for wells with limited or no production history are less reliable than those based on actual production. Subsequent re-evaluation of reserves and cost estimates related to future development of proved oil and natural gas reserves could result in significant revisions to proved reserves. Other issues, such as changes in regulatory requirements, technological advances, and other factors which are difficult to predict could also affect estimates of proved reserves in the future.

Asset retirement obligations – The fair value of a liability for an asset’s retirement obligation (“ARO”) is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, with the corresponding charge capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then-present value each subsequent period, and the capitalized cost is depleted over the useful life of the related asset. Abandonment costs incurred are recorded as a reduction of the ARO liability.

Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and natural gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

Share-based compensation – Compensation cost for equity awards is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award.

The Company accounts for stock option awards using the calculated value method. The Company values warrant and option awards using the Black-Scholes option pricing model.

The Company accounts for any forfeitures of options when they occur. Previously recognized compensation cost for an award is reversed in the period that the award is forfeited.

The Company also issues equity awards to non-employees. The fair value of these option awards is estimated when the award recipient completes the contracted professional services. The Company recognizes the expense for the estimated total value of the awards during the period from their issuance until performance completion.

Income taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

Authoritative guidance for uncertainty in income taxes requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an examination. Management has reviewed the Company’s tax positions and determined there were no uncertain tax positions requiring recognition in the consolidated financial statements. Company tax returns remain subject to federal and state tax examinations. Generally, the applicable statutes of limitation are three to four years from their respective filings.

Estimated interest and penalties related to potential underpayment on any unrecognized tax benefits are classified as a component of tax expense in the statements of operation. The Company has not recorded any interest or penalties associated with unrecognized tax benefits for the three or six months ended June 30, 2024.

Revenue recognition – The Company’s revenue is typically generated from contracts to sell natural gas, crude oil or NGLs produced from interests in oil and natural gas properties owned by the Company. Contracts for the sale of natural gas and crude oil are evidenced by (1) base contracts for the sale and purchase of natural gas or crude oil, which document the general terms and conditions for the sale, and (2) transaction confirmations, which document the terms of each specific sale. The transaction confirmations specify a delivery point which represents the point at which control of the product is transferred to the customer. The Company elects to treat contracts to sell oil and natural gas production as normal sales, which are then accounted for as contracts with customers. The Company has determined that these contracts represent multiple performance obligations, which are satisfied when control of the commodity transfers to the customer, typically through the delivery of the specified commodity to a designated delivery point.

Revenue is measured based on consideration specified in the contract with the customer, and excludes any amounts collected on behalf of third parties. The Company recognizes revenue in the amount that reflects the consideration it expects to be entitled to in exchange for transferring control of those goods to the customer. Amounts allocated in the Company’s price contracts are based on the standalone selling price of those products in the context of long-term contracts. Payment is generally received one or two months after the sale has occurred.

Gain or loss on derivative instruments is outside the scope of ASC 606, Revenue Recognition, and is not considered revenue from contracts with customers subject to ASC 606. The Company may in the future use financial or physical contracts accounted for as derivatives as economic hedges to manage price risk associated with normal sales, or in limited cases may use them for contracts the Company intends to physically settle but do not meet all of the criteria to be treated as normal sales.

Producer Gas Imbalances. The Company applies the sales method of accounting for natural gas revenue. Under this method, revenues are recognized based on the actual volume of natural gas sold to purchasers.

Basic and diluted earnings (loss) per share – Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share is computed in the same way as basic earnings (loss) per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued and if the additional common shares were dilutive. The Company had no dilutive shares for the three or six months ended June 30, 2024.

Environmental laws and regulations – The Company is subject to extensive federal, state, and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their future economic benefit. The Company believes that it is in compliance with existing laws and regulations. The Company accrued no liability as of June 30, 2024 and December 31, 2023.

Recent accounting pronouncements adopted – In June 2016, the FASB issued ASC 326, Financial Instruments- Credit Losses (“ASC 326”), which replaces the current “incurred loss” methodology for recognizing credit losses with an “expected loss” methodology. This new methodology requires that a financial asset measured at amortized cost be presented at the net amount expected to be collected. This standard is intended to provide more timely decision-useful information about the expected credit losses on financial instruments. For smaller reporting companies, this guidance is effective for fiscal years beginning after December 15, 2022, and early adoption is permitted. The Company adopted this as of January 1, 2023. The adoption of ASC 326 did not have a material impact to our consolidated financial statements or results of operations.

4.	OIL & NATURAL GAS PROPERTIES

The following table presents the capitalized costs for oil and natural gas properties of the Company:

	June 30, 2024	December 31, 2023
Evaluated costs subject to amortization	$-	$-
Unevaluated costs	109,586,181	107,910,429
Total capitalized costs	109,586,181	107,910,429
Less accumulated depreciation, depletion and amortization	-	-
Less accumulated impairment	(109,368,390)	(107,910,429)
Total oil and gas properties	$217,791	$-

Unevaluated costs as of June 30, 2024, and December 31, 2023, include cumulative costs of developing projects including the Orogrande and Hazel Projects in West Texas, costs related to the Oklahoma Properties, and unevaluated costs related to the Louisiana Wildcat projects. The $217,791 balance of oil and natural gas properties as of June 30, 2024, is entirely attributable to the Wildcat Projects. Accumulated Impairment adjustments relate solely to the Orogrande Project. In accordance with required accounting adjustments related to the Spin-Off, the carrying value of the oil and natural gas assets were adjusted to fair value as of December 15, 2022. Impairment adjustments disclosed above were partially recorded as of December 31, 2022, as of December 31, 2023 and as of June 30, 2024.

The Company periodically adjusts for the separation of evaluated versus unevaluated costs within its full cost pool to recognize the value impairment related to the expiration of, or changes in market value, of unevaluated leases. The impact of reclassifications as they become necessary is to increase the basis for calculation of future period’s depletion, depreciation and amortization which effectively recognizes the impairment on the consolidated statement of operations over future periods. Reclassified costs also become evaluated costs for purposes of ceiling tests, and which may cause recognition of increased impairment expense in future periods. There were no remaining cumulative unevaluated costs for the Orogrande Project which had been impaired within the Company’s full cost pool totals as of June 30, 2024, or at December 31, 2023. The balance of oil and gas properties as of June 30, 2024 consists of accumulated costs associated with the Wildcat Properties.

The Company had no proved reserve value associated with our properties as of June 30, 2024.

Due to the volatility of commodity prices, should oil and natural gas prices decline in the future, it is possible that a write-down could occur. Proved reserves are estimated quantities of crude oil, natural gas, and NGLs, which geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions. The independent engineering estimates include only those amounts considered to be proved reserves and do not include additional amounts which may result from new discoveries in the future, or from application of secondary and tertiary recovery processes where facilities are not in place or for which transportation or marketing contracts are not in place. Estimated reserves to be developed through secondary or tertiary recovery processes are classified as unevaluated properties.

Current Projects

The Company is an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. The Company is primarily focused on the acquisition of early-stage projects, the development and delineation of these projects, and then the monetization of those assets once these activities are completed.

The Company’s primary focus is the development of interests in oil and natural gas projects it holds in the Permian Basin in West Texas. The Company also holds minor interests in certain other oil and natural gas projects in Central Oklahoma.

As of June 30, 2024, the Company had interests in four oil and natural gas projects: the Orogrande Project in Hudspeth County, Texas, the Hazel Project in Sterling, Tom Green, and Irion Counties, Texas, two wells in Central Oklahoma, and the Wildcat Properties that hold mineral leases in Louisiana.

Orogrande Project, West Texas

On August 7, 2014, Torchlight entered into a Purchase Agreement with Hudspeth, McCabe Petroleum Corporation (“MPC”), and Gregory McCabe (“Mr. McCabe”). Mr. McCabe was the sole owner of both Hudspeth and MPC. Under the terms and conditions of the Purchase Agreement, Torchlight purchased 100% of the capital stock of Hudspeth which held certain oil and natural gas assets, including a 100% working interest in approximately 172,000 predominately contiguous acres in the Orogrande Basin in West Texas. Mr. McCabe has, at his option, a 10% working interest back-in after payout and a reversionary interest if drilling obligations are not met, all under the terms and conditions of a participation and development agreement among Hudspeth, MPC and Mr. McCabe. Such back-in interest is expected to be contributed to the Company pursuant to that certain Contribution Agreement (as defined below). See Note 11—Subsequent Events for additional information regarding the Contribution Agreement. Mr. McCabe also holds a 4.5% overriding royalty interest in the Orogrande acreage, which he obtained prior to, and was not a part of the August 2014 transaction.

Effective March 27, 2017, the Orogrande acreage became subject to a University Lands D&D Unit Agreement (“DDU Agreement”), which allows for all 192 existing leases covering approximately 134,000 gross acres leased from University Lands to be combined into one drilling and development unit for development purposes. The term of the DDU Agreement expires on December 31, 2024, and the time to drill on the drilling and development unit continues through December 31, 2024. The DDU Agreement also grants the right to extend the DDU Agreement through December 31, 2028 if compliance with the DDU Agreement is met and the extension fee associated with the additional time is paid. The Company expects to exercise its option to extend the term under the DDU Agreement prior to its expiration.

Drilling obligations under the DDU Agreement include five wells per year in years 2021, 2022, 2023, and 2024. The drilling obligations are minimum yearly requirements and may be exceeded if acceleration is desired.

Drilling Requirement 2023

Effective as of October 6, 2023, the Company and certain investor participants (each a “Participant” and collectively the “Participants”) entered into twenty-five separate Participation Agreements (the “Participation Agreements”), “The Johnson Project,” to conduct drilling of wells in approximately 17,000 acres in Hudspeth County, Texas, which is a portion of the Company’s Orogrande Prospect. The aggregate total of Prospect Fees paid by the participants was $1,700,000.

As of December 31, 2023, and at June 30, 2024, the drilling requirements had been met and leases covering approximately 134,000 acres remain in effect.

Acquisition of Working Interest

On December 21, 2022, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Hudspeth, Wolfbone, MPC and Mr. McCabe, pursuant to which in a series of transactions the oil and natural gas leases, the lands covered by such leases, pooling and communitization agreements, rights-of-way, the surface estate of the lands and all wells located in Orogrande Project will be transferred, conveyed and assigned to Hudspeth (or its designated assignee) in consideration of (1) treating the Orogrande Obligations (as defined in the Merger Agreement) as having been irrevocably satisfied and discharged in full with respect to MPC and (2) an issuance of 56,297,638 shares of Company common stock to Mr. McCabe (such series of transactions collectively, the “Merger”).

The Merger became effective on April 25, 2023. As a result of the Merger, the Company acquired Wolfbone’s 22.6249% remaining rights to working interest in the Orogrande Project in consideration of the issuance by the Company of the 56,297,638 shares of the Company’s common stock to Mr. McCabe.

The Merger was completed in accordance with the Texas Business Organizations Code, whereby (a) the Company formed NBH MergeCo, LLC with the State of Texas (“MergeCo”) in order to cause Hudspeth to assign all of its rights under the Merger Agreement to MergeCo and MergeCo assumed Hudspeth’s obligations under the Merger Agreement, (b) MergeCo, Wolfbone and MPC merged with each of Wolfbone and MPC as surviving entities, and (c) Wolfbone became a direct and wholly-owned subsidiary of the Company. The closing of the transactions contemplated by the Merger Agreement occurred on May 11, 2023.

On May 11, 2023, the Company and its wholly owned subsidiary, Hudspeth, entered into a contribution and exchange agreement with each of the prior working interest owners in the Orogrande Project named in the table below (each an “Orogrande Owner” and collectively, the “Orogrande Owners”), pursuant to which, the Company issued to the Orogrande Owners the number of shares of the Company’s common stock set forth opposite such Orogrande Owner’s name below in exchange for and in order to acquire such Orogrande Owner’s rights to working interest in the Orogrande Project.

Schedule of Common Stock to be issued to Orogrande Owners

	Shares of Common Stock	Working Interest Contribution
Dingus Investments, Inc.	7,050,382	2.8334%
Pandora Energy, LP	6,220,779	2.5000%
Kennedy Minerals, Ltd	6,220,779	2.5000%
The de Compiegne Property Company No. 20, Ltd	6,220,779	2.5000%
Loma Hombre Energy, LLC	622,078	0.2500%
Sero Capital, LLC	725,840	0.2917%
TOTAL	27,060,637	10.8751%

The Orogrande Project ownership as of June 30, 2024, is detailed as follows:

	Revenue	Working
	Interest	Interest

University Lands – Mineral Owner	20.000%

ORRI – Magdalena Royalties, LLC, an entity controlled by Gregory McCabe, Chairman of the Board	4.500%

ORRI – Unrelated Party	0.500%

Hudspeth Oil Corporation, a subsidiary of Next Bridge Hydrocarbons, Inc.	56.250%	75.000%
Wolfbone Investments, LLC, a subsidiary of Next Bridge Hydrocarbons, Inc.	18.750%	25.000%
	100.000%	100.000%

Hazel Project in the Midland Basin in West Texas

Effective April 4, 2016, TEI acquired from MPC a 66.66% working interest in approximately 12,000 acres in the Midland Basin. A back-in after payout of a 25% working interest was retained by MPC and another unrelated working interest owner.

In October 2016, the holders of all of Torchlight’s then-outstanding shares of Series C Preferred Stock (which were issued in July 2016) elected to convert into a total 33.33% working interest in our Hazel Project, reducing TEI’s ownership from 66.66% to a 33.33% working interest.

Acquisition of Additional Interests in Hazel Project

On January 30, 2017, Torchlight entered into and closed an Agreement and Plan of Reorganization and a Plan of Merger with an entity which was wholly owned by Mr. McCabe, which resulted in the acquisition of approximately 40.66% working interest in the 12,000 gross acres, 9,600 net acres, in the Hazel Project.

Also on January 30, 2017, Torchlight entered into and closed a Purchase and Sale Agreement with Wolfbone. Under the agreement, Torchlight acquired certain of Wolfbone’s Hazel Project assets, including its interest in the Flying B Ranch #1 well and the 40-acre unit surrounding the well.

Upon the closing of the transactions, the Torchlight working interest in the Hazel Project increased by 40.66% to a total ownership of 74%.

Effective June 1, 2017, Torchlight acquired an additional 6% working interest from unrelated working interest owners increasing its working interest in the Hazel Project to 80%, and an overall net revenue interest of 75%.

Seven test wells have been drilled on the Hazel Project to capture and document the scientific base in support of demonstrating the production potential of the property.

Option Agreement with Masterson Hazel Partners, LP

On August 13, 2020, the Company’s subsidiaries TEI and Torchlight Hazel (collectively, “Torchlight Subs”) entered into an option agreement (the “Option Agreement”) with Masterson Hazel Partners, LP (“MHP”) and MPC. Under the agreement, MHP was obligated to drill and complete, or cause to be drilled and completed, at its sole cost and expense, a new lateral well (the “Well”) on the Hazel Project, sufficient to satisfy Torchlight Subs’s continuous development obligations on the southern half of the prospect no later than September 30, 2020. MHP has satisfied this drilling obligation. MHP paid to Torchlight Subs $1,000 as an option fee at the time of execution of the Option Agreement. MHP is entitled to receive, as its sole recourse for the recoupment of drilling costs, the revenue from production of the Well attributable to Torchlight Subs’s interest until such time as it has recovered its reasonable costs and expenses for drilling, completing, and operating the well.

In exchange for MHP satisfying the above drilling obligations, Torchlight Subs granted to MHP the exclusive right and option to perform operations, at MHP’s sole cost and expense, on the Hazel Project sufficient to satisfy Torchlight Subs’s continuous development obligations on the northern half of the prospect. MHP declined to exercise its option to purchase the entire Hazel Project.

Hunton Play, Central Oklahoma

As of June 30, 2024, the Company was producing from one well in the Viking Area of Mutual Interest and one well in Prairie Grove.

Louisiana Projects

In March 2024, we enter into and closed a Contribution Agreement with Wildcat Partners SPV, LLC, a Delaware limited liability company (“Wildcat”), under which Wildcat transferred to us 100% of the issued and outstanding membership interests in each of (a) Wildcat Cowboy, LLC, a Texas limited liability company (“Cowboy”), (b) Wildcat Packer, LLC, a Texas limited liability company (“Packer”), (c) Wildcat Panther, LLC, a Texas limited liability company (“Panther”) and (d) Wildcat Valentine, LLC, a Texas limited liability company (“Valentine”). As consideration, we issued 2,500,000 shares of our common stock, under the terms and conditions of the Contribution Agreement.

MPC previously owned and sold to Wildcat the underlying oil and gas prospects owned by Cowboy, Packer, Panther and Valentine. MPC always retained a 25% back-in after payout and various overriding royalty interests in the prospects owned by Cowboy, Packer, Panther and Valentine, but MPC agreed to waive its 25% back-in after payout but retain its overriding royalty interests in all such prospects in an effort to facilitate the transactions described below, including the sale of the leases owned by Valentine, including a leasehold estates in approximately 3,878.90 gross acres and 3,626.25 net acres of land situated in Lafourche Parish, Louisiana (the “Valentine Leases”), and the leases owned by Panther, including leasehold estates in approximately 618 gross acres and 618 net acres of land situated in Acadia Parish, Louisiana (the “Panther Leases”), the leases owned by Packer, including leasehold estates in approximately 4,349 gross acres and 4,349 net acres of land situated in Acadia and Lafourche Parish, Louisiana (the “Packer Leases”), the leases owned by Cowboy, including leasehold estates in approximately 835 gross acres and 835 net acres of land situated in Acadia Parish, Louisiana (the “Cowboy Leases”).

Concurrent with the closing of the above transactions with Wildcat, we entered into and closed a Participation Agreement with Magnetar an unrelated developer of oil and gas properties (“Magnetar”) under which we sold a 100% working interest, entitled to not less than a 75% net revenue interest, in and to the Valentine Leases, along with a 100% right, title and interest in all contracts affecting the Valentine Leases, all under the terms and conditions of such Participation Agreement, including the following consideration: (a) Magnetar paid $964,448 from which we are required to pay bonuses of $240,000 to consultants resulting in net proceeds to us of $664,448; (b) Magnetar agrees to pay all delay rentals pertaining to the Valentine Leases which accrue during calendar year 2024 and during the months of January through August of 2025, provided, however, that if the initial test well is commenced at any time prior to the end of August, 2025, Magnetar’s obligation to bear delay rental expenses thereafter will be deemed terminated, and the obligation for the payment of subsequent delay rentals shall be governed by the subject operating agreement; (c) in the event Magnetar has not commenced actual drilling operations on lands covered by the Valentine Leases on or prior August 31, 2025, then Developer shall have the option to continue paying rentals or extending the leases within the Area of Mutual Interest (the “AMI”) until December 31, 2026; (d) we will have the option to participate for up to a 1/3 working interest in the initial test well to be undertaken by Magnetar on lands covered by the Valentine Leases, with this right to extend to subsequent wells to be undertaken by Magnetar, subject to the further provisions regarding operations; and (e) at least three working days prior to its spudding the initial test well, Magnetar will pay to us a spud fee of $600,000 of which $360,000 of the cost thereof will be shared with consultants leaving us with $240,000.

Also concurrent with the closing of the above transactions with Wildcat, we enter into and closed a Participation Agreement with Magnetar under which we sold to Developer a 100% working interest, entitled to not less than a 75% net revenue interest, in and to the Panther Leases covering approximately 618 gross acres of land situated within the AMI provided therein, along with a 100% right, title and interest in all contracts affecting the Panther Leases, for the following consideration: (a) Magnetar paid $428,918.05 to us and $70,081.95 to MPC for delay rentals paid by it; (b) Magnetar agrees to reimburse McCabe for its payment of delay rentals to sustain certain of the Panther Leases coming due in March and April 2024 in the amount of $70,081.98; (c) Magnetar agrees to pay all delay rentals pertaining to the Panther Leases which accrue during calendar year 2024, shown to be $23,888.90; (d) in the event Magnetar is unable to commence actual drilling operations on lands covered by the Subject Panther Leases on or prior February 1, 2025, then Magnetar shall have the option to extend or take new leases on any of the Panther Leases that would expire during the following 12 calendar months; (e) we will have the option to participate up to a 1/3 working interest in the initial test well to be undertaken by Magnetar on lands covered by the Panther Leases, with this right to extend to subsequent wells to be undertaken by Magnetar, subject to the further provisions regarding operations; (f) prior to its spudding the initial test well, Magnetar will pay to us a spud fee equal to $100,000 of which $20,000 will be shared with a consultant.

The Company has recorded a Gain on the Sale of properties from the Wildcat acquisition of $618,504 as of June 30, 2024.

The McCabe Contribution Agreement

On July 25, 2023, the Company entered into a Contribution Agreement among the Company, Mr. McCabe, and MPC, an entity exclusively owned and operated by Mr. McCabe (the “McCabe Contribution Agreement”), pursuant to which Mr. McCabe will contribute up to a ten percent (10%) back-in working interest option for the Orogrande Project exercisable following the point in time at which the proceeds of all production from all operations conducted on the Orogrande Project (exclusive of royalty, overriding royalty and taxes chargeable to the working interest) equals the actual cost incurred by NBH and its predecessors in drilling, testing, equipping and the cost of operating the wells located on the Orogrande Prospect, inclusive of overhead charges (the “Back-In Interest”), an option originally granted to Mr. McCabe pursuant to that certain Participation Agreement, dated September 23, 2014 (the “Participation Agreement”), by and among Mr. McCabe, Hudspeth, and MPC, and MPC will contribute up to one hundred percent (100%) of the interest currently held by MPC in the drilling project located on over 1,150 acres in Vermillion Parish, Louisiana (the “Bronco Prospect”). Pursuant to the McCabe Contribution Agreement, and subject to the satisfaction of certain conditions provided therein, including the effectiveness of the Company’s Registration Statement on Form S-1 (File No. 333-273442) filed with the SEC on July 26, 2023 (as amended, the “Registration Statement”), Mr. McCabe would contribute an amount of the Back-In Interest and MPC would contribute an amount of the Bronco Prospect in proportion to the percentage of shares of common stock of NBH that were directly registered in the name of the beneficial owner with the Company’s transfer agent on or prior to the record date (as defined in the Registration Statement) and remain directly registered with the Company’s transfer agent for the holding period (as defined in the Registration Statement). The Registration Statement, however, was ultimately withdrawn at the request of the SEC and the Company is presently evaluating other alternatives.

5.	RELATED PARTY BALANCES

The 2021 Note and Loan Agreement

On October 1, 2021, the Company entered into a note payable with Meta, its former parent, to borrow up to $15 million which bears interest at 8% per annum, computed on the basis of a 360-day year (the “2021 Note”). The 2021 Note was initially to mature on March 31, 2023 (the “2021 Note Maturity Date”); provided, however, if the Company raised $30 million or more in capital through debt or equity or a combination thereof by the 2021 Note Maturity Date, the 2021 Note Maturity Date would be extended to September 30, 2023, and the outstanding principal of the 2021 Note would amortize in six equal, monthly installments. If an event of default has occurred and is continuing, interest on the 2021 Note may accrue at the default rate of 12% per annum. The outstanding principal of the 2021 Note, together with all accrued interest thereon, becomes due on the 2021 Note Maturity Date. The 2021 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts the Company’s ability to merge or consolidate with another person or entity, or sell or transfer all or substantially all of its assets, unless the Company is the surviving entity, or the successor entity assumes all of obligations under the 2021 Note. The 2021 Note is collateralized by certain shares of common stock in Meta held by one of Meta’s stockholders, Mr. McCabe, and by a lien on a 25% interest in the Orogrande Project owned by Wolfbone, a subsidiary of the Company.

On September 2, 2022, the Company entered into a loan agreement with Meta, as lender (the “Loan Agreement”) that would govern prior loan amounts advanced to the Company from Meta. As of August 11, 2022, and August 29, 2022, the Company borrowed an additional $1.2 million and $1.46 million, respectively, representing the remaining amount available for borrowing under the Loan Agreement and resulting in a total of $5 million principal amount outstanding related to the Loan Agreement, the proceeds of which were used for working capital and general corporate purposes. The term loans under the Loan Agreement bear interest at a per annum rate equal to 8% and were to mature on March 31, 2023 (the “Maturity Date”); provided, however, if the Company raised $30 million or more in capital through debt or equity, or a combination thereof by the Maturity Date, the Maturity Date would be extended to October 3, 2023 and the term loan would be amortized in six equal monthly installments. The Loan Agreement includes customary representations and covenants that, subject to exceptions and qualifications, restrict our ability to do certain things, such as: engage in mergers, acquisitions, and asset sales; transact with affiliates; undergo a change in control; incur additional indebtedness; incur liens; make loans and investments; declare dividends or redeem or repurchase equity interests; and enter into certain restrictive agreements. In addition, the Loan Agreement contains customary events of default, mandatory prepayment events and affirmative covenants, including, without limitation, covenants regarding the payment of taxes and other obligations, maintenance of insurance, maintenance of our material properties, reporting requirements, compliance with applicable laws and regulations, and formation or acquisition of new subsidiaries.

On March 31, 2023, the Company entered into an amendment to the 2021 Note and an amendment to Loan Agreement in order to extend each of the 2021 Note Maturity Date and the Maturity Date respectively from March 31, 2023, to October 3, 2023. Such amendments also removed the provisions allowing for extensions of the 2021 Note Maturity Date and the Maturity Date in the event the Company raised $30 million or more in capital through debt or equity or a combination thereof by March 31, 2023.

Under the terms of the Arrangement Agreement that governed the merger transaction between Torchlight and Meta in June 2021, the oil and natural gas assets were to be sold or spun out from Meta and the costs of any sale or spin-off incurred by Meta were to be borne the then-existing shareholders of Torchlight. The amount of the reimbursement payable to Meta in connection with the Spin-Off is $2.59 million which was added to the principal amount of the Loan Agreement for a principal balance outstanding of $7.59 million as of March 31, 2023. Concurrently with the amendment to the Loan Agreement, the Company made a prepayment of $1 million to reduce the principal balance to $6.59 million.

On August 7, 2023, Mr. McCabe and Meta entered into a Loan Sale Agreement whereby Mr. McCabe purchased from Meta (i) the 2021 Note and (ii) all outstanding loans made to the Company by Meta pursuant to the Loan Agreement (the “Loan Purchase”). As a result of the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note and the Loan Agreement. Additionally, as part of the Loan Purchase, Meta assigned to Mr. McCabe its lien on 25% of the Orogrande Prospect. The Company’s obligations and responsibilities under the 2021 Note and the Loan Agreement remain unchanged.

The combined balance on the 2021 Note and the Loan Agreement as of June 30, 2024, was $21.22 million. As of June 30, 2024, the combined total accrued and unpaid interest under the 2021 Note and the Loan Agreement was $3.91 million.

On October 1, 2023, the Company entered into an amendment to the 2021 Note and an amendment to Loan Agreement in order to extend each of the 2021 Note Maturity Date and the Maturity Date respectively from October 3, 2023 to March 31, 2024. An additional Amendment in March of 2024 extended the maturity date to September 30, 2024.

December 2022 Note

On December 22, 2022, the Company issued an unsecured promissory note in the principal amount of up to $20 million in favor of Mr. McCabe (the “2022 Note”), which bears interest at 5% per annum, computed on the basis of a 365-day year.

On December 31, 2023, the Company entered into an amendment to the 2022 Note in order to extend the 2022 Note Maturity Date to March 31, 2024. An additional Amendment in March of 2024 extended the maturity date to September 30, 2024.

As of June 30, 2024, the Company had $21.28 million in principal amount outstanding under the 2022 Note. As of June 30, 2024, the Company had $1.3 million in accrued but unpaid interest on the 2022 Note.

As of June 30, 2024, the total Related Party balances include the 2021 Note and Loan Agreement and the December 2022 Note, as detailed above, totaling $42.50 million, and additional borrowing and adjustment to the December 2022 note during the six months ended March 31, 2024, as detailed below.

On January 23, 2024, Mr. McCabe loaned $1,000,000 to us, which was evidenced under a 0% Senior Unsecured Promissory Note effective as of that date (the “McCabe Note”), which provided, among other things, that the loan will be due on February 28, 2025, with the Company having the option to extend the loan by one additional year. The loan will bear interest at the rate of 0% per annum and will be payable in one balloon payment of principal and interest on the maturity date. If we elect to extend the loan for one year, the loan will continue to bear interest at the rate of 0% per annum and will be payable in one balloon payment of principal and interest on the extended maturity date. Additionally, on March 28, 2024, $278,053 was added to the principal of the loan in lieu of reimbursing Mr. McCabe for lease rentals connected to the Louisiana properties acquired on that date.

Imputed interest has been recorded on the -0-% note in the amount of $12,500 for the six months ended June 30, 2024.

6.	COMMITMENTS AND CONTINGENCIES

Legal Matters

On April 30, 2020, the Company’s wholly owned subsidiary, Hudspeth, filed suit against Datalog LWT, Inc. d/b/a Cordax Evaluation Technologies (“Cordax”). The suit, Hudspeth and Wolfbone Investments, LLC v. Datalog LWT, Inc. d/b/a Cordax Evaluation Technologies, was filed in the 189th Judicial District Court of Harris County, Texas. The suit seeks the recovery of approximately $1.4 million in costs incurred as a result of a tool failure during drilling activities on the University Founders A25 #2 well that is located in the Orogrande Field. Wolfbone, a subsidiary of the Company, is a co-plaintiff in that action. After the suit was filed, Cordax filed a mineral lien in the amount of $104,500 against the Orogrande Field and has sued the operator and counterclaimed against Hudspeth for breach of contract, seeking the same amount as the lien. Meta, as the Company’s parent at the time, determined to add the manufacturer of one of the tool components that it contends was one of the causes of the tool failure. It was later disclosed that Cordax is the subsidiary of a Canadian parent company, who has also been added to the case. Cordax’s current Chairman of the Board filed a special appearance after being served with a citation, alleging that he was a Canadian citizen with no meaningful ties to Texas. After discovery was conducted on this issue, a nonsuit without prejudice for this defendant was filed, dismissing him from the case. The remaining parties attended mediation on June 15, 2022, that was unsuccessful in resolving the case. Cordax filed a motion for summary judgment, attempting to dismiss Hudspeth and Wolfbone’s claims. The Court denied Cordax’s motion. Discovery is substantially complete. The Company is required to indemnify Meta in connection with this matter pursuant to the terms of the Distribution Agreement with Meta entered into in connection with the consummation of the Spin-Off. Prior to trial, in 2024, the parties settled the case. As soon as Cordax fulfills its payment obligations to Hudspeth (the amount of which is confidential), the Harris County case will be dismissed with prejudice. Cordax’s releases of Hudspeth and Wolfbone were effective when the Settlement Agreement was signed, May 16, 2024.

On March 18, 2021, Cordax filed a lawsuit in Hudspeth County, Texas seeking to foreclose its mineral lien against the Orogrande Field in the amount of $104,500.01 and recover related attorney’s fees. The foreclosure action, Datalog LWT Inc. d/b/a Cordax Evaluation Technologies v. Torchlight Energy Resources, Inc., was filed in the 205th Judicial District Court of Hudspeth County, Texas. The Company is contesting the lien in good faith and filed a Plea in Abatement on May 10, 2021, seeking a stay in the Hudspeth County lien foreclosure case pending final disposition of the related case currently pending in Harris County, Texas. The Company is required to indemnify Meta in connection with this matter pursuant to the terms of the Distribution Agreement with Meta. As part of the settlement in the Harris County case, Cordax has released the mineral lien, and the case has been dismissed with prejudice.

During June 2024, $306,554 was received as the initial settlement payment arising from the Cordax matter. Additional settlement funds in an amount to be determined will be forthcoming.

On March 15, 2024, a securities class action captioned Targgart v. Next Bridge Hydrocarbons, Inc., et al., No. 24-cv-1927, was filed in the U.S. District Court for the Eastern District of New York. The action is brought on behalf of a putative class of persons or entities that acquired the Company’s shares in connection with the Company’s spin-off from Meta Materials, Inc., in December 2022. The complaint names as defendants the Company and certain of its current and former officers and directors. The complaint asserts claims under Sections 11 and 15 of the Securities Act, alleging that the Form S-1 that the Company filed with the SEC on July 14, 2022, which became effective on November 18, 2022, contained untrue statements or omissions. The complaint seeks, among other things, unspecified statutory and compensatory damages.

On May 7, 2024, a stockholder derivative petition captioned Bartok v. Greg McCabe, et al., No. 017-352565-24, was filed in the District Court of Tarrant County, Texas. The petition names the Company as a nominal defendant and asserts breach of fiduciary duty and other assorted claims against current and former officers and directors of the Company and of Meta Materials, Inc. The stockholder makes allegations about the defendants’ conduct in the Company’s 2022 spin-off from Meta Materials, Inc., and alleges continuing breaches by failing to correct allegedly misleading statements made in connection with the spin-off.

Environmental Matters

The Company is subject to contingencies as a result of environmental laws and regulations. Present and future environmental laws and regulations applicable to the Company’s operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be predicted at this time. As of June 30, 2024, and December 31, 2023, no amounts had been recorded because no specific liability has been identified that is reasonably probable of requiring the Company to fund any future material amounts.

7.	STOCKHOLDERS’ EQUITY

The Company has 500,000,000 authorized shares of common stock, par value of $0.0001 per share and 50,000,000 authorized shares of preferred stock, par value of $0.0001 per share. As of December 31, 2022, the Company had 165,472,241 outstanding shares of common stock outstanding that had been issued in the Spin Out transaction on December 14, 2022, and no shares of preferred stock outstanding.

On April 25, 2023, the Company issued 83,358,275 shares of common stock for the acquisition of additional working interest in the Orogrande Project.

As of December 31, 2023, the Company had 248,830,516 outstanding shares of common stock and no shares of preferred stock outstanding.

Six Months ended June 30, 2024

Effective February 29, 2024, the Company issued 500,000 shares of common stock as compensation under a third party consulting agreement.

In March 2024, the Company entered into and closed a Contribution Agreement with Wildcat Partners SPV, LLC, a Delaware limited liability company (“Wildcat”), under which Wildcat transferred to the Company 100% of the issued and outstanding membership interests in each of (a) Wildcat Cowboy, LLC, a Texas limited liability company (“Cowboy”), (b) Wildcat Packer, LLC, a Texas limited liability company (“Packer”), (c) Wildcat Panther, LLC, a Texas limited liability company (“Panther”) and (d) Wildcat Valentine, LLC, a Texas limited liability company (“Valentine”). As consideration, the Company issued 2,500,000 shares of its common stock, under the terms and conditions of the Contribution Agreement.

On April 2, 2024, the Company entered into a Consulting Agreement with a third-party individual, under which the Consultant has agreed to provide analysis and advisory services to the Company for consideration of 100,000 shares of common stock.

As of June 30, 2024, the Company had 251,930,516 outstanding shares of common stock and no shares of preferred stock outstanding.

Stock Based Compensation

In 2022, the Company’s board of directors adopted, and the stockholders approved, the 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan permits the Company to grant stock options, restricted stock, restricted stock units, performance shares awards and any one or more of the foregoing, for up to a maximum of 58,273,612 shares following an automatic increase to the number of shares reserved under the 2022 Plan on January 1, 2023. During the first and second quarters, 2023 the Company granted 35,856,521 stock options as authorized under the 2022 Plan. Vesting is subject to continued service with the Company for up to one year with provisions for earlier vesting subject to the attainment of events outlined in the Plan. Upon the resignations by certain of the Company’s employees in second quarter, 2023, 6,618,889 of the options granted to those employees were forfeited, canceled and returned to the option pool available under the 2022 Plan.

Vesting was subject to continued service with the Company for up to one year with provisions for earlier vesting subject to the attainment of events outlined in the Plan.

Options were fully vested as of December 31, 2023.

Options granted were valued using the Black-Scholes Option Pricing Model resulting in a total value for 2023 of $4,781,279.

Inputs to the Black-Scholes Model are as follows:

Risk-free interest rate	4.00%
Expected volatility of common stock	125.39%
Dividend yield	0.00%
Discount due to lack of marketability	0%
Expected life of option/warrant	Ten Years

Option expense for the six months ended June 30, 2024 and the year ended December 31, 2023, net of forfeitures, was $-0- and $4,781,279, respectively. No options were granted in the six months ended June 30, 2024.

A summary of stock options outstanding as of June 30, 2024, all of which expire in 2033, including the relevant exercise price is presented below:

Exercise	Expiration
Price	2033	Total

$1.2056	29,237,632	29,237,632
	29,237,632	29,237,632

Stock based compensation expense of $108,000 for the six months ended June 30, 2024, reflects compensation attributable to the six months then ended for consulting services under a Consulting Agreement effective February 29, 2024, prescribing compensation in the form of 500,000 shares of common stock valued at $90,000, and for consulting services under a Consulting Agreement effective April 2, 2024, prescribing compensation in the form of 100,000 shares of common stock valued at $18,000.

8.	INCOME TAXES

The Company recorded no income tax provision at June 30, 2024 and December 31, 2023 because of anticipated losses for the 2024 fiscal year and actual losses incurred in 2023.

The Company estimates its annual effective income tax rate in recording its quarterly provision for income taxes in the various jurisdictions in which it operates. Statutory tax rate changes and other significant or unusual items are recognized as discrete items in the quarter in which they occur. The Company recorded no income tax expense for the six months ended June 30, 2024 because the Company expects to incur a tax loss in the current year. Similarly, no income tax expense was recognized for the year ended December 31, 2023.

The Company had a Gross deferred tax asset related to federal net operating loss carryforwards of $71,123,129 and $69,594,386 at June 30, 2024 and December 31, 2023, respectively. The federal net operating loss carryforward will begin to expire in 2034. Realization of the deferred tax asset is dependent, in part, on generating sufficient taxable income prior to expiration of the loss carryforwards. The Company has placed a 100% valuation allowance against the net deferred tax asset because future realization of these assets is not assured.

9.	NOTES PAYABLE

2021 Note

On October 1, 2021, we issued a secured, revolving promissory note in an original principal amount of up to $15 million, which was subsequently increased to $20 million, in favor of Meta (as amended to date, the “2021 Note”). The 2021 Note was fully drawn with a principal balance outstanding of $20 million, bears interest at 8% per annum, computed on the basis of a 360-day year. If an event of default has occurred and is continuing, interest on the 2021 Note may accrue at the default rate of 12% per annum.

On August 7, 2023, following the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note but the Company’s obligations under the 2021 Note remain unchanged.

On December 31, 2023, the Company and Mr. McCabe as successor in interest to Meta entered into an amendment to the 2021 Note and an amendment to the Loan Agreement extending the 2021 Note Maturity Date and the Maturity Date. An additional Amendment effective June 30, 2024 extended the maturity dates to September 30, 2024.

Loan Agreement

Additionally, we have an aggregate principal balance of $6,589,362 outstanding under the Loan Agreement with Mr. McCabe as successor-in-interest to Meta, which bears interest at a fixed rate of 8% per annum if no event of default exists, and at a fixed rate of 12% per annum if an event of default exists.

On December 31, 2023, the Company and Mr. McCabe entered an amendment to the 2022 Note extending the 2022 Note Maturity Date. An additional Amendment effective June 30, 2024 extended the maturity date to September 30, 2024.

The combined balance on the 2021 Note ($15 million) and the Loan Agreement ($6.2 million) as of June 30, 2024, was $21.22 million. As of June 30, 2024, the total accrued and unpaid interest under the 2021 Note and the Loan Agreement was $3.91 million.

December 2022 Note

In connection with the Merger, on December 22, 2022, the Company entered into an additional Note in the principal amount of up to $20 million in favor of Mr. McCabe. Mr. McCabe is the largest shareholder of the Company’s common stock and the chairman of the board of directors of the Company. As of June 30, 2024, the Company had a balance of $21.28 million and accrued and unpaid interest of $1.332 million due under the 2022 Note. An Amendment effective June 30, 2024 extended the maturity date to September 30, 2024.

As of June 30, 2024, the Company had $21.28 million in principal amount outstanding under the 2022 Note. As of June 30, 2024, the Company had $1.3 million in accrued but unpaid interest on the 2022 Note.

As of June 30, 2024, Notes Payable – related party includes balances of the 2021 Note and Loan Agreement and the December 2022 Note, as detailed above, totaling $42.50 million, and additional borrowing and adjustment to the December 2022 note during the six months ended June 30, 2024, as detailed below:

On January 23, 2024, Mr. McCabe loaned $1,000,000 to the Company, which was evidenced under a 0% Senior Unsecured Promissory Note effective as of that date (the “McCabe Note”), which provided, among other things, that the loan will be due on February 28, 2025, with the Company having the option to extend the loan by one additional year. The loan is non-interest bearing and will be payable in one balloon payment of principal on the maturity date. If the Company elects to extend the loan for one year, the loan will continue to be non-interest bearing and will be payable in one balloon payment of principal on the extended maturity date.

Imputed interest has been recorded on the -0-% note in the amount of $12,500 for the six months ended June 30, 2024.

CAPCO Note February 2024

On February 29, 2024, CAPCO Holding, Inc., a Texas corporation (“Capco”), loaned us $2,000,000 under a 12% Secured Promissory Note (the “Capco Note”), which provides, among other things, that the loan will be due in one year, with us having the option to extend the loan by one additional year. The loan will bear interest at the rate of 12% per annum and will be payable in one balloon payment of principal and interest on the maturity date. If we elect to extend the loan for one year, we must pay all accrued interest for that first year, and thereafter, the loan will bear interest at a rate that is mutually agreeable to us and Capco, which rate will not exceed 18% per annum, and will be payable in one balloon payment of principal and interest on the extended maturity date. As part of the transaction, Gregory McCabe, our Chairman and Chief Executive Officer, entered into a Stock Pledge and Security Agreement with Capco under which he pledged 250,000 of his shares of common stock of the Company to secure our obligations under the Capco Note. Further, Mr. McCabe entered into a Subordination Agreement (the “Subordination Agreement”) with Capco and us under which Mr. McCabe agreed to subordinate all of the Company’s indebtedness and obligations owed to Mr. McCabe to the Capco Note, under the terms and conditions of the Subordination Agreement. Accrued and unpaid interest as of June 30, 2024 was $80,502.

10.	ASSET RETIREMENT OBLIGATIONS

The following is a reconciliation of the asset retirement obligations liability through June 30, 2024:

Asset retirement obligations – December 31, 2023	$248,651
Accretion expense	5,903
Estimated liabilities recorded	-
Asset retirement obligations –March 31, 2024	$254,554

Accretion expense	5,285
Estimated liabilities recorded	-
Settlement of ARO obligation	(26,670)
Asset retirement obligations – June 30, 2024	$233,169

11.	EXPLANATION OF THE RESTATEMENT

The consolidated financial statements for the six months ended June 30, 2024 and related disclosures were amended and restated in the previously filed Quarterly Report on Form 10-Q for the three months ended June 30, 2023, arising from an impairment analysis with respect to the Orogrande Project during the 2023 audit and the related reaudit of the Company’s fiscal year 2022 consolidated financial statements.

Items Amended in this Filing – Refer to detail descriptions of adjustments below after each Statement.

NEXT BRIDGE HYDROCARBONS INC

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As Originally		As
	Reported		Restated
	June 30, 2023	Adjustment	June 30, 2023
ASSETS
Current assets:
Cash	$737,404	$-	$737,404
Prepayments - development costs	4,034	-	4,034
Prepaid expenses	32,614	-	32,614
Total current assets	774,052	-	774,052

Oil and natural gas properties, net	118,255,432	(118,255,432)	-

Other assets	80,179	-	80,179

TOTAL ASSETS	$119,109,663	$(118,255,432)	$854,231

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,271,140	$-	$1,271,140
Note Payable - META	21,589,362	-	21,589,362
Note Payable - Related Party	19,000,000	-	19,000,000
Accrued interest payable	2,511,173	-	2,511,173

Total current liabilities	44,371,675	-	44,371,675

Asset retirement obligations	258,802	-	258,802

Total liabilities	44,630,477	-	44,630,477

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, par value $0.001, 500,000,000 shares authorized; -0- issued and outstanding June 30, 2023 and December 31, 2022	-	-	-
Common stock, par value $0.001; 500,000,000 shares authorized; 248,830,516 issued and outstanding at June 30, 2023;	99,905	(75,022)	24,883

Additional paid-in capital	80,133,023	(11,731,847)	68,401,176
Accumulated deficit	(5,753,742)	(106,448,563)	(112,202,305)
Total stockholders’ equity	74,479,186	(118,255,432)	(43,776,246)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$119,109,663	$(118,255,432)	$854,231

June 30, 2023, Balance Sheet restatement reflects the Impairment adjustment to the carrying value of the Company’s Orogrande Oil and Natural Gas properties as discussed above. An additional restatement to Additional Paid in Capital was made to adjust Stock Compensation Expense for the six months ended June 30, 2023 and to recognize an adjustment to the value per share of common stock issued in exchange for working interest.

NEXT BRIDGE HYDROCARBONS INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	As Originally		As
	Reported		Restated
	Six Months		Six Months
	Ended		Ended
	June 30, 2023	Adjustment	June 30, 2023

Oil and natural gas sales	$15,765	$-	$15,765

Operating expenses:
Lease operating expenses	26,510	-	26,510
Production taxes	1,135	-	1,135
General and administrative	4,831,325	687,833	5,519,158
Impairment expense	-	25,008,677	25,008,677
Total operating expenses	4,858,970	25,696,510	30,555,480

Other income
Interest expense	-	-	-
Interest income	1	-	1
Total other income	1	-	1

Loss before income taxes	4,843,204	25,696,510	30,539,714

Provision for income taxes	-	-	-

Net loss	$4,843,204	$25,696,510	$30,539,714

Loss per common share:
Basic and Diluted	$0.02		$0.16
Weighted average number of common shares outstanding:
Basic and Diluted	195,407,533		195,407,533

Adjustment to the Statement of Operations reflects the impairment adjustment related to the Orogrande Project for six months ended June 30, 2023, described above, includes an adjustment of $696,873 to increase Stock Compensation Expense for the six months ended June 30, 2023, and a decrease of $9,040 in general and administrative expense arising from the reversal of an adjustment of accounts payable cut off at December 31, 2022.

NEXT BRIDGE HYDROCARBONS INC

CONSOLIDATED STATEMENTS OF CASH

Unaudited

	As Originally		As
	Reported		Restated
	Six Months		Six Months
	Ended		Ended
	June 30, 2023	Adjustment	June 30, 2023
Cash Flows From Operating Activities
Net loss	$(4,843,204)	$(25,696,510)	$(30,539,714)
Adjustments to reconcile net loss to net cash from operations:
Accretion expense	11,936	-	11,936
Interest paid in kind	-	-	-
Expense related to stock options issued	528,927	696,873	1,225,800
Impairment expense	-	25,008,677	25,008,677
Change in:
Accounts receivable	-	-	-
Accounts receivable, related party	-	-	-
Prepayments - development costs	150,000	-	150,000
Prepaid expenses	25,652	-	25,652
Accounts payable and accrued expenses	(2,604,872)	(1,056,126)	(3,660,998)
Net cash from operating activities	(6,731,561)	(1,047,086)	(7,778,647)

Cash Flows From Investing Activities
Investment in oil and natural gas properties	(8,900,988)	1,047,086	(7,853,902)
Net cash from investing activities	(8,900,988)	1,047,086	(7,853,902)

Cash Flows From Financing Activities
Proceeds from notes payable, related party	17,000,000	-	17,000,000
Payments on promissory notes	(1,000,000)	-	(1,000,000)
Payments on accrued interest	(199,345)	-	(199,345)
Contributions from parent	-	-	-
Net cash from financing activities	15,800,655	-	15,800,655

Net increase (decrease) in cash	168,106	-	168,106

Cash - beginning of period	569,298	-	569,298
Cash - end of period	$737,404	$-	$737,404

Supplemental disclosure of cash flow information:
Cash paid for interest	$199,345	$-	$199,345

Supplemental disclosure of non-cash investing and financing activities:
Common stock issued for working interest	$28,341,814	$(12,503,742)	$15,838,072
Capitalized Interest	$1,139,183	$-	$1,139,183

Adjustments to the Cash Flow for the six months ended June 30, 2023 reflect the impairment adjustment related to the Orogrande Project described above, an increase in accounts payable of $9,040 for general and administrative expense, adjustment of accounts payable cut off for development costs of $1,047,086 at December 31, 2022, and an increase in Stock Compensation Expense for the six months ended June 30, 2023.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities to be registered:

Item	Amount
Registration Statement filing fee	$745.53
Accountants fees and expenses*	—
Legal fees and expenses*	—
Printing*	—
Placement agent fees and expenses*	—
Miscellaneous*	—
Total*	$—

*	To be furnished by amendment.

Item 14. Indemnification of Directors and Officers.

The Company’s Amended and Restated Articles of Incorporation and Bylaws provide that, to the fullest extent permitted by the laws of the State of Nevada, any officer or director of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was or has agreed to serve at the request of the Company as a director or officer of the Company, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against indemnitee to the fullest extent permitted under Section 78.7502 and 78.751 of the Nevada Revised Statutes as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by indemnitee or on indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if indemnitee is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or acted in good faith and in a manner indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe indemnitee’s conduct was unlawful.

In the case of any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he/she is or was a director or officer of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, no indemnification shall be made in respect of any claim, issue or matter as to which indemnitee shall have been adjudged to be liable to the Company unless, and only to the extent that, the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in good faith and in a manner which indemnitee is liable pursuant to Section 78.138 of the Nevada Revised Statutes, or reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that indemnitee’s conduct was unlawful.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 15. Recent Sales of Unregistered Securities.

On February 29, 2024, we entered into a Consulting Agreement with an individual, under which the consultant has agreed to provide analysis and advisory services to us for consideration of $10,000 per month and the issuance to him of 500,000 shares of common stock, under the terms and conditions of the Consulting Agreement. The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of securities was an isolated private transaction; (ii) a limited number of securities were issued to a single purchaser; (iii) there were no public solicitations; (iv) the investment intent of the purchaser; and (v) the restriction on transferability of the securities issued.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Exhibit Description

2.1	Distribution Agreement between Meta Materials Inc. and Next Bridge Hydrocarbons, Inc., dated December 2, 2022 (incorporated by reference to Exhibit 2.1 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

2.2	Agreement and Plan of Merger among Next Bridge Hydrocarbons, Inc., Hudspeth Operating, LLC, Wolfbone Investments, LLC, McCabe Petroleum Corporation, and Gregory McCabe, dated December 21, 2022 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed December 27, 2022).

3.1	First Amended and Restated Articles of Incorporation of Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

3.2	Amended and Restated By-laws of Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

5.1	Opinion of Woodburn and Wedge.**

10.1	Assignment Agreement between Meta Materials Inc. and Next Bridge Hydrocarbons, Inc., dated June 28, 2022 (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.2	Tax Matters Agreement between Meta Materials Inc. and Next Bridge Hydrocarbons, Inc., date December 2, 2022 (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.3+	Executive Employment Agreement of Chief Executive Officer (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.4+	Executive Employment Agreement of President, dated October 21, 2022 (incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.5+	Executive Employment Agreement of Chief Financial Officer, dated October 21, 2022 (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.6+	Executive Employment Agreement of Chief Operating Officer, dated October 21, 2022 (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.7+	2022 Equity Incentive Plan of Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 10.7 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.8	Purchase & Settlement Agreement, dated August 6, 2018, between Torchlight Energy Resources, Inc., Hudspeth Oil Corporation, Founders Oil & Gas, LLC, Founders Oil & Gas Operating, LLC, Wolfbone Investments, LLC and McCabe Petroleum Corporation (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).†

10.9	Purchase Agreement dated April 4, 2016, by and among McCabe Petroleum Corporation, Torchlight Energy Resources, Inc. and Torchlight Energy, Inc. (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.10	Option Agreement, by and among Torchlight Energy, Inc., Torchlight Hazel, LLC, Masterson Hazel Partners, LP and McCabe Petroleum Corporation, dated August 13, 2020 (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.11	First Amendment to Option Agreement, by and among Torchlight Energy, Inc., Torchlight Hazel, LLC, Masterson Hazel Partners, LP and McCabe Petroleum Corporation, dated September 18, 2020 (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.12	Second Amendment to Option Agreement, by and among Torchlight Energy, Inc., Torchlight Hazel, LLC, Masterson Hazel Partners, LP and McCabe Petroleum Corporation, dated April 15, 2021 (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.13	Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Meta Materials, Inc., as holder, dated October 1, 2021 (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.14	First Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Meta Materials, Inc., as holder, dated September 2, 2022 (incorporated by reference to Exhibit 10.14 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022).

10.15	Loan Agreement between Meta Materials, Inc. and Next Bridge Hydrocarbons, Inc., dated September 2, 2022 (incorporated by reference to Exhibit 10.15 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.16	Participation Agreement by and between McCabe Petroleum Corporation, Gregory McCabe and Hudspeth Oil Corporation, dated September 23, 2014 (incorporated by reference to Exhibit 10.16 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.17	Amendment to Participation Agreement, by and between McCabe Petroleum Corporation, Gregory McCabe and Hudspeth Oil Corporation, dated January 5, 2015 (incorporated by reference to Exhibit 10.17 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.18	Second Amendment to Participation Agreement, by and between McCabe Petroleum Corporation, Gregory McCabe and Hudspeth Oil Corporation, dated December 31, 2015 (incorporated by reference to Exhibit 10.18 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.19	Form of Conversion Agreement, dated March 9, 2020, by and between Torchlight Energy Resources, Inc., Hudspeth Oil Corporation and each of the previous holders of 16% Series C Unsecured Convertible Promissory Notes (incorporated by reference to Exhibit 10.19 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.20	Amendment to Tax Matters Agreement, between Next Bridge Hydrocarbons, Inc. and Meta Materials, Inc. (incorporated by reference to Exhibit 10.20 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.21	5% Unsecured Promissory Note by Next Bridge Hydrocarbons, Inc. in favor of Greg McCabe, dated December 21, 2022 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed December 27, 2022).

10.22	Form of Placement Agent Agreement.°

10.23	Form of Subscription Agreement.°
10.24	Form of Contribution Agreement between the Orogrande Owner and Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed May 16, 2023).
10.25+	Form Performance Stock Option Agreement (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q, filed May 15, 2023).
10.26

Second Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Meta Materials, Inc., as holder, dated March 31, 2023 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed April 5, 2023).

10.27

Second Amendment to Loan Agreement between Meta Materials, Inc. and Next Bridge Hydrocarbons, Inc., dated March 31, 2023 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed April 5, 2023).

10.28

First Amendment to Unsecured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe, dated June 16, 2023 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed June 26, 2023).

10.29

Contribution Agreement, by and among Next Bridge Hydrocarbons, Inc., Gregory McCabe, and McCabe Petroleum Company, dated July 25, 2023 (incorporated by reference to Exhibit 10.27 to our Registration Statement on Form S-1, as amended (File No. 333-273442)).

10.30

Third Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe, as holder, dated October 1, 2023 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed October 4, 2023).

10.31

Third Amendment to Loan Agreement between Gregory McCabe and Next Bridge Hydrocarbons, Inc., dated October 1, 2023 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed October 4, 2023).

10.32	Second Amendment to Unsecured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe as holder, dated October 1, 2023 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed October 4, 2023).

10.33	Fourth Amendment to Loan Agreement, dated December 31, 2023, between Gregory McCabe and Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 10.33 to our Registration Statement on Form S-1, as amended (File No. 333-269366))

10.34	Fourth Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe, as holder, dated December 31, 2023 (incorporated by reference to Exhibit 10.34 to our Registration Statement on Form S-1, as amended (File No. 333-269366))

10.35	Third Amendment to Unsecured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe as holder, dated December 31, 2023 (incorporated by reference to Exhibit 10.35 to our Registration Statement on Form S-1, as amended (File No. 333-269366))

10.36	Form of Participation Agreement between the each Participant and Next Bridge Hydrocarbons, Inc., dated as of October 6, 2023 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed October 13, 2023 (File No. 333-269366)).†

21.1	List of subsidiaries of Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K, filed July 17, 2024).

23.1	Consent of M&K CPAS, PLLC (independent registered public accountant).*

23.2	Consent of Woodburn and Wedge (included in Exhibit 5.1).**

23.3	Consent of Independent Petroleum Engineers.*

24.1	Power of Attorney (included on the signature pages to the Registration Statement).**

99.1	Report of Independent Petroleum Engineers (incorporated by reference to Exhibit 99.1 to the Annual Report on Form 10-K, filed July 17, 2024).

107	Filing Fee Table.**

†	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant hereby agrees to furnish a copy of any omitted exhibits and schedules to the SEC upon its request.

+	Indicates a management contract or compensatory plan.

*	Filed herewith.

**	Previously filed, and incorporated by reference.

°	To be filed by an amendment to this registration statement on Form S-1.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in our consolidated financial statements or notes thereto.

Item 17. Undertakings.

(a)(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Next Bridge Hydrocarbons, Inc. has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Worth, Texas, on August 27, 2024.

NEXT BRIDGE HYDROCARBONS, INC.

By:	/s/ Gregory McCabe
Name: Gregory McCabe
Title: Chairman and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Gregory McCabe	Chairman and Chief	August 27, 2024
	Gregory McCabe	Executive Officer

	*		August 27, 2024
	Roger Wurtele	Chief Financial Officer

	*		August 27, 2024
	Edward Pocock III	Director

	*		August 27, 2024
	Robert L. Cook	Director

*By:	/s/ Gregory McCabe
Attorney-in-fact